EXHIBIT 4.3

BRIDGE LOAN AGREEMENT

Dated as of December 20, 2007

among

LYONDELLBASELL FINANCE COMPANY, as Borrower,

BASELL AF S.C.A., as the Company,

The GUARANTORS party hereto,

The LENDERS party hereto,

MERRILL LYNCH CAPITAL CORPORATION,
as Administrative Agent,

CITIBANK, N.A.,
as Collateral Agent,

__________________________________________

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

GOLDMAN SACHS CREDIT PARTNERS L.P.

CITIGROUP GLOBAL MARKETS INC.,

ABN AMRO INCORPORATED

and

UBS SECURITIES LLC,

as Joint Lead Arrangers and Bookrunners

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Transaction Coordinator

__________________________________________

Cahill Gordon & Reindel llp
80 Pine Street
New York, NY  10005

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SCHEDULES

Schedule 1.01(a)                            Security Documents
Schedule 1.01(b)                           Security Principles
Schedule 1.01(c)                           Guarantors
Schedule 1.01(f)                            Mortgaged Properties
Schedule 1.01(g)                           Easement Instruments
Schedule 1.01(k)                            Excluded Collateral
Schedule 2.01                                Commitments of Lenders
Schedule 3.08                                Environmental Matters
Schedule 3.11                                Subsidiaries and Other Equity Investments
Schedule 4.01(a)(iii)                      Certain Security Interests and Guarantees
Schedule 4.01(a)(v)(B)                  Local Counsel Jurisdictions
Schedule 6.07                                Website for Notices

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EXHIBITS

Exhibit A                           Assignment and Acceptance
Exhibit B                            Form of Borrowing Request
Exhibit C-1                         Form of Initial Note
Exhibit C-2                         Form of Extended Note
Exhibit D                            Form of Description of Exchange Notes
Exhibit E                            Form of Exchange and Registration Rights Agreement
Exhibit F                            Mandatory Cost Formula
Exhibit G                            Form of Intercreditor Agreement
Exhibit H                            Form of Intercompany Note
Exhibit I                             Accession Letter
Exhibit J                             Form of Foreign Lender Tax Certificate
Exhibit K                            Form of U.S. Legal Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
Exhibit L                            Funds Flow Memorandum
Exhibit M                           Compliance Certificate

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BRIDGE LOAN AGREEMENT dated as of December 20, 2007 (this Agreement), among LYONDELLBASELL FINANCE COMPANY (Borrower), BASELL AF S.C.A. (the Company), the GUARANTORS party hereto from time to time, the LENDERS party hereto from time to time, MERRILL LYNCH CAPITAL CORPORATION, as administrative agent (in such capacity, the Administrative Agent) and CITIBANK, N.A., as collateral agent (in such capacity, the Collateral Agent) for the Lenders and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, GOLDMAN SACHS CREDIT PARTNERS L.P., CITIGROUP GLOBAL MARKETS INC., ABN AMRO INCORPORATED and UBS SECURITIES LLC, as joint lead arrangers and bookrunners (in such capacity, the Joint Lead Arrangers) and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as transaction coordinator (in such capacity, the Transaction Coordinator).

R E C I T A L S :

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of July 16, 2007 (the Merger Agreement) among the Company, BIL Acquisition Holdings Limited (MergerCo) and Lyondell Chemical Company (Lyondell), MergerCo will merge with and into Lyondell (the Merger) with the effect that Lyondell and its subsidiaries will become subsidiaries of the Company (the Acquisition);

WHEREAS, to partially pay the consideration for the Acquisition and the refinancing of certain debt of the Company and its subsidiaries and Lyondell and its subsidiaries (the Refinancing), certain affiliates of Borrower will draw down loans under the Senior Secured Credit Facilities on the Closing Date (as hereinafter defined);

WHEREAS, to refinance certain debt of Lyondell, certain affiliates of Borrower will enter into a securitization facility and the Asset Backed Credit Facilities on the Closing Date;

WHEREAS, it is currently intended that Borrower will issue the Permanent Securities and the proceeds thereof will subsequently be used to repay the Loans;

NOW, THEREFORE, the Lenders are willing to extend credit to Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

Section 1.01.  Defined Terms.

2010 Debentures shall mean the $100,000,000 aggregate principal amount of 10% Debentures due 2010 of Lyondell.

2015 Notes shall mean, collectively, the $615,000,000 aggregate principal amount of 8⅜% Senior Notes due 2015 of the Company and the 500,000,000 aggregate principal amount of 8⅜% Senior Notes due 2015 of the Company.

2027 Notes shall mean the U.S.$300,000,000 aggregate principal amount of 8.10% guaranteed notes due March 15, 2027 issued by Montell Finance Company B.V. (now known as Basell Finance Company B.V.).

Accession Letter shall mean a document substantially in the form set out in Exhibit I, or such other form (if any) as may be agreed between the Administrative Agent and the Loan Parties agent.

Acquired Indebtedness shall mean Indebtedness of a Person or any of its subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation, except for Indebtedness of a Person or any of its subsidiaries that is repaid at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries.

Acquisition shall having the meaning assigned to such term in the recital hereto.

Additional Guarantor shall mean a company which becomes a Guarantor in accordance with Section 5.15.

Administrative Agent shall have the meaning assigned to such term in the preamble to this Agreement.

Affiliate shall mean, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.  The term control shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms controlling and controlled have meanings correlative of the foregoing; provided, however, that none of the Finance Parties or their respective Affiliates shall be deemed to be an Affiliate of the Company.

Agents shall mean the Administrative Agent and the Collateral Agent.

Agreement shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

Agreement Currency shall have the meaning assigned to such term in Section 11.17(b).

Anti-Terrorism Laws shall mean:

(a)           the Executive Order No. 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the Executive Order);

(b)           the Patriot Act;

(c)           the Money Laundering Control Act of 1986, Public Law 99-570;

(d)           the International Emergency Economic Powers Act, 50 U.S.C. 1701 et seq, and the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq, and any Executive Order or regulation promulgated thereunder and administered by the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury; and

(e)           any similar law enacted in the United States of America subsequent to the date of this Agreement.

Applicable Creditor shall have the meaning assigned to such term in Section 11.17(b).

Applicable Margin shall mean:

(a)           during the period beginning on the Closing Date through and including the day that is 180 days after the Closing Date, 4.625%,

(b)           during the period beginning on the 181st day after the Closing Date through and including the day that is 270 days after the Closing Date, 5.125%, and

(c)           during the period beginning on the 271st day after the Closing Date and thereafter 5.625%;

provided, however, that in the event that a Rate Increasing Event has occurred on or prior to any date that is the first day of any period referred to in (a), (b) or (c) above and is continuing on any such date, the margins specified in clauses (a), (b) and (c) above with respect to any Loans to which such Rate Increasing Event relates shall be increased by 0.5% for the period relating to such date.

Approved Fund shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

Acquisition Agreement means that certain Agreement and Plan of Merger, dated as of July 16, 2007, by and among the Company, BIL Acquisition and Lyondell.

Arco Notes shall mean the $100,000,000 in aggregate principal amount of 10% Debentures due 2010 and $225,000,000 in aggregate principal amount of 9.8% Debentures due 2020, in each case issued by ARCO Chemical Company.

Asset Acquisition shall mean:

(a)           an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or of any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or

(b)           the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

Asset Backed Credit Facilities shall mean:

(1)           the asset based revolving credit agreement dated as of the Closing Date among Lyondell Chemical Company, Equistar Chemicals, LP, Houston Refining LP, Basell USA Inc. and certain subsidiaries of the Company party thereto as co-borrowers from time to time thereunder, the lenders and agents party thereto and Citibank, N.A., as administrative agent and collateral agent;

(2)           any credit facility provided on the basis of the value of inventory, accounts receivable or other current assets (and related documents) or similar instrument, including any similar credit support agreements or guarantees incurred from time to time; and

(3)           any such agreements, instruments or guarantees governing Indebtedness incurred to Refinance any Indebtedness or commitment referred to in (1) and (2) whether by the same or any other lender or group of lenders.

Asset Sale shall mean any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of (a) any Qualified Capital Stock of any Restricted Subsidiary of the Company (other than to qualifying directors or nominal shareholders if required by applicable law or other similar legal requirements); or (b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include

(i)           a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive fair market value as determined in good faith by the Company for the property or assets and the aggregate consideration is less than $75 million,

(ii)           the transfer of accounts receivable and related assets (including contract rights) of the type specified in the definition of Qualified Securitization Transaction to a Securitization Entity for the fair market value thereof,

(iii)           sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of the Company or any of its Restricted Subsidiaries to the extent that such license does not prohibit the Company or any of its Restricted Subsidiaries from using the technologies licensed (other than pursuant to exclusivity or non-competition arrangements negotiated on an arms-length basis) or require the Company or any of its Restricted Subsidiaries to pay any fees for any such use,

(iv)           the sale, lease, conveyance, disposition or other transfer

(A)           of all or substantially all of the assets of the Company as permitted under Section 5.19,

(B)           of any Capital Stock or other ownership interest in or assets or property, including Indebtedness, of an Unrestricted Subsidiary or a Person which is not a subsidiary,

(C)           pursuant to the creation of any Lien or any foreclosure of assets or other remedy provided by applicable law to a creditor of the Company or any subsidiary of the Company with a Lien on such assets, which Lien is permitted under the Loan Documents; provided that such foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with any bankruptcy law,

(D)           involving only cash or Cash Equivalents or inventory in the ordinary course of business or obsolete or worn out property or property that is no longer useful in the conduct of the business of the Company or its Restricted Subsidiaries (in the reasonable and good faith judgment of the board of directors of the Company) in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiaries or

(E)           including only the lease or sublease of any real or personal property in the ordinary course of business,

(v)           the consummation of any transaction in accordance with the terms of Section 5.01 or Section 5.19, and

(vi)           Permitted Investments.

Assignment and Acceptance shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and Borrower (if required by such assignment and acceptance), substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

Attributable Indebtedness shall mean, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof of any liability that would be required to appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

Attorney Costs shall mean and includes all reasonable fees, reasonable out-of-pocket expenses and disbursements of Cahill Gordon & Reindel llp, Allen & Overy LLP and (without duplication) a single external local counsel to the Joint Lead Arrangers in each jurisdiction reasonably determined by the Administrative Agent.

Auditors Determination shall have the meaning given to it in Section 9.12(a)(vi).

Audited Financial Statements shall mean the audited consolidated financial statements of (i) the Companys predecessor, Basell N.V. (now Basell Holdings B.V.), for the fiscal year ended December 31, 2004 and the seven-month period ended July 31, 2005 and (ii) the Company and its subsidiaries, for the period beginning April 20, 2005 and ended December 31, 2005 and the fiscal year ended December 31, 2006.

Basel II shall have the meaning given to it in Section 2.11(a).

Basell Parent Company shall mean any entity of which the Company is a direct or indirect wholly-owned subsidiary (other than shares held by qualifying directors or nominal shareholders if required by applicable law or otherwise due to similar legal requirements).

Blavatnik Group shall mean, collectively:

(a)           Mr. Leonard Blavatnik, his spouse, direct descendents, siblings, parents, children of siblings, or grandchildren, grand nieces and grand nephews, and any other members of the immediate Blavatnik family; or

(b)           any trust or any other entity directly or indirectly controlled by, or for the benefit of, one or more members of the Blavatnik family described above; or

(c)           any trust (a Blavatnik Charitable Trust):

(i)           for the benefit of a charity created by any member of the Blavatnik family described above; or

(ii)           to which any such member of the Blavatnik family is a substantial donor or grantor; or

(d)           the estate, executor, administrator, committee of beneficiaries of any member of the Blavatnik Group listed in paragraphs (a) and (b) of this definition;

provided that, in the case of paragraphs (c)(i) and (c)(ii) of this definition, a member of the Blavatnik Group described in paragraphs (a) or (b) of this definition maintains control thereof.

For purposes of this definition only, control of a Blavatnik Charitable Trust means the possession of the power to direct or cause the direction of management and policies of such Blavatnik Charitable Trust in respect of the issued share capital of the Company owned by such Blavatnik Charitable Trust.

Board shall mean the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

Board of Directors shall mean, as to any Person, the board of directors (or similar governing body) of such Person (or, if such Person is a partnership and does not have a board of directors (or similar governing body), the board of directors (or similar governing body) of such Persons general partner) or any duly authorized committee thereof.

Borrower shall have the meaning assigned to such term in the preamble to this Agreement.

Borrowing shall mean a group of Loans as to which a single Interest Period is in effect.

Borrowing Request shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B.

Business Day shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, are in fact closed in, the state of New York and:

(a)           if such day relates to any interest rate settings as to a Dollar Loan, any fundings, disbursements, settlements and payments in Dollars in respect of any such Dollar Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Dollar Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market; and

(b)           if such day relates to any interest rate settings as to a Euro Loan, any fundings, disbursements, settlements and payments in Euros in respect of any such Euro Loan, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Euro Loan, means a TARGET Day.

Capital Stock shall mean:

(a)           with respect to any Person that is a corporation, any and all shares or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and

(b)           with respect to any Person that is not a corporation, any and all partnership interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, membership or other equity interests of such Person.

Capitalized Lease Obligation shall mean, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

Capitalized Leases shall mean all leases which, in accordance with GAAP, are recorded as capitalized leases; provided that for all purposes hereunder the amount of principal obligations under any Capitalized Lease shall be the Attributable Indebtedness related thereto.

Cash Collateral Account shall mean a blocked account at Citibank, N.A. (or another commercial bank selected in compliance with the Senior Secured Credit Facilities in the name of the Collateral Agent) and otherwise established in a manner reasonably satisfactory to the Collateral Agent.

Cash Equivalents shall mean:

(a)           time deposits or demand deposits in local currencies held by it from time to time in the ordinary course of business,

(b)           an obligation, maturing within two years after the date of its acquisition, issued or guaranteed by the United States of America, Australia, Switzerland, Japan, Canada or any state which was a member state of the European Union on December 31, 2003, or an instrumentality or agency thereof,

(c)           a certificate of deposit or bankers acceptance, maturing within one year after the date of its acquisition, issued by any lender under the Credit Facilities, or a U.S. national or state bank or trust company or a European, Canadian, Australian, Swiss or Japanese bank, in each case having capital, surplus and undivided profits of at least $100,000,000 and whose long-term unsecured debt has a rating of A or better by S&P or A2 or better by Moodys or the equivalent rating by any other nationally recognized rating agency,

(d)           commercial paper, maturing within 365 days after the date of its acquisition, which has a rating of A1 or better by S&P or P1 or better by Moodys, or the equivalent rating by any other nationally recognized rating agency,

(e)           repurchase agreements and reverse repurchase agreements with an outstanding term not in excess of one year after the date of its acquisition with any financial institution which has been elected as a primary government securities dealer by the Federal Reserve Board or in respect of instruments set forth in clauses (c) or (d) above of the credit quality set forth in such applicable clause,

(f)           Money Market preferred stock maturing within six months after the date of its acquisition or municipal bonds issued by a corporation organized under the laws of any state of the United States, Australia, Switzerland, Japan, Canada or any state which was a member state of the European Union on December 31, 2003 or an instrumentality or agency thereof, which has a rating of A or better by S&P or Moodys or the equivalent rating by any other nationally recognized rating agency,

(g)           tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P or Aa2 or better by Moodys or the equivalent rating by any other nationally recognized rating agency, and

(h)           shares of any fund holding assets consisting (except for de minimis amounts) of the type specified in clauses (a) through (g) above.

Casualty Event shall mean any event that gives rise to the receipt by the Company or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property.

Casualty Prepayment Event shall mean any event that gives rise to the receipt by the Company or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property.

Change in Law shall mean the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order or the compliance with any guideline, request or directive from any Governmental Authority (whether or not having the force of law).

Change of Control shall mean the occurrence of any of the following:

(a)           Sponsor ceases to hold legally and beneficially:

(i)           issued share capital having the right to cast at least 51% (or, following a Listing, at least 35%) of the votes capable of being cast in general meetings of the Company; or

(ii)           before a Listing, the right to determine the composition of the majority of the Board of Directors or equivalent body of the Company;

(b)           following a Listing, any Person or group of Persons acting in concert (other than Sponsor) owns, directly or indirectly, a greater percentage of the issued share capital or issued share capital with voting rights of the Company than the Sponsor or, at any time, otherwise acquires control of the Company; or

(c)           the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company, then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved; or

(d)           the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company, or the adoption by the Company of a plan for the liquidation or dissolution of Borrower, other than, in each case, a transaction complying with Section 5.19.

Change of Control Notice shall have the meaning given to it in Section 5.10(b).

Change of Control Price shall have the meaning given to it in Section 5.10(b).

Change of Control Purchase Date shall have the meaning given to it in Section 5.10(b).

Charges shall have the meaning assigned to such term in Section 11.09.

Clean-Up Period shall have the meaning given to it in Section 7.02(b).

Closing Date shall mean the first date on which all of the conditions precedent in Article 4 are satisfied or waived and any Loans are drawn.

Code shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, and rules and regulations related thereto.

Collateral shall mean, collectively, all assets and property of the Company and its subsidiaries that are from time to time subject to, or required to be subject to, a Lien pursuant to the Security Documents.

Collateral Agent shall have the meaning assigned to such term in the preamble to this Agreement.

Collateral and Guarantee Requirement shall mean, at any time, the requirement that, subject to the Security Principles:

(a)           the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) or subsequent to the Closing Date pursuant to Sections 5.15 or 5.17 at such time, duly executed by each Loan Party party thereto;

(b)           all Loan Party Obligations shall have been unconditionally guaranteed (together, the Guaranties) by (x) on the Closing Date, the Company, each Borrower and each Restricted Subsidiary set forth on Schedule 1.01(c) and (y) after the Closing Date, by each Material Subsidiary (each, a Guarantor), in each case to the extent permitted by applicable law, regulation and contractual provision and to the extent such guarantee would not result in material adverse tax consequences and would not result in a material qualification (including any going concern or like qualification) in such Guarantors audit report, in each case, as reasonably determined by the Company;

(c)           the Guarantees shall have been secured by, subject to the Intercreditor Agreement, the Legal Reservations and the Perfection Requirements, a second-priority security interest to the extent legally possible and to the extent required by the Security Documents in all Equity Interests of (i) each Wholly Owned Domestic Subsidiary of a Guarantor domiciled in the U.S. and (ii) each material Wholly Owned Foreign Subsidiary of any Guarantor (other than the Parent Guarantor), in each instance, (other than, in each case, the Equity Interests of Basell Capital Corporation, LyondellBasell Receivables I, LLC or any other securitization entity) only to the extent directly owned by the relevant Guarantor;

(d)           except as set forth on Schedule 1.01(k), to the extent otherwise permitted hereunder or under any Security Document and to the extent legally possible and to the extent required by the Security Documents, the Guarantees shall have been secured by a second-priority security interest in, and mortgages on, substantially all tangible and intangible assets of the Company and each other Guarantor (including accounts (other than the Equity Interests not referred to in (c) above but including accounts receivable subject to Receivables Financing) or any Securitization Transactions), inventory (other than inventory subject to any Asset Backed Credit Facility or Receivables Financing not prohibited by this Agreement), equipment, investment property, contract rights, intellectual property, other general intangibles, material owned or ground leased Real Property, intercompany notes and proceeds of the foregoing), in each case, subject to the Legal Reservations and the perfection Requirements, with the priority required by the Security Documents; provided that security interests in Real Property shall be limited to the Mortgaged Properties;

(e)           none of the Collateral shall be subject to any Liens other than Liens permitted by Section 5.14; and

(f)           the Collateral Agent shall have received (i) counterparts of a Mortgage or appropriate security interest with respect to each owned or ground leased Real Property or Easement Instrument described on Schedule 1.01(f) or required to be delivered pursuant to Sections 4.01, 5.15 or 5.17 at such time (the Mortgaged Properties) duly executed and delivered by the record owner of such Real Property or, in the case of Real Property subject to a ground lease, the tenant holding the leasehold interest in such Real Property; provided, however, that with respect to any Mortgaged Property subject to a ground lease, the Loan Party holding the tenants interest therein shall not be required to deliver a Mortgage with regard to any ground lease for which a consent must be obtained, (ii) in respect of any Real Property located in the United States other than any Excluded Easements, a Title Policy or Title Policies issued by the Title Company (each as defined in the Senior Secured Credit Facilities) insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 5.14, (iii) in respect of any Mortgaged Property located outside the United States, evidence that the Administrative Agent may reasonably request that the Mortgage or other appropriate security interest constitutes subject to the Intercreditor Agreement, the Legal Reservations and the Perfection Requirements a second-priority security interest in respect of the relevant Real Property and that the record owner of such Mortgaged Property holds good title to it and (iv) such Surveys, abstracts, certificates, title documents, existing appraisals, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property, in each case in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent.  Excluded Easements shall mean those pipeline easements and other similar Real Property owned by Equistar Chemicals, L.P. that are not situated within a plant or other facility that is (1) described on Schedule 1.01(f) and (2) with respect to which the Collateral Agent is obtaining a Title Policy as contemplated in this clause (f).  Easement Instrument means any instrument, agreement or understanding pursuant to which an interest in land is created, including without limitation, each of the instruments and agreements described or referenced on Scheduel 1.01(g).

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, (i) assets for which creation or perfection of security interests is not required pursuant to the Security Documents and (ii) assets as to which the Administrative Agent under the Senior Secured Credit Facilities and the Borrowers Agent under the Senior Secured Credit Facilities reasonably determine that the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in relation to the benefits to be obtained by the Lenders therefrom.  The Administrative Agent shall grant extensions of time for the perfection of security interests in or the obtaining of title insurance or other items required by the Collateral and Guarantee Requirement with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where the Administrative Agent under the Senior Secured Credit Facilities determines, in consultation with the Company, that perfection cannot be accomplished using commercially reasonable efforts by the time or times at which it would otherwise be required by the Senior Secured Credit Facilities or the Security Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent under the Senior Secured Credit Facilities and the Company in relation to the Senior Secured Credit Facilities and as may be further agreed by the.

Commitment Papers shall mean (a) the amended and restated Project Hugo Commitment Letter dated as of October 29, 2007, between the Company and the Joint Lead Arrangers other than UBS Securities LLC, (b) the Joinder Agreement dated as of October 29, 2007, between the Company and the Joint Lead Arrangers pursuant to which UBS Securities LLC was joined and became a party to the Commitment Letter referred to in clause (a) of this definition and (c) the Fee Letter.

Commitments shall mean as to any Lender, its obligation to make one or more Initial Loans in Dollars Borrower pursuant to Section 2.01(a) on the Closing Date, in an aggregate amount not to exceed the amount set forth under such Lenders name on Schedule 2.01 opposite the caption Commitment Amount or in the Assignment and Acceptance pursuant to which a Lender acquires its Commitment, as the same may be adjusted pursuant to Sections 2.05 and 11.04.

Common Stock of any Person shall mean any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Persons common stock or other equivalents of corporate stock, whether outstanding on the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock.

Company shall have the meaning assigned to such term in the preamble to this Agreement.

Company Materials shall have the meaning given to it in Section 6.07.

Compliance Certificate shall mean a certificate substantially in the form of Exhibit M.

Consolidated EBITDA shall mean, with respect to any person, for any period, the sum (without duplication) of

(1)           Consolidated Net Income,

(2)           to the extent Consolidated Net Income has been reduced thereby,

(a)	after-tax items classified as extraordinary losses,

(b)	all income taxes of such person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses),

(c)	Consolidated Interest Expense,

(d)	Consolidated Non-cash Charges,

(e)
the amount of net loss resulting from the payment of any premiums or similar amounts that are required to be paid under the terms of the instrument(s) governing any Indebtedness upon the repayment or other extinguishment of such Indebtedness in accordance with the terms of such Indebtedness,

(f)	costs and expenses paid in such period that are related to any expense or cost reductions that have occurred or are associated with the good faith projected cost savings described in clause (3) below,

(g)	management fees and mergers and acquisitions advisory fees paid to the Sponsor during such period, and

(h)	any inventory write-up in connection with purchase accounting in respect of acquisitions (including, without limitation, the Acquisition),

(3)           the amount of net cost savings projected by the Company in good faith to be realized by specified actions taken or to be taken prior to or during such period; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions have been taken or are to be taken within twelve months of the date or determination to take such action and the benefit is expected to be realized within twelve months of taking such action, and (z) the aggregate amount of such cost savings added pursuant to this clause (3) shall not exceed $150 million, all as determined on a consolidated basis for such person and its Restricted Subsidiaries in accordance with GAAP.

Consolidated First Lien Senior Secured Leverage Ratio shall mean the Consolidated Senior Secured Leverage Ratio, but calculated substituting Consolidated First Lien Senior Secured Debt for Indebtedness.

Consolidated First Lien Senior Secured Debt shall mean (a) Consolidated Total Debt secured by a Lien on any assets of the Company or any of its Restricted Subsidiaries (other than (i) any Indebtedness under Asset Backed Credit Facilities, Receivables Financings or Qualified Securitization Transactions not prohibited by this Agreement, (ii) any Loans subject to prepayment out of funds in the Cash Collateral Account and (iii) any Indebtedness secured by a Lien ranking junior to the Lien securing the Obligations under the Senior Secured Credit Facilities on a basis at least as substantially favorable to the lenders thereunder as the basis on which the Lien securing the Loans ranks junior to the Lien securing the Obligations under the Senior Secured Credit Facilities) minus (b) Unrestricted Cash.

Consolidated Fixed Charge Coverage Ratio shall mean, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters ended either on the last day of the quarter immediately prior to the Closing Date or, if later, the last quarter of which shall be the most recent quarter for which financial statements have been provided to Lenders pursuant to Article 6 (the Four Quarter Period) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the Transaction Date) to Consolidated Fixed Charges of such Person for the Four Quarter Period.

(a)           In addition to the foregoing, for purposes of this definition, Consolidated EBITDA and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(i)           the incurrence or repayment or other reduction or discharge of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period;

(ii)           if since the beginning of the four-quarter reference period any Person was designated as an Unrestricted Subsidiary or redesignated as or otherwise became an Unrestricted Subsidiary, such event shall be deemed to have occurred on the first day of the four-quarter reference period; and

(iii)           any Asset Sales or Asset Acquisitions (including any Asset Acquisition giving rise to the need to make such calculation) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

(b)           If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a Person other than the Company or a Restricted Subsidiary of the Company, the preceding paragraph (a) will give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.  Furthermore, in calculating Consolidated Fixed Charges for purposes of determining the denominator (but not the numerator) of this Consolidated Fixed Charge Coverage Ratio:

(i)           interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(ii)          if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(iii)         notwithstanding clause (b)(i) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

Consolidated Fixed Charges shall mean, with respect to any Person for any period, the sum, without duplication, of:

(a)           Consolidated Interest Expense, plus

(b)           the sum of

(i)           the amount of all dividend payments on any series of Preferred Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such Person or to a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period and

(ii)          tax actually paid in cash and attributable to the item referred to in clause (i) above.

Consolidated Interest Expense shall mean, with respect to any Person for any period, the sum of, without duplication:

(a)           the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

(i)           any amortization of debt discount,

(ii)          the net amount paid (or deducting the net amount received) by the Company and its Restricted Subsidiaries in respect of the relevant period under Interest Swap Obligations or Currency Agreements (to the extent, and only to the extent, in respect of interest rate protection),

(iii)         all capitalized interest, and

(iv)         the interest portion of any deferred payment obligation,

but excluding, in each case, any amortization or write-off of deferred financing costs or fees incurred in connection with the incurrence of any Indebtedness or any Qualified Securitization Transaction; and

(b)           the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

Consolidated Leverage Ratio shall mean, with respect to any Person as of any date of determination, the ratio of (1) consolidated Indebtedness of such Person as of the end of the most recent fiscal quarter for which financial statements are available under Sections 6.01 or 6.02 hereof to (2) the aggregate amount of the Consolidated EBITDA of such Person for the period of the most recent four consecutive quarters for which financial statements are available under Sections 6.01 or 6.02 hereof, in each case with such pro forma adjustments to consolidated Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

Consolidated Net Income shall mean, with respect to any Person, for any period, the sum of:

(a)           aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; plus

(b)           cash dividends or distributions paid to such Person or a Restricted Subsidiary of such Person by any other Person (the Payor) other than a Restricted Subsidiary of the referent Person, to the extent not otherwise included in Consolidated Net Income, which have been derived from cash flow of the Payor;

(c)           provided that there shall be excluded therefrom (but only to the extent included in the calculation of the foregoing)

(i)           after-tax gains or losses from Asset Sales or abandonments or reserves relating thereto,

(ii)          after-tax items classified as extraordinary or non-recurring gains or losses (including, for the avoidance of doubt and irrespective of its classification, the effect of any impairment of goodwill arising as a result of the Acquisition) and any gains or losses on the disposal or reversal of impairment losses on assets,

(iii)         the net income of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of the Person or is merged or consolidated with the Person or any Restricted Subsidiary of the Person,

(iv)         the net income (but not loss) of any Restricted Subsidiary of the Person that is not a guarantor to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted; provided, however, that the net income of Restricted Subsidiaries shall only be excluded in any calculation of Consolidated Net Income of the Company as a result of application of this clause (iv) if the restriction on dividends or similar distributions results from consensual restrictions other than any restriction contained in clauses (ii), (iv), (v), (xi), (xvi) and (xvii) of Section 5.09 hereof,

(v)          the net income or loss of any Person, other than a Restricted Subsidiary of the Person, except to the extent of cash dividends or distributions paid to the Person or to a Restricted Subsidiary of the Person by such Person (net of associated tax),

(vi)         any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Closing Date,

(vii)        income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued),

(viii)       in the case of a successor to the Person by consolidation or merger or as a transferee of the referent Persons assets, any earnings or losses of the successor corporation prior to such consolidation, merger or transfer of assets,

(ix)          all dividends received by the Company as described in clause (iv) of the second paragraph of the definition of Indebtedness to the extent the Company is obligated to apply such dividends in the repayment of such Indebtedness, and

(x)       any increase in amortization or depreciation as a result of the receipt of any insurance proceeds from damage to property.

Consolidated Net Tangible Assets shall mean, as of any date, the total amount of assets (less applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries on a consolidated basis, as of the last day of the most recently ended period for which financial statements were delivered pursuant to Sections 6.01 and 6.02, determined in accordance with GAAP, after deducting therefrom (1) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long term debt), and (2) all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other like intangible assets.

Consolidated Non-cash Charges shall mean, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

Consolidated Senior Secured Leverage Ratio shall mean the Consolidated Leverage Ratio, but calculated by excluding all Indebtedness other than Senior Secured Indebtedness.

Consolidated Total Debt shall mean, as of any date, the principal amount of Indebtedness of the Company and its Restricted Subsidiaries that is outstanding on such date and consists of Indebtedness (other than Indebtedness under the Structured Financing Transaction) for borrowed money (adjusted to take into account any liability or receivable arising under any Swap Contract entered into in connection with hedging any currency exposure to such Indebtedness) and Attributable Indebtedness.

Contractual Obligation shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

Contribution Indebtedness shall mean Indebtedness of the Company or the Indebtedness of any Restricted Subsidiary of the Company in an aggregate principal amount not greater than twice the aggregate amount of cash contributions made to the capital of the Company or such Restricted Subsidiary after the Closing Date; provided that:

(1)           if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of the Company or such Restricted Subsidiary, as applicable, the amount in excess shall be Indebtedness with a Stated Maturity later than the Final Maturity Date; and

(2)           such Contribution Indebtedness (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers Certificate on the Incurrence date thereof.

Control shall have the meaning given to it in the definition of Affiliate.

Controlled Foreign Corporation shall mean an entity that is a controlled foreign corporation for purposes of Section 957(a) of the Internal Revenue Code.

Credit Facilities shall mean:

(a)           the Senior Secured Credit Facilities,

(b)           the Asset Backed Credit Facilities,

(c)           any credit agreement (and related document) or similar instrument, including any similar credit support agreements or guarantees, governing other revolving credit, working capital or term Indebtedness incurred from time to time, and

(d)           any such agreements, instruments or guarantees governing Indebtedness incurred to Refinance any Indebtedness or commitments referred to in (a), (b)  and (c) whether by the same or any other lender or group of lenders.

Currency Agreement shall mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement entered into by the Company or any of its Restricted Subsidiaries.

Debt Issuance shall mean the incurrence or issuance of any Indebtedness not permitted hereunder.

Debt Issuance Prepayment Event shall mean the occurrence of a Debt Issuance.

Debtor Relief Laws shall mean the Bankruptcy Code of the United States, the Dutch Bankruptcy Act (Faillissementswet), the German Insolvency Law, the Luxembourg insolvency laws and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, faillissement, surseance van betaling, onderbewindstelling, ontbinding, or similar debtor relief Laws of the United States, The Netherlands , Luxembourg or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (including, in the case of Loan Parties incorporated or organized in England, Wales or Hong Kong, administration, administrative receivership, voluntary arrangement and schemes of arrangement).

Default shall mean an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

Defaulting Lender shall mean any Lender with respect to which a Lender Default is in effect.

Description of Exchange Notes shall mean the description of the terms and conditions of the proposed Senior Second Lien Notes due 2015 of Borrower, substantially in the form of Exhibit D, which notes are intended to refinance the Loans.

Disposition shall mean the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

Disqualified Capital Stock shall mean that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person that is not itself Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of a change of control occurring prior to the Final Maturity Date shall not constitute Disqualified Capital Stock if:

(a)           the change of control provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms set forth in Section 5.10; and

(b)           any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

Notwithstanding the preceding sentence, only the portion of such Capital Stock which so matures or is mandatorily redeemable or is so convertible or exchangeable prior to the Final Maturity Date shall be so deemed Disqualified Capital Stock.  The amount of any Disqualified Capital Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Capital Stock is to be determined pursuant hereto; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Capital Stock as reflected in the most recent financial statements of such Person.

Dollar or $ shall mean lawful money of the United States.

Dollar Borrowing shall mean any Borrowing denominated in Dollars.

Dollar Equivalent shall mean, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in Euro, the equivalent of such amount in Dollars determined by using the rate of exchange quoted by the Administrative Agent in New York, New York at 11:00 a.m. (New York time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York for the spot purchase in the New York foreign exchange market of Dollars with such amount of Euro and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it reasonably deems appropriate.

Dollar Loan shall mean any Loan denominated in Dollars.

Domestic Subsidiary shall mean any subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

Dutch Civil Code shall mean the Dutch Civil Code (Burgerlijk Wetboek).

Dutch Loan Party means a Loan Party incorporated under the laws of or established in The Netherlands.

EMU Legislation shall mean the legislative measures of the European Union Economic and Monetary Union.

Engagement Letter shall mean the amended and restated Project Hugo Engagement Letter dated as of October 29, 2007, between the Company and the Joint Lead Arrangers (including the joinder agreement dated as of October 29, 2007 among the Company and the Joint Lead Arrangers pursuant to which UBS Securities LLC was joined and became a party thereto).

Environment shall mean indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

Environmental Laws shall mean the common law and any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution, the protection of the Environment, the generation, treatment, storage, transport, distribution, handling or recycling of Hazardous Materials or the presence, Release or threat of Release of Hazardous Materials and, to the extent relating to exposure to Hazardous Materials, human health and to workplace health and safety.

Environmental Liability shall mean any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Restricted Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or recycling of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

Environmental Permit shall mean any permit, approval, identification number, license or other authorization required under any Environmental Law.

Equistar Notes shall mean the $150,000,000 in aggregate principal amount of 7.55% Senior Notes due 2026 of Equistar Chemicals L.P.

Equity Interests shall mean, with respect to any Person, all of the Capital Stock of such Person and all warrants, options or other rights to acquire Capital Stock of such Person (including any contribution from Shareholders without any issuance of shares but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

Equity Issuance Prepayment Event shall mean any issuance of Equity Interests in the Company to any Person other than a Loan Party, excluding any issuances to the Sponsor.

Equity Offering shall mean any sale of Qualified Capital Stock of the Company or any capital contribution to the equity of the Company.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

ERISA Affiliate shall mean any trade or business (whether or not incorporated) that is under common control with a Loan Party or any Restricted Subsidiary within the meaning of Section 414 of the Code or Section 4001 of ERISA.

ERISA Event shall mean (a) a Reportable Event with respect to a Pension Plan; (b) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived;  (c) the failure to make by its due date a required contribution under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (d ) a withdrawal by a Loan Party, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (e) a complete or partial withdrawal by a Loan Party, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (f) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer any Pension Plan, in each case where Plan assets are not sufficient to pay all Plan liabilities; (g) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Subsidiary or any ERISA Affiliate; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to a Loan Party or any Restricted Subsidiary.

EURIBOR shall mean, in relation to any Euro Loan, (a) the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, in each case displayed on the appropriate page of the Reuters screen, and (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available for the relevant period of that Loan, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by three major banks selected by the Administrative Agent to leading banks in the European interbank market, at or about 11 a.m. Brussels time on the second full Business Day next preceding the first day of the relevant period in relation to which such rate is calculated.

Euro and shall mean the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

Euro Borrowing shall mean any Borrowing denominated in Euro.

Euro Equivalent shall mean at the time of determination thereof, (a) if such amount is expressed in Euro, such amount, (b) if such amount is expressed in Dollars, the equivalent of such amount in Euro determined by using the rate of exchange quoted by the Administrative Agent in New York, New York at 11:00 a.m. (New York time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York for the spot purchase in the New York foreign exchange market of Euro with such amount of Dollars and (c) if such amount is denominated in any other currency, the equivalent of such amount in Euro as determined by the Administrative Agent using any method of determination it reasonably deems appropriate.

Euro Loan shall mean any Loan denominated in Euro.

Event of Default shall have the meaning assigned to such term in Article 7.

Exchange Act shall mean the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

Exchange and Registration Rights Agreement shall mean the exchange and registration rights agreement, substantially in the form of Exhibit E.

Exchange Documents shall mean the Exchange Note Indenture and the Exchange Notes.

Exchange Note Amount shall mean, with respect to any Net Sale Proceeds with respect to an Asset Sale at any time, an amount equal to the product of (a) such Net Sale Proceeds times (b) a fraction, the numerator of which is the aggregate principal amount of Exchange Notes outstanding at such time and the denominator of which is the sum of (i) the aggregate principal amount of Exchange Notes outstanding at such time and (ii) the aggregate principal amount of Loans outstanding at such time.

Exchange Note Holders shall mean registered holders of the Exchange Notes.

Exchange Note Indenture shall mean the indenture to be entered into relating to the Exchange Notes, having terms and conditions substantially as set forth in the Description of Exchange Notes (with such changes to cure any ambiguity, omission, defect or inconsistency as the Joint Lead Arrangers and the Company shall approve), as the same may be amended, modified or supplemented.

Exchange Note Trustee shall mean the trustee under the Exchange Note Indenture.

Exchange Notes shall mean the securities issued under the Exchange Note Indenture.

Exchange Request shall have the meaning assigned to such term in Section 5.24(b).

Excluded Subsidiary shall mean (a) any subsidiary that is not a Wholly Owned Subsidiary (for so long as such subsidiary remains a non-Wholly Owned Subsidiary), (b) each subsidiary of a Guarantor listed on Schedule 1.01(c) and any successor entity and each subsidiary that is not a Material Subsidiary, in each case, for so long as such subsidiary is not a Material Subsidiary, (c) any subsidiary that is prohibited by applicable Law, or contractual restrictions or any of the other matters referred to in the Security Principles, from guaranteeing the Loan Party Obligations and (d) any other subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Company, the cost or other consequences (including any adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom or which would otherwise contravene the Security Principles.

Excluded Taxes shall mean, in the case of each Lender and Agent,

(a)           taxes imposed on or measured by its net income (or branch profits), and franchise or capital taxes imposed on it in lieu of net income taxes, in each case (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (ii) by reason of any other connection between the jurisdiction imposing such tax and such Agent or Lender (or its applicable Lending Office) other than any connections arising solely from such Agent or Lender (or its applicable Lending Office) having executed, delivered, been a party to, received or perfected a security interest under or performed its obligations under, received payment under or enforced, this Agreement or any other Loan Document, or (iii) under 49 para. 1 Nr. 5 lit. c (aa) of the German Income Tax Act solely by virtue of the Lender having security over German-situs real estate (inlndischen Grundbesitz) or over rights subject to the civil law provisions applicable to real estate (inlndische Rechte, die den Vorschriften des brgerlichen Rechts ber Grundstcke unterliegen),

(b)           in the case of a Foreign Lender or Foreign Agent other than an assignee pursuant to a request by Borrower under Section 2.15,

(i)          with respect to any Loan to Borrower, any U.S. federal withholding tax that is imposed on amounts payable to or for the account of a Foreign Lender pursuant to a law in effect at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.13,

(ii)         any withholding tax that is attributable to such Foreign Lenders failure to comply with Section 2.13(d),

(c)           any withholding tax imposed on payments to a Lender by the German tax authorities under  50a para. 7 German Income Tax Act as in effect at the time such Lender becomes a party hereto by virtue of the Lender having security over German-situs real estate (inlndischen Grundbesitz) or over rights subject to the civil law provisions applicable to real estate (inlndische Rechte, die den Vorschriften des brgerlichen Rechts ber Grundstcke unterliegen), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of an assignment, to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.13; or

(d)           any U.S. federal backup withholding imposed under Section 3406 of the Code.

Existing Notes shall mean, collectively, the 2015 Notes, the 2027 Notes, the 10% Senior Secured Notes due 2013 of Lyondell, the 8% Senior Unsecured Notes due 2014 of Lyondell, the Senior Unsecured Notes due 2014 of Lyondell, the 8% Senior Unsecured Notes due 2016 of Lyondell, the 6.875% Senior Unsecured Notes due 2017 of Lyondell, the 2010 Debentures, the 9.8% Debentures due 2020 of Lyondell, the 10⅛% Senior Unsecured Notes due 2008 of Equistar Chemicals L.P., the 10⅝% Senior Unsecured Notes due 2011 of Equistar Chemicals L.P., the 7.55% Senior Notes due 2026 of Equistar Chemicals L.P., the 7⅝% Senior Notes due 2026 of Millennium America Inc. and the 8% Unsecured Notes due 2009 of Equistar Chemicals L.P., in each case to the extent outstanding on the Closing Date and the 4% Convertible Debentures due 2026 of Millennium Chemicals Inc. (to the extent not converted on the Closing Date).

Extended Loans shall have the meaning assigned to such term in Section 2.01(b).

Extended Notes shall have the meaning assigned to such term in Section 2.06(f).

Extension Date shall mean the date the Initial Loans are converted into Extended Loans pursuant to Section 2.01(b).

Extension Margin shall mean:

(a)            during the period beginning on the Extension Date through and including the day which is 90 days after the Extension Date, 6.125%, and

(b)            during each three-month period thereafter, the Extension Margin for the prior three-month period plus 0.5%;

provided, however, that in the event that a Rate Increasing Event has occurred on or prior to any date that is the first day of any period referred to in (a) or (b) above and is continuing on any such date, the margins specified in clauses (a) and (b) above with respect to any Loans to which such Rate Increasing Event relates shall be increased by 0.5% for the period relating to such date.

Fee Letter shall mean the amended and restated Project Hugo Fee Letter dated as of December 20, 2007, between the Company and the Joint Lead Arrangers.

Fees shall mean all amounts payable pursuant to, or referred to in, Section 2.08.

Final Maturity Date shall mean the eighth anniversary of the Closing Date or, if such date is not a Business Day, the Business Day immediately preceding such eighth anniversary.

Finance Party shall mean the Agents, Lenders and Joint Lead Arrangers.

Financial Indebtedness shall mean (without duplication), at any time, the principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding at such time, referred to in paragraphs (a), (b), (f), (h) and (i) of the definition of Indebtedness (but, as to such clause (i), only in respect of paragraphs (a), (b), (f) and (h) of such definition).

Foreign Lender shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Foreign Plan shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, a Loan Party or any subsidiary with respect to employees employed outside the United States.

Foreign Subsidiary shall mean any direct or indirect Restricted Subsidiary of the Company which is not a Domestic Subsidiary.

Funds Flow Memorandum shall mean the funds flow memorandum substantially in the form attached hereto as Exhibit L containing details of the flow of funds on the Closing Date.

GAAP shall mean generally accepted accounting principles in the United States of America as in effect on the Closing Date as adopted by the Company, except as otherwise set forth in Article 6; provided that the Company may make a one-time election to switch to International Financial Reporting Standards, if permitted to do so by the SEC in its filings with the SEC.  All ratios and calculations based on GAAP contained in this Agreement shall be computed in conformity with GAAP unless this Agreement otherwise provides.

German Guarantor shall have the meaning given to it in Section 9.12(a).

GmbH-Act shall have the meaning assigned to it in Section 9.12(a)(iii)(B).

Governmental Authority shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Group shall mean the Company and its subsidiaries from time to time, including, on and from the Closing Date, Lyondell and its subsidiaries.

Guaranteed Obligations shall have the meaning given to it in Section 9.01

Guarantor shall mean each Parent Guarantor, each Person listed on Schedule 1.01(c) and each Additional Guarantor; provided that upon the release and discharge of such Person from such guarantee in accordance with this Agreement, such Person shall cease to be a Guarantor.

Hazardous Materials shall mean all materials, chemicals, substances, wastes, pollutants, contaminants, constituents and compounds of any nature or in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or mold that are regulated pursuant to, or can give rise to liability under, any applicable Environmental Law.

Hedging Obligations shall mean, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) forward foreign exchange contracts or currency swap agreements, (iii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency values, (iv) commodity price protection agreements or commodity price hedging agreements designed to manage fluctuations in prices or costs of raw materials, manufactured products or related commodities and (v) emissions rights trading agreements.

Holders shall mean the Lenders and the Exchange Note Holders.

Holding Company shall mean, in relation to a company, corporation or other legal entity, any other company, corporation or other legal entity in respect of which the former company, corporation or other legal entity is a Subsidiary.

Indebtedness shall mean with respect to any Person, without duplication,

(a)           all Obligations of such Person for borrowed money,

(b)           all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(c)           all Capitalized Lease Obligations of such Person,

(d)           all Obligations of such Person issued or assumed as the deferred purchase price of property that is due more than six months after taking delivery of such property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted),

(e)           all Obligations for the reimbursement of any obligor on any letter of credit, bankers acceptance or similar credit transaction,

(f)           guarantees in respect of Indebtedness referred to in clauses (a) through (e) above and clause (h) below,

(g)           all Obligations of any other Person of the type referred to in clauses (a) through (f) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured,

(h)           all net Obligations under Currency Agreements and Interest Swap Obligations of such Person,

(i)           all Receivables Financings and obligations under Asset Backed Credit Facilities, and

(j)           all Disqualified Capital Stock issued by such Person and Preferred Stock issued by Restricted Subsidiaries of such Person with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any which, in the case of (d) above, would appear as a liability on the balance sheet of such Person in accordance with GAAP.

For purposes hereof, the maximum fixed repurchase price of any Disqualified Capital Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock or Preferred Stock.

Notwithstanding the foregoing, Indebtedness shall not include:

(i)           advances paid by customers in the ordinary course of business for services or products to be provided or delivered in the future,

(ii)          deferred taxes,

(iii)         unsecured indebtedness of the Company and/or its Restricted Subsidiaries incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by the Company and/or its Restricted Subsidiaries for a three year period beginning on the date of any incurrence of such indebtedness,

(iv)         Indebtedness owed or incurred by any Restricted Subsidiary whose activities are limited to holding shares in Qualified Joint Ventures (but only to the extent that (A) the creditors under the relevant agreement have no recourse to the Company other than such Restricted Subsidiary; and (B) the recourse those creditors have to such Restricted Subsidiary is limited to the proceeds (if any) of dividends received by such Restricted Subsidiary in respect of such Restricted Subsidiarys investment in such Qualified Joint Ventures),

(v)          Limited Recourse Stock Pledge or any non-recourse guarantee given solely to support such pledge,

(vi)         any Indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or government obligations (in an amount sufficient to satisfy all such Indebtedness at the Stated Maturity thereof or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and other applicable terms of the instrument governing such Indebtedness or

(vii)        Indebtedness for which irrevocable notice of redemption has been duly given and for which redemption money in the necessary amount has been irrevocably deposited with the applicable trustee or paying agent in trust for the holders of such Indebtedness.

    Indemnified Taxes shall mean all Taxes other than Excluded Taxes.

Indemnitee shall have the meaning assigned to such term in Section 11.05(b).

Independent Financial Advisor shall mean a firm which, in the judgment of the Board of Directors of the Company, is independent and qualified to perform the task for which it is to be engaged.

Initial Loans shall have the meaning assigned to such term in Section 2.01(a).

Initial Maturity Date shall mean the first anniversary of the Closing Date or, if such date is not a Business Day, the Business Day immediately preceding such first anniversary.

Initial Notes shall have the meaning assigned to such term in Section 2.06(f).

Initial Public Equity Offering shall mean a firm commitment underwritten offering of shares of Capital Stock of the applicable Person (a) registered on an appropriate form under the Securities Act or any similar offering in other jurisdictions or (b) listed on an internationally recognized exchange or traded on an internationally recognized market.

Intercreditor Agreement shall mean the intercreditor agreement, substantially in the form of Exhibit G, dated as of the Closing Date entered into between, among others, the Agents, after the issue of the Permanent Securities, the trustee of the Permanent Securities (or in the case of any other refinancing of this agreement, the equivalent under that other refinancing), certain parties to the Senior Secured Credit Facilities, Borrower and the Company.

Interest Payment Date shall have the meaning assigned to such term in Section 2.09(d).

Interest Period shall mean, as to any Borrowing, the period commencing on the date such Borrowing is disbursed and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect; provided that

(i)       any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)         any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)         the last Interest Period applicable to Initial Loans shall end on the Initial Maturity Date (or, if later, the Extension Date); and

(iv)         no Interest Period shall extend beyond the Final Maturity Date.

Interest Swap Obligations shall mean the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

Investment shall mean, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.  Investment excludes (i) extensions of trade credit, (ii) commissions, loans, advances, fees and compensation paid in the ordinary course of business to officers, directors and employees, and (iii) reimbursement obligations in respect of letters of credit and tender, bid, performance, government contract, surety and appeal bonds, in each case solely with respect to obligations of the Company or any of its Restricted Subsidiaries in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be.  For the purposes of Section 5.01,

(a)           Investment shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company and

(b)           the amount of any Investment in any Person is the original cost of such Investment plus the cost of all additional Investments therein by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment;

provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

IRS shall mean the Internal Revenue Service of the United States.

Joint Lead Arrangers shall have the meaning assigned to such term in the preamble to this Agreement.

Judgment Currency shall have the meaning assigned to such term in Section 11.17.

Laws shall mean, as to any Person, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case binding on such Person or to which such Person or any of its property or assets is subject.

Legal Reservations shall mean:

(a)           the principle that equitable remedies may be granted or refused at the discretion of a court;

(b)           the limitation of enforcement by laws relating to insolvency, reorganization, penalties and other laws generally affecting the rights of creditors;

(c)           the time barring of claims under the statutes of limitation;

(d)           the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void;

(e)           defenses of set-off or counterclaim; and

(f)           principles which are set out in the qualifications as to matters of law in any legal opinion delivered on the Closing Date in connection with this Agreement.

Lender Default shall mean (i) the refusal (which has not been retracted) of a Lender to make available any portion of any Borrowing, or (ii) a Lender having notified in writing Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.04.

Lenders shall mean (a) the financial institutions listed on the signature pages of this Agreement (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) together their respective successors and assigns as permitted hereunder and any Affiliate of any such financial instution, and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance.

Lending Office shall mean, as to any Lender, such office or offices as a Lender may from time to time notify Borrower and the Administrative Agent.

LIBOR shall mean, in relation to any Loan:

(a)           the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Dow Jones Market screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars or Euros (for delivery on the first day of such Interest Period), with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in Dollars or Euros for delivery on the first day of such Interest Period, or

(b)           if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent (acting reasonably) to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars or Euros (for delivery on the first day of such Interest Period), with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in Dollars or Euros for delivery on the first day of such Interest Period, or

(c)           if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars or Euros for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Merrill Lynch Capital Corporation, London Branch and with a term equivalent to such Interest Period would be offered by Merrill Lynch Capital Corporation, London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period.

Lien shall mean any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest), but not including any interests in accounts receivable and related assets conveyed by the Company or any of its subsidiaries in connection with any Qualified Securitization Transaction.

Limited Recourse Stock Pledge shall mean the pledge of the Equity Interests in any joint venture (that is not a Restricted Subsidiary) or any Unrestricted Subsidiary to secure non-recourse debt of such joint venture or Unrestricted Subsidiary, which pledge is made by a Restricted Subsidiary of the Company, the activities of which are solely limited to making and managing Investments, and owning Equity Interests, in such joint venture or Unrestricted Subsidiary, but only for so long as its activities are so limited.

Listing shall mean a listing of all or any part of the share capital of the Company or any of its subsidiaries or any Holding Company of the Company or any of its subsidiaries (excluding Access Industries, Inc., the Sponsor (to the extent not a subsidiary of the Company) and any such Holding Company of the Company or any of its subsidiaries, but in each case only if a majority of the investments of such company are not constituted by the Company or any of its subsidiaries) on any investment exchange or any other sale or issue by way of flotation or public offering or any equivalent circumstances in relation to the Company or any of its subsidiaries or any Holding Company of the Company or any of its subsidiaries (excluding Access Industries, Inc., the Sponsor (to the extent not a subsidiary of the Company) and any such Holding Company of the Company or any of its subsidiaries, but in each case only if a majority of the investments of such company are not constituted by the Company or any of its subsidiaries) in any jurisdiction or country.

Loan Documents shall mean this Agreement, the Security Documents, the Loan Notes (if any), the Exchange Documents, the Exchange and Registration Rights Agreement, the Intercreditor Agreement and the Commitment Papers.

Loan Notes shall mean the Initial Notes and the Extended Notes.

Loan Parties shall mean Borrower, the Company and each other Guarantor.

Loan PartyObligations shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its subsidiaries arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or subsidiary under any Loan Document and (b) the obligation of any Loan Party or subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such subsidiary to the extent originally payable by that Loan Party or subsidiary.

Loans shall mean the Initial Loans and the Extended Loans.

Lyondell shall have the meaning given to it in the introductory paragraph to this Agreement.

Management Agreement shall mean the Management Agreement dated as of December 11, 2007, between, among others, the Company and certain of its subsidiaries and Nell Limited as in effect on the Closing Date.

Management Determination shall have the meaning given to it in Section 9.12(a)(v).

Mandatory Cost shall mean the percentage rate per annum calculated by the Administrative Agent in accordance with Exhibit F.

Margin Loans shall mean the loan originally entered into between, among others, AI Chemical Investments LLC, Merrill Lynch International and Merrill Lynch, Pierce, Fenner & Smith Incorporated on or about August 20, 2007 in order to finance the acquisition of certain shares in the capital of Lyondell (as amended, transferred or novated from time to time (including to certain subsidiaries of the Company)).

Margin Stock shall have the meaning assigned to such term in Regulation U.

Material Adverse Effect shall mean (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Company and its Restricted Subsidiaries (taken as a whole), (b) a material adverse effect on the ability of Borrower or the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which Borrower or any of the Loan Parties is a party or (c) a deficiency in the rights and remedies of the Lenders under the Loan Documents (taken as a whole) which is materially adverse to the Lenders.

Material Subsidiary shall mean at any date of determination, each of the Companys subsidiaries (a) whose total assets at the last day of the relevant fiscal year were equal to or greater than 2.5% of the Total Assets of the Company and the Restricted Subsidiaries at such date or (b) whose EBITDA for the most recently ended fiscal year for which financial statements have been delivered pursuant to Section 6.01(a) is equal to or greater than 2.5% of the Consolidated EBITDA for such fiscal year.

Maximum Rate shall have the meaning given to it in Section 11.09.

Merger Agreement shall have the meaning assigned to such term in the recital hereto.

Moodys shall mean Moodys Investors Service, Inc. and its successors.

Mortgaged Properties shall have the meaning set forth in paragraph (f) of the definition of Collateral and Guarantee Requirement.

Multiemployer Plan shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party, any Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years, has made or been obligated to make contributions or otherwise could reasonably be expected to incur liability.

Net Assets shall have the meaning given to it in Section 9.12.

Net Cash Proceeds shall mean, with respect to any Debt Issuance or any Equity Issuance Prepayment Event, the cash proceeds thereof, net of customary fees, commissions, costs, taxes and other expenses incurred in connection therewith.

Net Casualty Proceeds shall mean Net Proceeds (with respect to a Casualty Event) as defined in the Senior Secured Credit Facilities.

Net Proceeds shall mean (a) Net Sale Proceeds, Net Casualty Proceeds, Net Recovery Proceeds, or Net Cash Proceeds, as applicable or (b) in the case of a Permanent Securities Prepayment Event, the gross proceeds from the issuance of the Permanent Securities minus an amount equal to the amount by which the funding fee exceeds the rebate applicable thereto under the Engagement Letter.

Net Proceeds Offer shall have the meaning assigned to such term in Section 5.11.

Net Recovery Proceeds shall mean 100% of the cash proceeds actually received by the Company or any of its Restricted Subsidiaries from a Recovery Event, net of related fees, taxes and transaction costs properly incurred in achieving any such recovery.

Net Sale Proceeds shall mean, with respect to any Asset Sale, the proceeds (including cash received from the sale of non-cash consideration) in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of

(a)           all out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions),

(b)           taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements,

(c)           repayment of Indebtedness that is required to be repaid in connection with such Asset Sale,

(d)           all distributions and other payments required to be made to minority interest holders in subsidiaries or joint ventures as a result of such Asset Sale or to any other Person (other than the Company or a Restricted Subsidiary of the Company) owning a beneficial interest in the assets disposed of in such Asset Sale;

(e)           the decrease in proceeds from Qualified Securitization Transactions which results from such Asset Sale; and

(f)           appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by, the Company or any Restricted Subsidiary of the Company, after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

Non-Consenting Lender shall have the meaning assigned to such term in Section 2.15(c).

Non-Responsive Lender shall mean, with respect to any amendment, waiver or modification, any Lender who does not respond affirmatively or negatively within 20 Business Days to a request for such amendment, waiver or modification.

Notes shall mean the Loan Notes and the Exchange Notes as originally executed or as they may from time to time be amended pursuant to the applicable provisions hereof.

Notice Deadline shall have the meaning given to it in Section 5.10(b).

Obligations shall mean all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

Organization Documents shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation, association or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

Other Taxes shall mean any and all present or future stamp or documentary taxes or any other excise, property, intangible, mortage recording or similar taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to any Loan Documents.

Overnight Rate shall mean, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate, and (b) with respect to any amount denominated in Euro, the rate of interest per annum at which overnight deposits in Euro, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Merrill Lynch Capital Corporation in the applicable offshore interbank market for such currency to major banks in such interbank market.

Parent shall mean BI S. r.l., a socit responsabilit limite whose registered office is 15-17 Avenue Gaston Diderich, L-1420 Luxembourg.

Parent Guarantors shall mean the Company and Basell Funding S..r.l.

Pari Passu Indebtedness shall mean, in the case of the Loans, any Indebtedness of the Company that ranks equally in right of payment with the Loans and, in the case of the guarantees thereof, any Indebtedness of the applicable Guarantor that ranks equally in right of payment to the guarantee of the Loans of such Guarantor.

Participant shall have the meaning assigned to such term in Section 11.04(c).

Participating Member State shall mean each state so described in any EMU legislation.

Party shall mean a party to this Agreement.

Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001.

Paying Agent shall mean the Person acting as paying agent in respect of the Exchange Notes, as described in the Description of Exchange Notes.

PBGC Settlement shall mean the settlement agreement between Lyondell and the Pension Benefit Guaranty Corporation (or any successor entity) (the PBGC) as amended, modified, restated or replaced from time to time.

Pension Plan shall mean any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Loan Party, any Subsidiary or any ERISA Affiliate or to which any Loan Party, any Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years or with respect to which a Loan Party, Subsidiary or ERISA Affiliate could reasonably be expected to incur liability (including under Section 4063 or 4069 of ERISA).

Perfection Certificate shall mean a certificate in the form of Exhibit G-1 to the Senior Secured Credit Facilities, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

Perfection Requirements means the making or the procuring of the appropriate registrations, filings, endorsements, notarizations, stamping and/or notifications of the Security Documents and/or the Lien created thereunder, to the extent to be made other than by the Company or its subsidiaries.

Permanent Securities shall mean any debt securities issued by Borrower or one of its Affiliates to refinance the Loans or Exchange Notes in whole or in part.

Permanent Securities Prepayment Event shall mean the issuance of any Permanent Securities on or before the first anniversary of the Closing Date.

Permitted Business shall mean any business which is the same, similar, related or complementary to the businesses in which the Company and its Restricted Subsidiaries were engaged on the Closing Date (including, for the avoidance of doubt, following the consummation of the Acquisition), except to the extent that after engaging in any new business, the Company and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in similar lines of business as were conducted by them on the Closing Date.

Permitted Collateral Liens shall mean the following types of Liens:

(a)           Liens on the Collateral (i) to secure the Loans and the Permanent Securities or (ii) to secure other Indebtedness permitted to be incurred pursuant to this Agreement, provided that the assets and properties securing such Indebtedness referred to in this subclause (ii) will also secure the Loans on at least a second ranking basis; provided further that, after giving effect to the incurrence of such Indebtedness referred to in this subclause (ii), prior to the Extension Date, the Consolidated Senior Secured Leverage Ratio is less than 4.0:1 on the date of incurrence and, thereafter, the Consolidated Senior Secured Leverage Ratio is less than 4.25:1 on the date of incurrence;

(b)           Liens on the Collateral securing Indebtedness under the Senior Secured Credit Facilities permitted to be incurred pursuant to Section 5.08(c)(ii) or incremental facilities under the Senior Secured Credit Facilities in an amount not to exceed $1.0 billion prior to the Extension Date and thereafter $2.0 billion, provided that the assets and properties securing such Indebtedness will also secure the Loans;

(c)           Liens on any property or assets of a Restricted Subsidiary of the Company granted in favor of the Company or any of its subsidiaries which are Guarantors; provided that any Liens of the type described in this clause (c) will be subject to the Liens granted and evidenced by the Security Documents;

(d)           Liens securing obligations of the Company or any Restricted Subsidiary of the Company under Hedging Obligations permitted under Section 5.08, provided that each of the parties thereto will have entered into the Intercreditor Agreement and that such Liens may not extend to or cover any assets or property other than the assets and properties that secure the Loans;

(e)           Liens as in effect on the Closing Date securing the 2015 Notes, the Arco Notes and the Equistar Notes;

(f)           any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (e) and clause (g) below; provided that any such extension, renewal or replacement will be no more restrictive in any material respect than the Lien so extended, renewed or replaced and will not extend in any material respect to any additional property or assets; and

(g)           Liens described in clauses (a), (c), (d), (f), (g), (h), (i), (j), (l), (m), (n), (p) (but only in respect of Liens described in clauses (a) and (l)), (q) and (s) through (v) of the definition of Permitted Liens.

Permitted Indebtedness shall have the meaning assigned to such term in Section 5.08(c).

Permitted Investments shall mean:

(a)           Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;

(b)           Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated (other than pursuant to intercompany notes pledged under the Credit Facilities), pursuant to a written agreement, to the Companys obligations under the Loans and this Agreement;

(c)           Investments in cash and Cash Equivalents;

(d)           loans and advances to employees and officers of the Company and its subsidiaries in the ordinary course of business or as required by applicable law or for travel, relocation and related expenses;

(e)           Investments in Unrestricted Subsidiaries or joint ventures not to exceed (A) on or prior to the Extension Date, $250 million and, thereafter, the greater of (i) $500 million and (ii) 2% of Consolidated Net Tangible Assets, plus (B)

(i)           the aggregate amount net of tax withheld at source returned in cash on or with respect to any Investments made in Unrestricted Subsidiaries and joint ventures whether through interest payments, principal payments, dividends or other distributions or payments on account of such Investment,

(ii)          the cash proceeds net of tax withheld at source received by the Company or any Restricted Subsidiary of the Company from the disposition of all or any portion of such Investments (other than to a Restricted Subsidiary of the Company),

(iii)         upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary of the Company, the fair market value of such subsidiary, and

(iv)         Investments in Specified Joint Ventures in an amount not to exceed $20 million;

provided, however, that the net after-tax amount has not been included in Consolidated Net Income for the purpose of calculating clause (iii)(A) of Section 5.01(c);

(f)           Investments in securities received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of the Company or its Restricted Subsidiaries or received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary of the Company or in satisfaction of judgments or in settlement of any litigation or arbitration;

(g)           Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 5.11;

(h)           Investments existing on the Closing Date;

(i)           any Investment by the Company or a wholly owned subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a purchase money note or an equity interest;

(j)           payments to any Basell Parent Company for the purposes described in clause (b)(v) of Section 5.01 which, when aggregated with the payment made under such clause, will not exceed 1.5 million in any fiscal year;

(k)          any Indebtedness of the Company to any of its subsidiaries incurred in connection with the purchase of accounts receivable and related assets by the Company from any such subsidiary which assets are subsequently conveyed by the Company to a Securitization Entity in a Qualified Securitization Transaction;

(l)           Investments through the licensing of technology in a Person that is or will be as a result of such Investment a Qualified Joint Venture;

(m)         purchase of shares of Royal Dutch Shell plc and BASF AG required to satisfy Basell B.V.s obligations under its stock option plans or stock appreciation rights as such plans and rights were in effect on the Closing Date;

(n)          Investments held by any Person (other than an Affiliate of the Company) that becomes a Restricted Subsidiary of the Company; provided that such Investments were not acquired in contemplation of the acquisition of such Person;

(o)          Hedging Obligations entered into in the ordinary course of business and otherwise permitted under this Agreement;

(p)          Limited Recourse Stock Pledges; and

(q)          any Investment in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (q) that are at that time outstanding, not to exceed, on or prior to the Extension Date, $125 million, and thereafter, $250 million (with the fair market value of each such Investment being measured at the time made and without giving effect to subsequent changes in value).

Permitted Liens shall mean the following types of Liens:

(a)           Liens existing on the Closing Date (including the extension, re-issuance or renewal of such Liens);

(b)           Liens securing Indebtedness under Credit Facilities permitted to be incurred pursuant to, and in an amount no greater than that specified in, Section 5.08(c)(ii);

(c)           Liens securing Indebtedness under Asset Backed Credit Facilities permitted by clause (xv) of Section 5.08;

(d)           Liens on any property or assets of a Restricted Subsidiary of the Company that is not a guarantor granted in favor of the Company, a Restricted Subsidiary of the Company that is a guarantor or any wholly-owned Restricted Subsidiary of the Company;

(e)           Liens securing any Capitalized Lease Obligation and Liens to secure Indebtedness (including Capitalized Lease Obligations) permitted by clause (xiv)(B) of Section 5.08 covering only the property or assets acquired with such Indebtedness;

(f)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(g)           statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, employees, pension plan administrators or other like Liens arising in the ordinary course of business of the Company or any Restricted Subsidiary of the Company and with respect to amounts not yet subject to penalties for non-payment or being contested in good faith by appropriate proceedings or Liens arising solely by virtue of any statutory or common law provisions relating to attorneys liens or bankers liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(h)           Liens for taxes, assessments, government charges or claims that are extinguished within 60 days of notice of their existence, are not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings;

(i)           Liens incurred or deposits made to secure the performance of tenders, bids or trade or government contracts, or to secure leases, statutory or regulatory obligations, surety, judgment or appeal bonds, completion guarantee, surety, letters of credit, performance bonds, guarantees or other obligations of a like nature incurred in the ordinary course of business (other than obligations for the payment of borrowed money);

(j)           zoning restrictions, minor survey exceptions, minor encumbrances, easements, licenses, reservations of, or rights of others for, licenses reservations, title defects, rights of others for rights-of-way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions, encroachments and other similar charges, encumbrances or title defects or zoning or other restrictions as to the use of real property or Liens incurred in the ordinary course of business that do not in the aggregate materially interfere with in any material respect the ordinary conduct of the business of the Company and its Restricted Subsidiaries on the properties subject thereto, taken as a whole;

(k)           Liens arising by reason of any judgment, decree or order of any court so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(l)           Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such property or Person is acquired by, merged with or into or consolidated with, the Company or any Restricted Subsidiary of the Company; provided that such Liens (i) do not extend to or cover any property or assets of the Company or any Restricted Subsidiary of the Company other than the property or assets acquired (other than assets and property affixed or appurtenant thereto) or than those of the Person merged into or consolidated with the Company or Restricted Subsidiary of the Company and (ii) were created prior to, and not in connection with or in contemplation of, such acquisition, merger or consolidation;

(m)           Liens securing the Hedging Obligations of the Company or any Restricted Subsidiary of the Company permitted under clause (iv) of Section 5.08 or any collateral for the Indebtedness to which such Hedging Obligations relate;

(n)           Liens incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security or other insurance (including unemployment insurance);

(o)           Liens made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any Restricted Subsidiary of the Company in the ordinary course of business, including rights of offset and set-off;

(p)           any extension, amendment, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (o); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, amended, renewed or replaced and shall not extend to any additional property or assets;

(q)           Liens securing Indebtedness incurred to refinance, refund, extend, renew or replace Indebtedness that has been secured by a Lien permitted by this Agreement; provided that (i) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien plus improvements and accessions to, such property or proceeds or distributions thereof); and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(r)           Liens in favor of the Company or any Restricted Subsidiary of the Company;

(s)           Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person;

(t)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(u)          any interest or title of a lessor in the property subject to any lease other than a Capitalized Lease Obligations;

(v)          Liens upon specific items of inventory or other goods and proceeds of any Person securing such Persons obligations in respect of bankers acceptances issues or credit for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(w)          Liens granted to the Administrative Agent for its compensation and indemnities pursuant to this Agreement;

(x)           lease or subleases or licenses or sublicenses of real property granted in the ordinary course of business to others that do not materially interfere with the ordinary course of business of the Company and the Restricted Subsidiaries of the Company;

(y)          Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed, on or prior to the Extension Date, $125 million and, thereafter, $250 million at any one time outstanding;

(z)           Liens on receivables and assets related thereto incurred in connection with a Qualified Securitization Transaction;

(aa)         Liens over shares in joint-ventures or in any Restricted Subsidiary of the Company acting as a special purpose vehicle with the sole purpose to hold shares in a joint-venture to secure Indebtedness or other obligations of such joint-venture or Restricted Subsidiary of the Company;

(bb)        any netting or set-off arrangements entered into by the Company or any Restricted Subsidiary of the Company in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of the Company or any Restricted Subsidiary of the Company;

(cc)         Liens resulting from any Limited Recourse Stock Pledge;

(dd)        any Lien arising as a result of a sale, transfer or other disposal which is an Asset Sale in compliance with Section 5.11;

(ee)         Liens securing Acquired Indebtedness permitted to be incurred under this Agreement; provided that such Liens were in existence prior to the contemplation of the incurrence of such Indebtedness under this Agreement; and provided further such Liens do not extend to or over any property or assets not subject to such Lien at the time of such incurrence other than any assets acquired thereafter which are required to be pledged pursuant to the terms of such Indebtedness;

(ff)          from and after the first date when the Loans are rated Investment Grade, any Liens other than on any manufacturing facility in the United States and any Member State of the European Union (as it existed on December 31, 2003);

(gg)        Liens arising by reason of deposits necessary to qualify the Issuer or any other Restricted Subsidiary of the Company to conduct business, maintain self insurance or comply with any law and Liens securing the PBGC Settlement; and

(hh)        Permitted Collateral Liens.

Person shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

Plan shall mean any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

Preferred Stock of any Person shall mean any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

Prepayment Event shall mean (a) prior to the Initial Maturity Date, any Debt Issuance Prepayment Event, any Equity Issuance Prepayment Event, any Permanent Securities Prepayment Event, any Casualty Prepayment Event, any Recovery Prepayment Event or any Asset Sale Prepayment Event and (b) thereafter, any Permanent Securities Prepayment Event or any event which would require a Net Proceeds Offer.

Pro Forma Financial Statements shall have the meaning given to it in Section 3.05(a)(i).

Pro Rata Share shall mean, for any Lender at any time, the Euro Equivalent of such Lenders Commitment divided by the Euro Equivalent of the Commitments of all Lenders (or, if the Commitments have been terminated, the Euro Equivalent of the aggregate outstanding principal amount of such Lenders Initial Loans divided by the Euro Equivalent of the aggregate outstanding principal amount of all Initial Loans), all determined at such time.

Process Agent shall have the meaning assigned to such term in Section 11.15(c).

Public Indebtedness shall mean any indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) listed on a recognized securities exchange or (c) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the U.S. Securities Exchange Commission for public resale.

Purchased Loans shall have the meaning given to it in Section 5.10(b).

Qualified Capital Stock shall mean any Capital Stock that is not Disqualified Capital Stock.

Qualified Development Agency Debt shall mean Indebtedness which (a) has a Weighted Average Life to Maturity at least six months after the Final Maturity Date, (b) bears interest at a rate lower than the lowest rate on the Senior Secured Credit Facilities at the date such Indebtedness is incurred, and (c) is issued by, or guaranteed by, a state development bank or like governmental agency or organization.

Qualified Joint Venture shall mean (a) any Person that is not a subsidiary of the Company or any of its Restricted Subsidiaries that the Company or any of its Restricted Subsidiaries has a direct or indirect ownership interest in that is engaged in a Permitted Business or (b) any entity through which the Company has an ownership interest as described in clause (a), in the case of (a) and (b), for which the Sponsor does not hold an ownership interest (other than through its ownership interest in the Company).

Qualified Securitization Transaction shall mean any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer pursuant to customary terms to

(a)           a Securitization Entity or to the Company which subsequently transfers to a Securitization Entity (in the case of a transfer by the Company or any of its subsidiaries) and

(b)           any other Person (in the case of transfer by a Securitization Entity), or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

Following the Initial Public Equity Offering of a Basell Parent Company, references in the foregoing definition to the Company shall be deemed also to refer to such Basell Parent Company.

Quotation Day shall mean, in relation to any period for which an interest rate is to be determined:

(a)           (if the currency is euro) two days in which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euro before the first day of that period; or

(b)           (for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

Rate Increasing Event shall mean with respect to any tranche of the Loans or the Exchange Notes, such Loans or Exchange Notes being rated Caa1 or lower by Moodys or CCC+ or lower by S&P.

Rating Agency shall mean (1) S&P or (2) Moodys or (3) if neither S&P nor Moodys shall exist, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moodys or both, as the case may be.

Real Property shall mean, collectively, all right, title and interest (including any leasehold, easement, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

Receivables Financings shall mean factoring, securitizations of receivables or any other receivables financing (including, without limitation, through the sale of receivables in a factoring arrangement or through the sale of receivables to lenders or to special purpose entities formed to borrow from such lenders against such receivables), whether or not recourse to the Company or any of its Restricted Subsidiaries, including the Asset Backed Credit Facilities secured by receivables described in paragraph (2) of the definition thereof and any other Qualified Securitization Transaction.

Recovery Event shall mean any event that gives rise to the receipt by the Company or any of its Restricted Subsidiaries of proceeds pursuant to or in respect of the Acquisition Agreement or any due diligence report delivered to the Joint Lead Arrangers in connection with the Transactions or any related breach of contract, warranty claim, reliance letter or legal action or proceedings (whether by way of judgment on or settlement of any such claim).

Recovery Prepayment Event shall mean any event or occurrence generating Net Recovery Proceeds for any Loan Party or any Subsidiary thereof.

Refinance shall mean, in respect of any security or Indebtedness, to refinance, extend, renew, refund, replace, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part.  Refinanced and Refinancing shall have correlative meanings.

Refinancing Indebtedness shall mean any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the Fixed Charge Coverage Ratio test set forth in Section 5.08 or Indebtedness described in subclauses (i), (ii)(B), (iii), (x), (xvii), (xviii) or (xix) of Section 5.08(c) in each case that does not

(a)           result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses and fees incurred by the Company in connection with such Refinancing) or

(b)           create Indebtedness with

(i)           a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or

(ii)           a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

(c)       comprise Indebtedness, Disqualified Stock or Preferred Stock of a subsidiary of the Company (other than Borrower) that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company, Borrower or any Guarantor;

provided that if such Indebtedness being Refinanced is subordinated or junior to the Loans, then such Refinancing Indebtedness shall be subordinated on terms at least as favorable to Lenders as those contained in the documentation governing the Indebtedness being Refinanced.

Register shall have the meaning assigned to such term in Section 11.04(b)(iii).

Registrar shall mean the Person acting as Registrar in respect of the Exchange Notes, as described in the Description of Exchange Notes.

Regulation U shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

Related Parties shall mean, with respect to any specified Person, such Persons Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Persons Affiliates.

Release shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment.

Relevant Default shall have the meaning given to it in Section 7.02.

Relevant Interbank Market shall mean, in relation to Euro, the European interbank market and, in relation to any other currency, the London interbank market.

Reportable Event shall mean any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

Required Lenders shall mean, at any date, Holders having or holding Loans or Exchange Notes representing more than 50% of the Dollar Equivalent of all Loans and Exchange Notes outstanding at such date; provided that Loans and Exchange Notes held or deemed held by any Defaulting Lender or Non-Responsive Lender shall be excluded for purposes of making a determination of Required Lenders.

Responsible Officer shall mean the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party (or, if such Loan Party is a partnership, the similar governing body) (including, in the case of each Loan Party other than any Loan Party organized, formed or incorporated in the United States, the authorized number of managing directors or a general attorney or an attorney under a power of attorney of such Loan Party) and, as to any document delivered on the Closing Date, any secretary of such Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

Restricted Investment shall mean an Investment other than a Permitted Investment.

Restricted Payment shall mean to

(a)           declare or pay any dividend or make any distribution, other than dividends or distributions payable in Qualified Capital Stock of the Company and dividends or distributions payable solely to the Company or a Restricted Subsidiary of the Company, and other than pro rata dividends or other distributions made by a Subsidiary that is not a wholly-owned Subsidiary to minority shareholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), on or in respect of shares of the Companys Capital Stock to holders of such Capital Stock,

(b)           purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock,

(c)           make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Loans (other than the purchase, repurchase or other acquisition of Indebtedness of the Company that is subordinate or junior in right of payment to the notes purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition or which is owed to a Restricted Subsidiary of the Company); or

(d)           make any Investment other than Permitted Investments.

Restricted Subsidiary of any Person shall mean any subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

S&P shall mean Standard & Poors Ratings Services or any successor to the rating agency business thereof.

Sale and Leaseback Transaction shall mean any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of the Company of any property, whether owned by the Company or any Restricted Subsidiary of the Company on the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

Same Day Funds shall mean (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Euro, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in Euro.

SEC shall mean the U.S. Securities and Exchange Commission or any successor thereto.

Secured Documents shall mean the Loan Documents and the Finance Documents (as defined in the Senior Secured Credit Facilities).

Secured Party shall mean a Finance Party or a Secured Party (as defined in the Senior Secured Credit Facilities), as the case may be.

Securities Act shall mean the U.S. Securities Act of 1933, as amended from time to time.

Securitization Entity shall mean Basell Capital Corporation, Basell Polyolefins Company, BUBA, LyondellBasell Receivables I LLC and each other entity to which the Company or any subsidiary of the Company transfers accounts receivable or equipment and related assets which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity

(a)           no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

(i)           is guaranteed by the Company or any subsidiary of the Company (other than the Securitization Entity), excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings,

(ii)           is recourse to or obligates the Company or any subsidiary of the Company (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or

(iii)           subjects any property or asset of the Company or any subsidiary of the Company (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable or equipment and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by the Company or any subsidiary of the Company,

(b)           with which neither the Company nor any subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity (other than Standard Securitization Undertakings), and

(c)           to which neither the Company nor any subsidiary of the Company has any obligation to maintain or preserve such entitys financial condition or cause such entity to achieve certain levels of operating results (other than Standard Securitization Undertakings).

Any such designation by the Board of Directors of the Company shall be evidenced to the Lenders by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officers certificate certifying that such designation complied with the foregoing conditions.  Following the Initial Public Equity Offering of a Basell Parent Company, references in the foregoing definition to the Company shall be deemed also to refer to such Basell Parent Company.

Security Documents shall mean the mortgages, pledges, security agreements or similar agreements or related documents pursuant to which Liens are granted on property or assets in favor of the Collateral Agent (on its own behalf and on behalf of the Secured Parties) set forth on Schedule 1.01(a) hereto.

Security Principles shall mean the principles set forth on Schedule 1.01(b).

Senior Secured Credit Facilities shall mean the Credit Agreement dated December 20, 2007 by and between, among others, the company, Citigroup Global Markets Inc., Goldman Sachs Credit Partners, L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, ABN AMRO Incorporated and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and Citicorp North America Inc., as Administrative Agent, Collateral Agent and Swingline Lender, together with the documents related thereto (including any term loans and revolving loans thereunder or which may be split out or refinanced by any separate facility agreement, and any guarantees and security documents), as amended, extended, renewed, replaced, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time including any incremental facility thereunder.

Senior Secured Indebtedness shall mean any Indebtedness secured by a Lien on any assets of the Company or any of its Restricted Subsidiaries and the Lien securing such Indebtedness ranks equally with or prior to the Lien securing the Loans (excluding Indebtedness under Qualified Securitization Transactions, the Asset Backed Credit Facilities and the 2015 Notes).

Significant Subsidiary shall mean any Restricted Subsidiary of the Company which, at the date of determination, is a Significant Subsidiary as such term is defined in Regulation S-X under the Exchange Act, as such regulation is in effect on the Closing Date; provided that in no event shall Significant Subsidiary include any subsidiary that would otherwise be a Significant Subsidiary solely by virtue of the size of a loss it has incurred.

Specified Joint Ventures shall mean Al-Waha Petrochemical Company and Saudi Ethylene and Polyethylene Company.

Sponsor shall mean:

(a)           the Blavatnik Group; and/or

(b)           other funds, limited partnerships or companies managed or controlled by Mr. Leonard Blavatnik including, without limitation, AI Petrochemicals for so long as so managed or controlled.

Standard Securitization Undertakings shall mean representations, warranties, undertakings, covenants and indemnities entered into by the Company or any subsidiary of the Company which are reasonably customary in an accounts receivable securitization transaction.  Following the Initial Public Equity Offering of a Basell Parent Company, references in the foregoing definition to the Company shall be deemed also to refer to such Basell Parent Company.

Stated Maturity shall mean, (i) with respect to any Loan, the Final Maturity Date (unless the Loans are not converted pursuant to Section 2.01(b), in which case all references shall mean the Initial Maturity Date) and (ii) with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond our control unless such contingency has occurred).

Statutory Reserves Adjustment shall mean, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is one and the denominator of which is one minus any reserve, liquid asset or similar requirement established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

Structured Financing Transaction shall mean the structured financing transaction, as in effect the Closing Date, entered into in July 2007 by the Company and certain of its Restricted Subsidiaries and a European bank pursuant to which Basell Funding issued Dutch certification van aandelen (Certificates) to a special purpose vehicle (BAFB) with respect to 50 fixed-return preferred shares issued by Basell Holdings to Basell Funding for a consideration of 1,000,000,000; the Certificates give BAFB the right to receive from the Company dividends and other distributions that Basell Funding receives from Basell Holdings in relation to the preferred shares; together with a put and call option agreement entered into between the Company and the European bank with respect to the shares of BAFB and pursuant to which, at any time at their respective sole discretion either the Company can call or the European bank can put the shares of BAFB for a purchase price of 1,000,000,000; and the related Swap Contracts in respect of the aforementioned.

Subordinated Indebtedness shall mean (a) with respect to Borrower, any Indebtedness of Borrower that is by its terms subordinated in right of payment to the Loans and the Exchange Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Loans and the Exchange Notes.

subsidiary shall mean with respect to any Person, (a) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries thereof; (b) any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more subsidiaries thereof or such Person and one or more subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions), (3) any partnership (a) the sole general partner of the managing partner of which is such Person or a subsidiary of such Person or (b) the only general partners of which are such Person or one or more subsidiaries of such Person (or any combination thereof) or (4) with respect to the Company, for so long as the Company or any of its Restricted Subsidiaries has a 50% ownership interest in Lyondell Bayer Manufacturing Maasvladle VOF, Lyondell Bayer Manufacturing Maasvlakle VOF.  For the purposes of this Agreement, references to subsidiaries of the Company under this Agreement shall be deemed to include Lyondell and its subsidiaries after giving effect to the Acquisition.

Swap Contract shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, emission rights, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a Master Agreement), including any such obligations or liabilities under any Master Agreement.

TARGET Day shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent in consultation with the Company to be a suitable replacement) is open for the settlement of payments in Euros.

Tax shall mean all present or future tax, duty, levy, impost, deduction, withholding, assessment, fee or other charge imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, whether disputed or not.

Tax Sharing Agreement shall mean the Tax Sharing Agreement dated on or about December 18, 2007 as in effect on the the Closing Date under which the Company and its subsidiaries agree to make payments (the Tax Payments) to Nell Limited; providing for (i) payments of up to 17.5% of the amount of those Dutch or French net operating losses of entities of the Company and its Restricted Subsidiaries that arose in taxable years ending prior to 2007 and that are scheduled thereto (the Qualifying Net Operating Loss Carryovers), (ii) maximum aggregate Tax Payments of not more than $175,000,000 and (iii) any Tax Payment thereunder is to be accompanied by a certificate from independent counsel to the Company or its parent company that (x) such Tax Payment will be used by an indirect U.S.-taxpayer shareholder to pay taxes associated with taxable income of the Company and/or its subsidiaries taxable to such shareholder by reason of such shareholders indirect ownership of the Company and its subsidiaries and (y) as a result of the utilization of Qualifying Net Operating Loss Carryovers by the subsidiaries of the Company, the U.S.-taxpayer shareholders U.S. federal income tax liabilities for such taxable year was increased by an amount equal to such Tax Payment.  Payments under the Tax Sharing Agreement are to be made promptly after the certificate is provided and in any event within 90 days after the end of the fiscal year in which the Qualifying Net Operating Loss Carryovers are used.

Threshold Amount shall mean an amount equal to the lesser of (i) $100,000,000 or (ii) only so long as any of the 2015 Notes are outstanding, 20,000,000 in respect of the Threshold Amount referred to in Section 7.01(e) and 30,000,000 in respect of the Threshold Amount referred to in Section 7.01(h).

Total Assets shall mean, with respect to any Person, total assets of such Persons on a consolidated basis, shown on the most recent balance sheet of such Persons as may be expressly stated without giving effect to amortization of the amount of intangible assets since the Closing Date.

Transaction Documents shall mean the Secured Documents and the Acquisition Agreement.

Transactions shall mean, collectively, the transactions contemplated by this Agreement, any Asset Backed Credit Facilities, any Receivables Financing entered into on the Closing Date, the Senior Secured Credit Facilities, the repayment of certain existing Indebtedness of the Company and its subsidiaries (including the Margin Loans) and Lyondell and its subsidiaries, the Acquisition (including the conversion of the Millennium 4% Convertible Debentures due 2026) and the intercompany transfers of the proceeds of any Asset Backed Credit Facilities or Receivables Financings funded on the Closing Date, the Senior Secured Credit Facilities and the Loans to be made on the Closing Date, and the payment of any fees and expenses in connection therewith.

Unfunded Current Liability shall mean, with respect to any Plan, the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (SFAS 87)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the Closing Date, exceeds the fair market value of the assets allocable thereto.

Uniform Commercial Code or UCC shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

Unpaid Sum shall mean any sum due and payable but unpaid by a Loan Party under the Loan Documents.

Unrestricted Cash shall mean cash and Cash Equivalents, other than as disclosed on the consolidated financial statements of Company as a line item on the balance sheet as restricted cash or similar caption but including cash and Cash Equivalents so disclosed as restricted cash to the extent that such cash and Cash Equivalents are restricted solely on account of being set aside for repayment, defeasing or cash collateralizing Indebtedness included in clause (a) of the definition of Consolidated First Lien Senior Secured Debt (other than cash and Cash Equivalents under the Structured Financing Transaction).

Unrestricted Subsidiary of any Person shall mean:

(a)           any subsidiary of such Person that at the time of determination has been designated an Unrestricted Subsidiary and

(b)           any subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any of its subsidiaries (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary of the Company if:

(i)           such subsidiary does not own any Capital Stock of, or does not own or hold any Lien on any property of, the Company or any other subsidiary of the Company that is not a subsidiary of the subsidiary to be so designated;

(ii)           such designation complies with Section 5.01;

(iii)           each subsidiary to be designated as an Unrestricted Subsidiary and each of its subsidiaries has not at the time of designation, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness under which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries unless otherwise permitted under this Agreement; and

(iv)           if such designation occurs prior to the Extension Date, if such subsidiary is an existing subsidiary, it is not a Material Subsidiary.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(A)           immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 5.08(b);

(B)           immediately before and immediately after giving effect to such designation, no default or Event of Default will have occurred and be continuing;

(C)           any Guarantee by the Company or any Restricted Subsidiary of the Company of any Indebtedness of the subsidiary being so designated shall be deemed an Incurrence of such Indebtedness and an Investment by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; and

(D)           if applicable, the Investment and incurrence of Indebtedness referred to in (B) above would be permitted under the covenants described above under Section 5.01 and Section 5.08.

Any such designation by the Board of Directors of the Company will be evidenced to the Lenders by promptly filing with the Administration Agent a copy of the board resolution approving the designation and an officers certificate certifying that the designation complied with this Agreement.

U.S. or United States shall mean the United States of America.

U.S. Guarantor shall mean a Guarantor incorporated or otherwise organized under the laws of, or of any State (including the District of Columbia) of, the United States.

U.S. Loan Party shall mean an Loan Party incorporated or otherwise organized under the laws of, or of any state (including the District of Columbia) of, the United States.

Voting Stock shall mean any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees (or Persons performing similar functions) of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

Website Lender shall have the meaning given to it in Section 6.11.

Weighted Average Life to Maturity shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)	the then outstanding aggregate principal amount of such Indebtedness by

(b)	the sum of the total of the products obtained by multiplying

(i)	the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(ii)	the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

Wholly Owned Subsidiary shall mean, with respect to any Person, a subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) directors qualifying shares and (y) shares issued to third parties, in each case in a de minimis amount and to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned subsidiaries of such Person.

Section 1.02.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:  (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) the words herein, hereto, hereof and hereunder and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof: (c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears; (d) the term including is by way of example and not limitation; (e) the term documents includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form; (f) in the computation of periods of time from a specified date to a later specified date, the word from means from and including; the words to and until each mean to but excluding; and the word through means to and including; and (g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03.  Effectuation of Transaction.  Each of the representations and warranties of Borrower and the Company contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transaction, unless the context otherwise requires.

Section 1.04.  Accounting Terms.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in accordance with, GAAP, except as otherwise specifically prescribed herein. Unless otherwise stated herein and except with respect to Article 5 and Section 9.12, references to a person with respect to accounting terms or items that appear in such persons financial statements shall be deemed a reference to that person and its subsidiaries on a consolidated basis, except for references to the Company and its Restricted Subsidiaries, which will be deemed references to the Company and Restricted Subsidiaries on a consolidated basis.

(b)           Notwithstanding anything to the contrary herein, for purposes of this Agreement (including in determining compliance with any test or covenant contained herein) with respect to any period during which any specified transaction occurs, the First Lien Senior Secured Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio shall be calculated with respect to such period and such transaction on a pro forma basis.

Section 1.05.  Rounding.  Any financial ratios required to be calculated by the Company pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.06.  References to Agreements, Laws, Etc..  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.07.  Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.08.  Timing of Payment or Performance.  Unless otherwise specified, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.09.  Resolution of Drafting Ambiguities.   Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE 2

THE CREDITS

Section 2.01.  Commitment.

(a)           Subject to the terms and conditions set forth herein, each Lender with a Commitment in Dollars agrees to make a loan denominated in Dollars, in each case to Borrower (each, an Initial Loan and collectively, the Initial Loans) on the Closing Date in a principal amount not to exceed its Commitment.  Amounts repaid in respect of Initial Loans may not be reborrowed.

(b)           Each Lender agrees, if the Initial Loans have not been repaid prior to the Initial Maturity Date, that the then outstanding principal amount of each of its Initial Loans shall automatically be converted, at the option of each such Lender, into either (i) a loan (individually, an Extended Loan and collectively, the Extended Loans) to Borrower on the Initial Maturity Date in an aggregate principal amount equal to the then outstanding principal amount of such Initial Loan or Initial Loans or (ii) Exchange Notes that shall be issued by Borrower upon such election under the Exchange Note Indenture; provided that the initial issuance of Exchange Notes must aggregate not less than $100,000,000 or the Euro Equivalent.  Any Initial Loans with respect to which the applicable Lender has not elected to have converted into Exchange Notes shall be converted into Extended Loans.  Other than as set forth in paragraph (c) below, Extended Loans and Exchange Notes shall be in the same currency as the Initial Loans from which they are converted.

(c)           At the time of the automatic conversion of Initial Loans into Extended Loans or Exchange Notes, as described in Section 2.01(b), Lenders who are affiliates of the Joint Lead Arrangers may, on five (5) days notice to Borrower, elect that all or a portion of the Extended Loans or Exchange Notes held by them, in an amount in the aggregate for all such affiliates up to 50% of the Euro Equivalent of the aggregate principal amount of Extended Loans and Exchange Notes (the Redenomination Limit) be denominated in Euro.  If such election is made, any conversion of Initial Loans denominated in Euro into Extended Loans or Exchange Notes denominated in Dollars shall be made into the Dollar Equivalent of such Euro-denominated Initial Loans.  If an aggregate principal amount of Initial Loans in excess of the Redenomination Limit requests Extended Loans or Exchange Notes be redenominated in Dollars, such redenomination shall be made pro rata among all Lenders requesting such redenomination based on the amount of Initial Loans requested to be redenominated.  Such redenomination shall be conditioned upon the Administrative Agent arranging a Dollar to Euro hedge up to the full amount converted under this Section 2.01(c) for Borrower lasting until the Final Maturity Date provided by any Finance Party at such counterparty's commercial rate then offered to companies of the credit quality of Borrower.

Section 2.02.  Loans and Borrowings.

(a)           The Initial Loans shall be made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lenders failure to make Loans as required.

(b)           Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.

Section 2.03.  Request for Borrowing.  To request the Borrowing of the Initial Loans, Borrower shall notify the Administrative Agent of such request in writing by a Borrowing Request signed by Borrower not later than 12:00 noon, New York time, one (1) Business Day before the date of the proposed Borrowing.  Such Borrowing Request shall be irrevocable.  Each such Borrowing Request shall be consistent with the Funds Flow Memorandum and shall specify the following information:

(a)           the aggregate amount of the requested Borrowing;

(b)           the date of such Borrowing, which shall be a Business Day;

(c)           the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term Interest Period; and

(d)           the location and number of Borrowers account to which funds are to be disbursed.

Promptly following receipt of the Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lenders Loan to be made as part of the requested Borrowing.

Section 2.04.  Funding of Borrowings.

(a)           Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in Dollars or in Euro, in accordance with its Commitments, by noon New York time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to Borrower in accordance with the Borrowing Request.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lenders share of the Initial Loans, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the Initial Loans available to the Administrative Agent, then the applicable Lender and Borrower agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of Borrower, the interest rate applicable to the Loans calculated in accordance with Section 2.09.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lenders Loan included in such Borrowing.

Section 2.05.  Termination of Commitments.  The Commitments will terminate at 5:00 p.m., New York time, on the Closing Date or, if earlier, on February 15, 2008.

Section 2.06.  Repayment of Loans; Evidence of Debt.

(a)           Each Initial Loan then outstanding will mature on the Initial Maturity Date and, to the extent then unpaid, will automatically be converted into, at the option of each Lender, either Extended Loans or Exchange Notes.

(b)           The Extended Loans will mature on the Final Maturity Date.  Each Extended Loan shall bear interest as described in Section 2.09 from the Extension Date until such Loan shall be paid in full or exchanged for an Exchange Note.

(c)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount and currency of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lenders share thereof.

(e)           The entries made in the accounts maintained pursuant to Sections 2.06(c) and 2.06(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error in the reasonable judgment of the Administrative Agent; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)           To the extent requested by any Lender, Borrower shall execute and deliver to such Lender an Initial Note dated the Closing Date, substantially in the form of Exhibit C-1 hereto to evidence the portion of the Initial Loan made by such Lender to Borrower and with appropriate insertions (the Initial Notes).  Unless converted to an Exchange Note and to the extent requested by any Lender, Borrower shall execute and deliver to such Lender an Extended Note dated the Initial Maturity Date substantially in the form of Exhibit C-2 hereto to evidence the Extended Loan made on such date, in the principal amount of the Initial Notes of Borrower held by such Lender on such date and with other appropriate insertions (collectively, the Extended Notes).

(g)           Each Lender will have the option at any time or from time to time after the Initial Maturity Date to receive Exchange Notes in exchange for the Extended Loans of such Lender then outstanding pursuant to Section 2.01(b) of this Agreement; provided that no Exchange Notes shall be issued until Borrower has received requests to issue at least $100.0 million (or the Euro Equivalent) in aggregate principal amount of Exchange Notes.  The principal amount of the Exchange Notes will equal 100% of the aggregate principal amount of the Extended Loans for which they are exchanged.  If a Default shall have occurred and be continuing on the date of such exchange, any notices given or cure periods commenced while the Initial Loans or Extended Loans were outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Notes (with the same effect as if the Exchange Notes had been outstanding as of the actual dates thereof).

Section 2.07.  Prepayment of Loans.

(a)           Voluntary Prepayments.  Subject to Section 2.12 and 2.07(c), Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, in an aggregate principal amount that is an integral multiple of the Euro Equivalent of 1.0 million and not less than the Euro Equivalent of 1.0 million or, if less, the amount outstanding at a prepayment price equal to 100% of principal amount of the Loan or portion thereof being so prepaid, plus accrued and unpaid interest thereon.

(b)           Mandatory Prepayments.  On each occasion that a Prepayment Event occurs (but subject to Sections 2.07(e) and 2.07(f)), Borrower shall, within, one (1) Business Day after the occurrence of a Permanent Securities Prepayment Event, or within five (5) Business Days after the occurrence of any other Prepayment Event, prepay the Loans in an aggregate amount equal to (i) in the case of a Permanent Securities Prepayment Event, 100% of the Net Proceeds therefrom, (ii) in the case of a Debt Issuance Prepayment Event, 100% of the Net Cash Proceeds therefrom, (iii) in the case of an Equity Issuance Prepayment Event, 100% of the Net Cash Proceeds therefrom, (iv) in the case of an Casualty Prepayment Event, 100% of the Net Casualty Proceeds therefrom, and (v) in the case of Recovery Prepayment Event, 100% of the Net Recovery Proceeds therefrom.

(c)           Notice of Prepayments.  Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment of any Borrowing hereunder, three (3) Business Days before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly after it receives any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

(d)           Application to Loans.  (1)  Upon receipt of any amount payable to the Lenders pursuant to Section 2.07(a) or 2.07(b), the Administrative Agent shall distribute such amount in the following order:  first, to the payment of all expenses due and payable to the Agents under Section 11.05; second, to the payment of all expenses due and payable to the Lenders under Section 11.05, ratably among the Lenders in accordance with the aggregate amount of the Euro Equivalents of such payments owed to each such Lender; third, to the payment of interest then due and payable on the Loans, ratably among the Lenders in accordance with the aggregate amount of the Euro Equivalent of interest owed to each such Lender; and fourth, to the payment of the principal amount of the Loans that is then due and payable, ratably among such Lenders in accordance with the Euro Equivalent of the aggregate principal amount owed to each such Lender.

(ii)           Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.

(e)           Application to Other Indebtedness or Equity.  Notwithstanding anything to the contrary in this Agreement, Borrower shall not be obligated to apply Net Proceeds to the prepayment of the Loans (and Borrower shall not be required to apply Net Proceeds to the purchase of Exchange Notes), other than the Net Proceeds of the issuance of the Permanent Securities and the Net Cash Proceeds of any Equity Offering or capital contributions received by the Company, to the extent that such Net Proceeds are required to be and are applied pursuant to the Senior Secured Credit Facilities in satisfaction of obligations under the Senior Secured Credit Facilities.

(f)           Temporary Investment.  Pending the final application of any Net Proceeds pursuant to this Section 2.07 (other than proceeds of Permanent Securities), Borrower or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in Cash Equivalents.

Section 2.08.  Fees.  The Company agrees to pay to the Administrative Agent, for the account of the Persons specified therein, the fees set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the Fees).  All Fees shall be paid on the dates due in immediately available funds and, once paid, shall not be refundable under any circumstances.

Section 2.09.  Interest.

(a)           The unpaid principal amount of each Initial Loan shall bear interest from time to time from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum equal to (i) in the case of Euro Loans, the Applicable Margin plus EURIBOR for the Interest Period in effect at such time, and (ii) in the case of Dollar Loans, the Applicable Margin plus LIBOR for the Interest Period in effect at such time.

(b)           The unpaid principal amount of each Extended Loan shall bear interest for the period from and including the Extension Date to, but excluding, the earlier of the maturity thereof (whether by acceleration or otherwise) and the date of exchange for an Exchange Note, at a rate per annum equal to (i) in the case of Euro Loans, the Extension Margin plus EURIBOR for the Interest Period in effect at such time plus, and (ii) (i) in the case of Dollar Loans, the Extension Margin plus LIBOR for the Interest Period in effect at such time.

(c)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (B) in the case of any other amount, to the extent permitted by applicable law, the rate set forth in clause (A) of this Section 2.09(c)(i); provided that this Section 2.09(c)(i) shall not apply to any payment default that has been waived by the Lenders pursuant to Section 11.08;

(d)           Accrued interest on each Loan shall be payable (i) in respect of each Initial Loan, quarterly in arrears on the last Business Day of each March, June, September and December or, if earlier, on the date that is the last day of each Interest Period, and on the Initial Maturity Date (and, if later, the Extension Date), (ii) in respect of each Extended Loan, in arrears on the last Business Day of each March, June, September and December, following the Initial Maturity Date, on the date on which such Extended Loan is exchanged for an Exchange Note as contemplated hereby and on the Final Maturity Date, (iii) on the date of any prepayment (on the amount prepaid), (iv) at maturity (whether by acceleration or otherwise), and (v) after maturity, on demand (each such date referred to in clauses (i), (ii), (iii), (iv) and (v) being an Interest Payment Date); provided that interest accrued pursuant to Section 2.09(c) shall be payable on demand.

(e)           Notwithstanding the foregoing clauses but without giving effect to any increase in the interest rates (i) pursuant to Section 2.09(c) or (ii) as a result of the occurence of a Rate Increasing Event as described in the provisos contained in the definitions of Applicable Margin and Extension Margin, the interest rate borne by the Loans shall not exceed 12.0% per annum.

(f)           All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  EURIBOR and LIBOR shall be determined by the Administrative Agent, and such determinations shall be prima facie evidence thereof absent manifest error.

Section 2.10.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period:

(a)         the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining EURIBOR or LIBOR for such Interest Period; or

(b)         the Administrative Agent is advised by any Lender that EURIBOR or LIBOR, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining its Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to Borrower by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower that the circumstances giving rise to such notice no longer exist, the affected Borrowing shall bear interest at such rate per annum specified by each affected Lender to represent its cost of funds therefor plus the Applicable Margin on the Extension Margin, as applicable (plus any amount due under Section 2.09(c)).

Section 2.11.  Increased Costs.

(a)           If any Lender determines that as a result of a Change in Law after the Closing Date, or such Lenders compliance therewith, there shall be any increase in the cost to such Lender of agreeing to maintaining any Loans (or, in the case of any Taxes not excluded below, any Loans), or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 2.11(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Excluded Taxes, (ii) reserve requirements contemplated by Section 2.11(c), (iii) the requirements of the European Central Bank reflected in the Mandatory Cost (other than as set forth below) or the Mandatory Cost, as calculated hereunder, does not represent the cost to such Lender of complying with the requirements of the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining of Loans and (iv) the implementation or application of or compliance with the International Convergence of Capital Measurement and Capital Standards, a Revised Framework published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, the Lenders or any of its Affiliates or the Agents or any of its Affiliates)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 2.14), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction or, if applicable, the portion of such cost that is not represented by the Mandatory Cost.

(b)           If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lenders obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lenders desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 2.14), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c)           Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including funds or deposits, additional interest on the unpaid principal amount of each applicable Loan of Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Loans of Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided Borrower shall have received at least fifteen (15) days prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lenders right to demand such compensation.

(e)           If any Lender requests compensation under this Section 2.11, then such Lender will, if requested by Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and providedfurther that nothing in this Section 2.11(e) shall affect or postpone any of the Loan Party Obligations of Borrower or the rights of such Lender pursuant to Section 2.11(a), (b), (c) or (d).

Section 2.12.  Break Funding. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan of Borrower on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)           any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan of Borrower on the date or in the amount notified by Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by Borrower to the Lenders under this Section 2.12, each Lender shall be deemed to have funded each Loan made by it at the rate applicable to such Interest Period for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded.

Section 2.13.  Taxes.

(a)           Except as required by law, any and all payments by the Loan Parties to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any Taxes.  If any Loan Party or other applicable withholding agent shall be required by any Laws to withhold or deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to or for the account of any Agent or any Lender, (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required withholdings or deductions of Indemnified Taxes or Other Taxes (including withholdings or deductions applicable to additional sums payable under this Section 2.13), each Lender receives an amount equal to the sum it would have received had no such withholdings or deductions of Indemnified Taxes or Other Taxes been made, (ii) such Loan Party or other applicable withholding agent (as applicable) shall make such withholdings or deductions, (iii) such Loan Party or other applicable withholding agent (as applicable) shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable Law, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if a Loan Party made the withholding or deduction, such Loan Party shall furnish to the Administrative Agent or affected Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to such Agent or Lender.

(b)           The Loan Parties agree to pay any and all Other Taxes except for any such tax resulting from an assignment or participation by a Lender or Participant (Assignment Tax), but only if such Assignment Taxes result from a connection between the jurisdiction imposing such tax and such Lender or Participant other than any connection arising solely from such Lender or Participant having executed, delivered, been a party to, received or perfected a security interest under or performed its obligations under,  received payment under or enforced, this Agreement or any other Loan Document.

(c)           Each Loan Party jointly and severally agrees to indemnify and hold harmless each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes payable by such Agent or such Lender (including Indemnified Taxes or Other Taxes imposed directly on the Agent or Lender) whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant taxing authority and (ii) any expenses (excluding any Excluded Taxes) arising therefrom or with respect thereto.  A certificate as to the amount of such payment or liability, along with a reasonably detailed description of such payment or liability, delivered to the applicable Loan Party shall be conclusive absent manifest error.

(d)           Each Foreign Lender shall, to the extent it is legally entitled to do so, (v) on or prior to the Closing Date in the case of each Foreign Lender that is a signatory hereto, (w) on or prior to the date of the Assignment and Acceptance pursuant to which such Foreign Lender becomes a Lender, (x) on or prior to the date on which any such form or certification expires or becomes obsolete or incorrect, (y) after the occurrence of any event involving such Foreign Lender that requires a change in the most recent form or certification previously delivered by it to Borrower and the Administrative Agent, and (z) from time to time if reasonably requested by Borrower or the Administrative Agent, provide the Administrative Agent and Borrower with two completed originals of each of the following, as applicable:

(i)       IRS Form W-8ECI (claiming exemption from U.S. federal withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form;

(ii)      IRS Form W-8BEN (claiming exemption from, or a reduction of, U.S. federal withholding tax under an income tax treaty) or any successor form;

(iii)     in the case of a Foreign Lender claiming exemption under Section 871(h) or 881(c) of the Code, an IRS Form W-8BEN or any successor form and a certificate substantially in the form of Exhibit J (to claim exemption from U.S. federal withholding tax under the portfolio interest exemption); or

(iv)     any other applicable form, certificate or document prescribed by the IRS certifying as to such Foreign Lenders entitlement to such exemption from U.S. federal withholding tax or reduced rate with respect to specified payments to be made by Borrower to such Foreign Lender under the Loan Documents.

To the extent it is legally entitled to do so, any Foreign Lender which does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents shall deliver to Administrative Agent and Borrower, on or prior to the date such Foreign Lender becomes a Lender, or on or prior to such later date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable (and on or prior to the date on which any such form or certification expires or becomes obsolete or incorrect, after the occurrence of any event involving such Foreign Lender that requires a change in the most recent form or certification previously delivered by it to Borrower and the Administrative Agent, and from time to time thereafter if reasonably requested by Borrower or Administrative Agent), two completed originals of IRS Form W-8IMY (or any successor forms) properly completed and duly executed by such Foreign Lender, together with all information required to be transmitted with such form, and any other certificate or statement of exemption required under the Code or reasonably requested by Borrower or the Administrative Agent, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender and to establish that such portion may be received without deduction for, or at a reduced rate of, U.S. federal withholding tax (including, if the Foreign Lender is claiming the portfolio interest exemption with respect to one or more of its beneficial owners, a certificate substantially in the form of Exhibit J with respect to such beneficial owners).

In addition to the foregoing, any Lender that is entitled to an exemption from or reduction of withholding tax under the law of any jurisdiction in which Borrower is doing business, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to Borrower and the Administrative Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender has received written notice from Borrower or the Administrative Agent advising it of the availability of such exemption or reduction and supplying all applicable documentation.

The Administrative Agent shall, to the extent it is legally entitled to do so, provide Borrower with, (i) with respect to any amount received on behalf of a Lender, one completed original of IRS Form W-9 or W8-IMY, as applicable, (ii) with respect to any fee received by the Administrative Agent hereunder, one completed original of IRS Form W-9 or applicable W-8 and (iii) any other documentation reasonably requested by Borrower as will permit any payment of such fee to be made without withholding or at a reduced rate of withholding.  Thereafter and from time to time, the Administrative Agent shall, to the extent it is legally entitled to do so, provide Borrower such additional duly completed and signed copies of one or more of such forms (or such successor forms) or documentation on or prior to the date on which any such form or documentation expires or becomes obsolete or incorrect.

(e)           Each Lender that is a United States Person within the meaning of Section 7701(a)(30) of the Code shall, on the date such Lender becomes a party hereto, provide Borrower and the Administrative Agent with two completed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding and shall update such form from time to time if such form expires or becomes obsolete or incorrect.

(f)           Any Lender or Agent claiming any additional amounts or indemnification payments pursuant to this Section 2.13 shall use its reasonable efforts (if requested by Borrower) to change the jurisdiction of its Lending Office or take other steps (in each case, at Borrowers expense) if such a change or other steps would reduce any such additional amounts or indemnification payments (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender or Agent, result in any unreimbursed cost or expense or be otherwise disadvantageous to such Lender or Agent.

(g)           If any Lender or Agent determines, in its sole good faith discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by Borrower pursuant to this Section 2.13, it shall promptly remit the portion of such refund to the applicable Loan Party that will leave it in no better or worse after-tax position (taking into account all out-of-pocket expenses of the Lender or Agent, as the case may be, than if the Indemnified Tax or Other Tax giving rise to such refund had not been imposed in the first instance); provided that the Loan Parties, upon the request of the Lender or Agent, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority.  This clause (g) shall not be construed to require any Lender or Agent to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

Section 2.14.  Matters Applicable to All Requests for Compensation.

(a)           Any Agent or any Lender claiming compensation under Sections 2.10 through 2.13 and Section 2.16 shall deliver a certificate to Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error.  In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)           With respect to any Lenders claim for compensation under Section 2.10, 2.11, 2.13 or 2.16, Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and twenty (120) days prior to the date that such Lender notifies Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 120-day period referred to above shall be extended to include the period of retroactive effect thereof.  If any Lender requests compensation by Borrower under Section 2.11, Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to continue Loans from one Interest Period to another until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 2.14(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)           If the obligation of any Lender to maintain any Loan shall be suspended pursuant to Section 2.14(b)) hereof, such Lenders applicable Loans shall be repaid on the last day(s) of the then current Interest Period(s) for such Loans.

Section 2.15.  Replacement of Lenders.

(a)           If at any time (i) Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 2.11 or 2.13 as a result of any condition described in such Sections or any Lender ceases to maintain any Loans as a result of any condition described in Section 2.11 or Section 2.16, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Company may, on ten (10) Business Days prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.04(b) (with the assignment fee to be paid by the Company in each such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to Borrower to find a replacement Lender or other such Person; and providedfurther that (A) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents and (B) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments.

(b)           Any Lender being replaced pursuant to Section 2.15(a) above shall (i) execute and deliver an Assignment and Acceptance with respect to such Lenders outstanding Loans and participations in respect thereof, and (ii) deliver any Notes evidencing such Loans to Borrower or to the Administrative Agent.  Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lenders outstanding Loans and participations in respect thereof, (B) all obligations of Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Acceptance and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.  In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Acceptance reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c)           In the event that (i) Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 11.08 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a Non-Consenting Lender.

Section 2.16.  Illegality.  If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain its Loans, then such Loans will bear interest at a rate per annum specified by such Lender to represent its cost of funds therefor plus the Applicable Margin plus any amounts due under Section 2.09(c).

Section 2.17.  Payments Generally.

(a)           All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Euro Loans, all payments by Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agents office in Dollars and in Same Day Funds not later than 2:00 p.m. (New York, New York time) on the date specified herein.  Except as otherwise expressly provided herein, all payments by Borrower hereunder with respect to principal and interest on Euro Loans shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agents office in Euro and in Same Day Funds not later than 2:00 p.m. (London time) on the dates specified herein.  If, for any reason, Borrower is prohibited by any Law from making any required payment hereunder in Euro, Borrower shall make such payment in Dollars in the Dollar Amount of the Euro payment amount.  The Administrative Agent will promptly distribute to each Lender its pro rata share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lenders applicable Lending Office.  All payments received by the Administrative Agent (i) after 2:00 p.m. (New York time), in the case of payments in Dollars, or (ii) after 2:00 p.m. (London time) in the case of payments in Euro, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)           If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)           Unless Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that Borrower will not make such payment, the Administrative Agent may assume that Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect.

(d)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to Borrower by the Administrative Agent because the conditions set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)           Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)           Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 2.07(d).  If the Administrative Agent receives funds for application to the Loan Party Obligations under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lenders pro rata share of the principal amount of all Loans outstanding at such time plus accrued interest thereon, in repayment or prepayment of such of the outstanding Loans or other Loan Party Obligations then owing to such Lender.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Agents and the Lenders that:

Section 3.01.  Existence, Qualification and Power; Compliance with Laws.  Subject to Legal Reservations, each Loan Party and each Material Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing, in each case where such concept exists, under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite constitutional, corporate or other similar power and authority to (i) own or lease its material assets and carry on its business substantially as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing, in each case where such concept exists, under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02.  Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, are within such Loan Partys corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Persons Organization Documents; (b) in any material way, conflict with or result in any breach or contravention of or the creation of any Lien under (other than as permitted by Section 5.14), or require any payment to be made under, (i) except payments as set forth in the Funds Flow Memorandum dated the Closing Date and delivered to the Administrative Agent, any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its subsidiaries or (ii) any order in any material way, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject in any material way; or (c) violate any material Law in any material way; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention, violation or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.03.  Governmental Authorization; Other Consents.  Subject to Legal Reservations, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required of a Loan Party in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created under the Security Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except for (i) filings, notices and consents and registrations necessary to perfect the Liens on the Security granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (or, with respect to consummation of the Transaction, will be duly obtained, taken, given or made and will be in full force and effect, in each case within the time period required to be so obtained, taken, given or made); (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iv) those not required in accordance with the Security Principles.

Section 3.04.  Binding Effect.  This Agreement and each other Loan Document dated on or prior to the date this representation is made has been duly executed and delivered by each Loan Party that is a party thereto.  This Agreement and each other Loan Document dated on or prior to the date this representation is made constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, (ii) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries (other than those pledges made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary).

Section 3.05.  Financial Statements; No Material Adverse Effect.

(a)           (i)  The unaudited pro forma consolidated balance sheet of the Company and its subsidiaries as of September 30, 2007 (including the notes thereto) (the Pro Forma Balance Sheet) and the related pro forma consolidated statement of income of the Company and its subsidiaries for the twelve months ended September 30, 2007 (together with the Pro Forma Balance Sheet, the Pro Forma Financial Statements), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on January 1, 2006 in the case of the pro forma consolidated statement of income and September 30, 2007 in the case of the Pro Forma Balance Sheet) to the Transactions.  The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Company to be reasonable as of the date of delivery thereof, and so far as it was then aware, shall present fairly in all material respects on a pro forma basis the estimated financial position of the Company and its subsidiaries as of September 30, 2007 and their estimated results of operations for the period covered thereby, assuming that the events specified in the preceding sentence had actually occurred on January 1, 2006 or September 30, 2007, as applicable.

(ii)           The Audited Financial Statements fairly present in all material respects the financial condition of the Company and its subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.  During the period from December 31, 2006 to and including the Closing Date, there has been (x) no sale, transfer or other disposition by the Company or any of its subsidiaries of any material part of the business or property of the Company or any of its subsidiaries, taken as a whole, and (y) no purchase or other acquisition by the Company or any of its subsidiaries of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Company and its subsidiaries, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders prior to the Closing Date.

(b)           The forecasts of consolidated balance sheets, income statements and cash flow statements of the Company and its subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(c)           The Company and its subsidiaries shall have outstanding no Financial Indebtedness or Disqualified Equity Interests other than (i) the Loans and other Loan Party Obligations, (ii) the loans under the Senior Secured Credit Facilities, (iii) the Existing Notes, (iv) Existing Indebtedness (including letters of credit issued and outstanding on the Closing Date), (E) the Asset Backed Credit Facility, Receivables Financing and Securitization Transactions and (F) liabilities incurred in the ordinary course of business and (b) liabilities disclosed in the Pro Forma Financial Statements, in each case to the extent permitted by Section 5.08.

Section 3.06.  Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its subsidiaries or against any of their properties or revenues that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.07.  Ownership of Property; Liens.

(a)           Each Loan Party and each of its subsidiaries has good record fee simple title (or otherwise holds full legal (and, if applicable, beneficial) ownership under applicable Law) to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except for (x) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and (y) Liens permitted under Section 5.14 and except where the failure to have such title could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           As of the Closing Date, Schedule 7 to the Perfection Certificate dated the Closing Date contains a true and complete list of each interest in material Real Property owned or ground leased by the Loan Parties and describes the type of interest therein held by each such entity.

Section 3.08.  Environmental Matters.

In each case, except as set forth on Schedule 3.08,

(a)           There are no claims, actions, suits, proceedings, demands, notices or, to the knowledge of any Loan Party and each of its subsidiaries, investigations alleging actual or potential liability of any Loan Party or its subsidiaries under or for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Except for items that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Loan Party and each of their respective subsidiaries and each of their Real Property, other assets and operations are in compliance with all applicable Environmental Laws, including all Environmental Permits; (ii) none of the properties currently or, to the knowledge of any Loan Party or any of its subsidiaries, formerly, owned, leased or operated by any Loan Party or any of its subsidiaries is listed or formally proposed for listing on the National Priority List under CERCLA, or the German register of contaminated sites (Altlaster register) or any analogous list maintained pursuant to any Environmental Law; (iii) all asbestos or asbestos-containing material on, at or in any property or facility currently owned, leased or operated by any Loan Party or any of its subsidiaries is in compliance with Environmental Laws; and (iv) there has been no Release of Hazardous Materials by any Person on, at, under or from any property or facility currently or formerly owned, leased or operated by any Loan Party or any of its subsidiaries and there has been no Release of Hazardous Materials by any Loan Party or any of its subsidiaries at any other location.

(c)           The properties and facilities owned, leased or operated by the Loan Parties and their subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require investigation or other response or corrective action under, or (iii) could reasonably be expected to give rise to liability under, Environmental Laws, which violations, actions and/or liabilities, individually or in the aggregate, could, reasonably be expected to result in a Material Adverse Effect.

(d)           None of the Loan Parties or their subsidiaries is undertaking or financing, in whole or in part, either individually or together with other potentially responsible parties, any investigation, response or other corrective action relating to any actual or threatened Release of Hazardous Materials at any property, facility or location pursuant to any Environmental Law except for such investigation, response or other corrective action that, individually or in the aggregate, could not, reasonably be expected to result in a Material Adverse Effect.

(e)           All Hazardous Materials generated, used, treated, handled or stored by any Loan Party or any of their subsidiaries at, or transported by or on behalf of any Loan Party or any of their subsidiaries to or from, any property or facility currently or formerly owned, leased or operated by any Loan Party or any of its subsidiaries have been disposed of in a manner which could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f)           Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties or any of their subsidiaries has contractually assumed, and is not subject or a party to any judgment, order, decree or agreement which imposes, any liability or obligation under or relating to any Environmental Law.

Section 3.09.  Taxes.  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each of the Loan Parties and each of their respective subsidiaries has (i) timely filed all Tax returns required to be filed and all such tax returns are true and correct, (ii) timely paid all Taxes levied or imposed upon it or its properties (whether or not shown on a tax return), and (iii) satisfied all of its Tax withholding obligations; (b) there are no current, pending or threatened audits, examinations or claims with respect to Taxes of any Loan Party or any of their respective subsidiaries and (c) none of the Loan Parties has ever participated in a listed transaction within the meaning of Treasury Regulation Section 1.6011-4.

Section 3.10.  ERISA Compliance.

(a)           Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b)           (i) No ERISA Event has occurred or is reasonably expected to occur and (ii) neither any Loan Party, any subsidiary nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 3.10(b), as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)           Except where noncompliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and (ii) neither any Loan Party nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

Section 3.11.  Subsidiaries; Equity Interests.

As of the Closing Date (after giving effect to any part of the Transaction that is consummated on or prior to the Closing Date), no Loan Party has any subsidiaries other than dormant or inactive entities and those specifically disclosed in Schedule 3.11 hereto, and all of the outstanding Equity Interests owned by the Loan Parties (or a subsidiary of any Loan Party) in such subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party (or a subsidiary of any Loan Party) in such subsidiaries are owned free and clear of all Liens except (i) those created under the Security Documents and (ii) any Lien that is permitted under Section 5.14.  As of the Closing Date, Schedules 1(a) and 10(a) and (b) to the Perfection Certificate set forth the name, jurisdiction and ownership interest of each Loan Party in each direct Domestic Subsidiary or any material Foreign Subsidiary which is not dormant or inactive, including the percentage of such ownership, and no such entities have any direct or indirect Material Subsidiaries.

Section 3.12.  Margin Regulations; Investment Company Act.

(a)           Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(b)           Neither Borrower, nor any Person Controlling Borrower, or any of the subsidiaries of Borrower is or is required to be registered as an investment company under the Investment Company Act of 1940.

Section 3.13.  Disclosure.

As of the Closing Date, to the best of the Loan Parties knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or, as of the Closing Date only, omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 3.14.  [Reserved].

Section 3.15.  Anti-Terrorism Laws.

(a)           To the best knowledge of the Loan Parties organized in the United States, no such Loan Party nor any of its subsidiaries: (i) is, or is controlled by or is acting on behalf of, a Restricted Party; (ii) has received funds or other property from a Restricted Party; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(b)           Each of the Loan Parties organized in the United States and, to the best of such Loan Parties knowledge, each of its subsidiaries has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

Section 3.16.  Intellectual Property; Licenses, Etc.  Each of the Loan Parties and their subsidiaries own, license or otherwise possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, trade secrets, know-how, database rights, design rights and other intellectual property rights (collectively, IP Rights) that are material to the operation of their respective businesses as currently conducted, and, without conflict with the rights of any Person, except to the extent such conflicts could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Loan Parties, the operation of the businesses as currently conducted does not infringe upon any IP Rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation brought against any Loan Party alleging the infringement or misuse of any IP Rights is pending or, to the knowledge of the Loan Parties, threatened against any Loan Party or any of its subsidiaries, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, on and as of the Closing Date (i) each Loan Party owns and possesses the right to use the copyrights, patents and trademarks identified with such Loan Partys name on Schedule 12(a) or 12(b), as applicable, to the Perfection Certificate, and (ii) the registrations listed on Schedule 12(a) and 12(b) are valid and in full force and effect, except, in each case, to the extent failure to own or possess such right to use or of such registrations to be valid and in full force and effect could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.17.  Solvency.

On the Closing Date, the Loan Parties (taken as a whole) after giving effect to the Transaction, are Solvent.

Section 3.18.  Use of Proceeds.  Borrower will use the proceeds of Loans made on the Closing Date solely to finance the Transactions.

Section 3.19.  [Reserved].

Section 3.20.  Security Documents.

(a)           Subject to Legal Reservations, the Security Documents are or in the case of each Security Document delivered pursuant to the Senior Secured Credit Facilities will, upon execution and deliver thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties (or in favor of the relevant Secured Parties directly, as applicable), legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and registration achieved (if applicable), (ii) when all appropriate filings, recordings, endorsements, notarizations, stamping, registrations and/or notifications are made as required under applicable Law and (iii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Security Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral, in each case subject to no Liens other than Liens permitted hereunder.

(b)           When the Security Agreement governed by U.S. Law or a short form thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder (to the extent intended to be created thereby) in the IP Rights to the extent that a security interest can be created under Article 9 of the UCC and can be perfected by the filing of a financing statement in accordance therewith, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of rights of creditors generally and except to the extent that enforcement of rights and remedies set forth therein may be limited by equitable principles (regardless of whether enforcement is considered in a court of law or a proceeding in equity), in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered patents and copyrights acquired by the grantors thereof after the Closing Date).

(c)           Notwithstanding anything herein (including this Section 3.20) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest (other than with respect to those pledges and security interests made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary) in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law.

Section 3.21.  Works Council.

None of the Dutch Loan Parties other than Basell Benelux B.V. has, or is required to have, a (central) works council ((centrale) ondernemingsraad) and there is no (central) works council which under the Dutch Works Councils Act (Wet op de ondernemingsraden) would have the right to give advice in connection with any Loan Document.

ARTICLE 4

CONDITIONS OF LENDING

Section 4.01.  Conditions of Lending.  The obligation of each Lender to fund the Loans on the Closing Date hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agents receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party to the extent such Loan Party is a party thereto, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)       executed counterparts of this Agreement (including all of the Lenders party hereto);

(ii)      an Initial Loan Note executed by Borrower in favor of each Lender that has requested an Initial Loan Note more than three (3) Business Days prior to the Closing Date;

(iii)     except where delivery after the Closing Date is contemplated therein, each Security Document set forth on Schedule 4.01(a)(iii) hereto, duly executed by each Loan Party thereto, together with:

(A)           certificates, if any, representing the Pledged Equity referred to therein accompanied, if applicable, by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank, and

(B)           where appropriate and customary in each relevant jurisdiction where the Guarantors are organized, evidence that all other actions, recordings and filings that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement (and as have been notified to Borrower or its counsel no later than three (3) Business Days prior to the Closing Date) shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iv)     such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require (and as have been notified to Borrower no later than three (3) Business Days before the Closing Date) evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(v)      (A)           the executed legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special U.S. counsel to the Company and certain other Loan Parties, substantially in the form of Exhibit H; and

(B)               the executed legal opinion of local counsel to the Lenders or the Loan Parties, as applicable, in the jurisdictions listed on Schedule 4.01(a)(v)(B), in form and substance reasonably satisfactory to the Administrative Agent;

(C)               a certificate signed by a Company Financial Officer certifying that since the date of the Acquisition Agreement there has been no Material Adverse Change;

(vi)     a certificate signed by a Company Financial Officer attesting to the Solvency of the Loan Parties (taken as a whole) after giving effect to the Transactions, from;

(vii)    except as contemplated by Section 6.14(a) of the Senior Secured Credit Facilities, evidence that all insurance (including title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Collateral Agent has been named as loss payee, mortgagee and additional insured under each insurance policy with respect to such insurance as to which the Collateral Agent shall have requested to be so named;

(viii)   a Borrowing Request relating to the Borrowings made on the Closing Date; and

(ix)      the Intercreditor Agreement, executed and delivered by a duly authorized officer of the applicable Loan Parties and of the Collateral Agent and other agents party thereto;

(b)           prior to or substantially simultaneously with the Loans made on the Closing Date, arrangements reasonably satisfactory to the Joint Lead Arrangers shall have been made to pay all fees and expenses (to the extent invoices for such expenses have been provided at least five (5) Business Days prior to the Closing Date) required to be paid hereunder by the Company or Borrower from the Borrowings made on the Closing Date;

(c)           prior to or substantially simultaneously with the Initial Loans made on the Closing Date, the Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement except for the filing of the merger certificate which shall occur substantially concurrently, without giving effect to any amendments or waivers thereto (excluding any waiver by Lyondell of the conditions set forth in Section 6.3(a)(i) of the Acquisition Agreement) that are materially adverse to the Lenders made without reasonable consent of the Joint Lead Arrangers (such consent not to be unreasonably withheld or delayed), and in compliance with applicable material Laws and regulatory approvals;

(d)           all of the conditions precedent included in Article IV of the Senior Secured Credit Facilities have been satisfied or waived and the Senior Secured Credit Facilities remain in full force and effect;

(e)           the Company and its subsidiaries shall have outstanding no Financial Indebtedness or Disqualified Equity Interests other than (A) the Initial Loan, (B) the loans under the Senior Secured Credit Facilities, (C) the Existing Notes, (D) Existing Indebtedness (including letters of credit issued and outstanding on the Closing Date), and (E) the Asset Backed Credit Facility, Receivables Financing and Securitization Transactions and (F) liabilities incurred in the ordinary course of business and (G) liabilities disclosed in the Pro Forma Financial Statements, in each case to the extent permitted by Section 5.08;

(f)           the Administrative Agent shall have received all documentation and other information mutually agreed to be required by regulatory authorities under applicable know your customer and anti-money laundering rules and regulations, including the Patriot Act.

(g)           The representations and warranties of Borrower and each other Loan Party contained in Article 3 or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date.

(h)           No Default shall exist or would result from such proposed Borrowing or from the application of the proceeds therefrom.

(i)           The Administrative Agent shall have received a Borrowing Request in accordance with the requirements hereof.

ARTICLE 5

GENERAL COVENANTS

Each of Borrower, the Company and each other Loan Party covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, Borrower, the Company and each other Loan Party shall comply with the covenants set forth in this Article 5.

Section 5.01.  Limitation on Restricted Payments.  (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment.

(b)              Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(i)       the payment of any dividend or consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or the giving of a redemption notice if the dividend or redemption would have been permitted on the date of declaration or giving of notice;

(ii)      any Restricted Payments, either (A) solely in exchange for shares of Qualified Capital Stock of the Company or (B) if no Default or Event of Default shall have occurred and be continuing or would be caused thereby, through the application of net cash proceeds of a substantially concurrent Equity Offering (other than to a subsidiary of the Company) or capital contribution received by the Company;

(iii)     the acquisition or repayment of any Indebtedness of the Company that is subordinate or junior in right of payment to the Loans or Disqualified Capital Stock of the Company either (A) solely in exchange for shares of Qualified Capital Stock of the Company, or (B) if no Default or Event of Default shall have occurred and be continuing, through the application of net cash proceeds of (1) a substantially concurrent Equity Offering or (2) incurrence for cash of Refinancing Indebtedness (in the case of (1) or (2), other than to a subsidiary of the Company);

(iv)     beginning on the fifth anniversary of the date on which the 2015 Notes were issued, so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, repurchases by the Company of, or dividends to Parent to permit repurchases by Parent of, Common Stock of the Company or Parent from employees, former employees, directors or former directors of the Company or any of its subsidiaries (or permitted transferees of such persons) or their authorized representatives upon the death, disability or termination of employment of such employees or directors, in an aggregate amount for all periods not to exceed 2.0% of the Capital Stock of the Company from time to time at fair market value at the date of such repurchase;

(v)      payments to Parent for legal, audit, tax and other expenses directly relating to the administration of Parent, including customary compensation payable to the Parents directors and employees, not to exceed 1.5 million in any fiscal year;

(vi)     so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, ongoing service and management fees pursuant to the Management Agreement in an aggregate annual amount not to exceed (x) in respect of any fiscal year in which the Consolidated EBITDA (as defined in the Senior Secured Credit Facilities) of the Company is less than $6.0 billion (the EBITDA Threshold), $25.0 million and (y) in respect of any fiscal year in which the Consolidated EBITDA (as defined in the Senior Secured Credit Facilities) of the Company is greater than the EBITDA Threshold, $30.0 million;

(vii)    cash payments in lieu of issuing fractional shares pursuant to the exercise or conversion of any exercisable or convertible securities;

(viii)   payments or distributions to dissenting shareholders pursuant to applicable law in connection with or in contemplation of the Acquisition or any merger, consolidation or transfer of assets that complies with Section 5.19;

(ix)      payments of dividends on Disqualified Capital Stock issued in accordance with Section 5.08;

(x)       directors fees (including non-executive directors of the Company) or, if the Company is a partnership, directors fees of the general partner of the Company in an amount not to exceed $1.5 million per year;

(xi)      so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of the 2015 Notes upon a Change of Control or an Asset Sale to the extent required by the indenture relating to the 2015 Notes, but only if Borrower (A) in the case of a Change of Control prior to the Initial Maturity Date, has first prepaid all Loans and Loan Notes in accordance with Section 5.10(a) hereof, (B) in the case of a Change of Control on or after the Initial Maturity Date, has first purchased each Loan of each Lender that elects to have such Loan purchased in accordance with Section 5.10(b) hereof, or (C) or in the case of an Asset Sale, has first purchased all Loans in accordance with Section 5.11(d) hereof;

(xii)     any Restricted Payment made to consummate the Acquisition and the fees and expenses related thereto; provided, however, that such Restricted Payments will be excluded in the calculation of the amount of Restricted Payments;

(xiii)    after the Extension Date, so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, (i) prior to Listing, Restricted Payments by the Company in an amount not to exceed $50 million per annum and $200 million in the aggregate, and (ii) following Listing, the payment of dividends on the listed Common Stock at a rate not to exceed 6% per annum of the net cash proceeds received by the Company in connection with such Listing or any subsequent Listing; provided that if such Listing was of the share capital of a Holding Company of the Company, the net proceeds of any such dividend are used to fund a corresponding dividend in equal or greater amount on the share capital of such Holding Company;

(xiv)    dividends or other distributions on Disqualified Capital Stock issued by the Company to the extent such Disqualified Capital Stock constitutes Indebtedness under the indenture and was issued in compliance therewith; provided that prior to the Extension Date, no Restricted Payments may be made pursuant to this Section 5.01(b)(xiv) unless no Default or Event of Default shall have occurred or be continuing;

(xv)     distributions by any Restricted Subsidiary of the Company of chemicals to a holder of Capital Stock of such Restricted Subsidiary if such distributions are made pursuant to a provision in a joint venture agreement or other arrangement entered into in connection with the establishment of such Restricted Subsidiary that requires such holder to pay a price for such chemicals equal to that which would be paid in a comparable transaction negotiated on an arms-length basis (or pursuant to a provision that imposes a substantially equivalent requirement); and

(xvi)    after the Extension Date, payments under the Tax Sharing Agreement.

(c)           In addition to the foregoing, the Company may make Restricted Investments and, after the Extension Date, the Company may make Restricted Payments if at the time of such Restricted Payment or immediately after giving effect thereto:

(i)       no Default or an Event of Default shall have occurred and be continuing or would be caused thereby;

(ii)      the Company is able to incur at least $1.00 of additional Indebtedness other than Permitted Indebtedness in compliance with Section 5.08;

(iii)     the aggregate amount of Restricted Payments made after the Closing Date, including the fair market value as determined reasonably and in good faith by the Board of Directors of the Company of non-cash amounts constituting Restricted Payments, shall not exceed the sum of:

(A)           50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned from the end of the quarter immediately preceding the Closing Date through the last day of the last full fiscal quarter for which financial statements are reported immediately preceding the date the Restricted Payment occurs (the Reference Date) (treating such period as a single accounting period); provided, however, that for purposes of this sub-clause (iii)(A) only, to the extent any amounts that would constitute net income but which have been used to make a Permitted Investment described in clause (e) of the definition thereof, such amounts shall be excluded from Consolidated Net Income; plus

(B)           100% of the aggregate net cash proceeds or the fair market value, as determined in good faith by the Company,  of property other than cash (including Capital Stock) of Persons engaged in a Permitted Business or property used or useful in a Permitted Business received by the Company or its Restricted Subsidiaries from any Person (other than a subsidiary of the Company) from the issuance and sale subsequent to the Closing Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (including Disqualified Capital Stock of the Company that is converted into or exchanged for Qualified Capital Stock of the Company subsequent to the Closing Date) or debt securities of the Company or its Restricted Subsidiaries that are convertible into or exchangeable for Qualified Capital Stock of the Company, but only when and to the extent such debt securities are converted into or exchanged for Qualified Capital Stock of the Company; plus

(C)           without duplication of any amounts included in clause (B) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company; plus

(D)           without duplication of any amounts included in clause (B) above, 100% of the aggregate net cash proceeds of any sales or distributions of the type described in clause (e)(i) or (ii) of the definition of Permitted Investments but only to the extent such net cash proceeds are not utilized in accordance therewith (including Disqualified Capital Stock of the Company that is converted into or exchanged for Qualified Capital Stock of the Company subsequent to the Closing Date).

In determining the aggregate amount of Restricted Payments made subsequent to the Closing Date in accordance with clause (iii) of the immediately preceding paragraph, cash amounts expended pursuant to clauses (i), (ii)(B), (iii)(B)(1), (iv) and (xiii) of paragraph (b) above shall be included in such calculation.

(d)           Not later than the date of making any Restricted Payment pursuant to paragraph (c) or clause (b)(xi), the Company shall deliver to the Administrative Agent an officers certificate stating that such Restricted Payment complies with this Agreement and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Companys quarterly financial statements last provided to the Lenders pursuant to Article 6.

Section 5.02.  Corporate Existence.  The Company shall (a) preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except (x) in a transaction permitted by Section 5.11 or 5.19 and (y) subject to Section 5.19(c)(II)(C), any Restricted Subsidiary may merge and amalgamate, consolidate or amalgamate with any other Restricted Subsidiary and (b) take all reasonable action to maintain all rights, privileges (including its good standing, where such concept exists), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 5.11 or 5.19 or clause (y) of this Section 5.02.

Section 5.03.  Payments of Taxes and Other Claims.  The Company shall timely pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of the taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent the failure to pay or discharge the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04.  Maintenance of Properties and Insurance.  (a)  The Company shall, except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

(b)           The Company shall maintain with reputable insurance companies, insurance with respect to its assets, properties and business against loss or damage to the extent available on commercially reasonable terms of the kinds customarily insured against by Persons of similar size engaged in the same or similar industry, of such types and in such amounts (after giving effect to any self-insurance (including captive industry insurance) reasonable and customary for similarly situated Persons of similar size engaged in the same or similar businesses as the Company and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.  With respect to each Mortgaged Property located in the U.S., obtain flood insurance in such total amount as required by applicable Law, if at any time the area in which any improvements are located on any Mortgaged Property is designated a flood hazard area in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and, if required by law, comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

Section 5.05.  Compliance with Laws.  The Company shall comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except to the extent the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.06.  Anti-Money Laundering.  Each Loan Party will use commercially reasonable efforts to ensure that no funds used to pay the obligations under the Loan Documents are derived from any unlawful activity.

Section 5.07.  Limitations on Transactions with Affiliates.  (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions with, or for the benefit of, any of its Affiliates (each, an Affiliate Transaction) involving aggregate payments or consideration in excess of $10.0 million, other than:

(i)       Affiliate Transactions permitted under the provision described in clause (b) of this Section 5.07; and

(ii)      Affiliate Transactions on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those terms that might reasonably have been obtained in a comparable transaction at such time on an arms length basis by the Company or the relevant Restricted Subsidiary and an unrelated person or, if no such comparable transaction with a person who is not an affiliate is available on terms that are fair from a financial point of view to the Company or such Restricted Subsidiary as certified by an Independent Financial Advisor.

The Board of Directors of the Company and the Board of Directors of the relevant Restricted Subsidiary must approve each Affiliate Transaction to which they are a party that involves aggregate payments or other property with a fair market value in excess of $25.0 million.  This approval must be evidenced by a board resolution that states that the Board of Directors has determined that the transaction complies with the foregoing provisions.  If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction that involves payments or other property with an aggregate fair market value of more than $100 million, then prior to the consummation of the Affiliate Transaction, the parties to such Affiliate Transaction must obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and mail the same to the Agents and the Lenders.

(b)           The restrictions described in the preceding paragraph (a) do not apply to:

(i)       reasonable fees and compensation paid to and employee benefit arrangements, customary insurance and indemnity provided on behalf of, officers, directors, managers, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Companys Board of Directors or senior management;

(ii)       transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by this Agreement;

(iii)     any agreement as in effect as of the Closing Date or any amendment or renewal thereto or any transaction contemplated thereby or in any replacement agreement thereto so long as any such amendment or renewal or replacement agreement is not more disadvantageous to the Lenders (as determined by the Board of Directors of the Company in their reasonable and good faith judgment) in any material respect than the original agreement;

(iv)     Investments of the type described in clauses (d), (e), (j), (l) and (n) in the definition of Permitted Investments and Restricted Payments made in compliance with Section 5.01;

(v)      transactions between any of the Company, any of its subsidiaries and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by this Agreement;

(vi)     transactions with customers, clients, suppliers, distributors or other purchases or sales of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which when taken together are fair to the Company or the Restricted Subsidiaries of the Company as applicable, in the reasonable determination of the board of directors of the Company or the senior management thereof, or are on terms no less favorable as might reasonably have been obtained at such time from an unaffiliated party;

(vii)    transactions with Qualified Joint Ventures entered into in the ordinary course of business and in a manner consistent with past practice;

(viii)   the issuance or sale of any of the Companys Capital Stock (other than Disqualified Capital Stock) or capital contributions received by the Company;

(ix)      transactions entered into between or among the Company or any of its Restricted Subsidiaries and any joint venture, or other Affiliate that would otherwise be subject to this covenant solely because the Company or a Restricted Subsidiary of the Company owns any Capital Stock of or otherwise controls such Person;

(x)       transactions entered into by a Person prior to the time such person becomes a Restricted Subsidiary of the Company or is merged or consolidated into the Company or a Restricted Subsidiary of the Company (provided such transaction is not entered into in contemplation of such event);

(xi)      dividends and distributions to the Company and its Restricted Subsidiaries by any Unrestricted Subsidiary of the Company or joint venture; and

(xii)     transactions entered into between or among the Company or any of its Restricted Subsidiaries and any Affiliate of the Company or any of its Restricted Subsidiaries  that is engaged in a Permitted Business on terms that are no less favorable as might reasonably been obtained as such time from an unaffiliated third party or, if no such comparable transaction with a Person who is not an Affiliate of the Company is available, on terms that are fair from a financial point of view to the Company or such Restricted Subsidiary as certified by an Independent Financial Advisor

Section 5.08.  Limitation on Incurrence of Additional Indebtedness.  (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, incur) any Indebtedness other than Permitted Indebtedness;

(b)           In addition, on and after the Extension Date, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company and its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

(c)           Paragraph (a) and (b) of this Section 5.08 shall not prohibit the incurrence of the following Indebtedness (collectively Permitted Indebtedness):

(i)                 Indebtedness under the Loans and this Agreement in an amount not to exceed $8.0 billion in aggregate principal amount, and the Permanent Securities, in one or more tranches, the indenture relating to the Permanent Securities, if any, and the guarantees thereof and hereof;

(ii)                 (A)  Indebtedness incurred pursuant to the Credit Facilities in an aggregate principal amount not to exceed $12.45 billion at any one time outstanding less the amount of any payments actually made by or on behalf of the Company or its subsidiaries under the Credit Facilities with the proceeds of any Asset Sale (excluding any temporary reduction in revolving credit facilities pending final application of the proceeds in accordance with this Agreement) and (B) if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company and its Restricted Subsidiaries may incur Indebtedness under incremental facilities  under the Senior Secured Credit Facilities in an amount not to exceed $1.0 billion, if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated First Lien Secured Leverage Ratio of the Company is less than 2.5 to 1.0;

(iii)                 other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Closing Date (after giving effect to the Acquisition) reduced by the amount of any prepayments with proceeds of any Asset Sale (excluding any temporary reduction in revolving credit facilities pending final application of the proceeds in accordance with this Agreement);

(iv)                 the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of (A) fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by this Agreement to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided that the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates or (B) managing fluctuations in the price or cost of raw materials, emissions, manufactured products or related commodities; provided that such obligations are entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any of its Restricted Subsidiaries are exposed in the conduct of its business or the management of its liabilities (as determined by the Companys or such Restricted Subsidiarys principal financial officer in the exercise of his or her good faith business judgment);

(v)                 Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company, in each case subject to no Lien held by a person other than the Company or a Restricted Subsidiary of the Company (other than the pledge of intercompany notes under the Credit Facilities); provided that if as of any date any Person other than the Company or a Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than the pledge of intercompany notes under the Credit Facilities), it shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause by the issuer of such Indebtedness on such date;

(vi)                 Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company, in each case subject to no Lien (other than Liens securing intercompany notes pledged under the Credit Facilities); provided that (a) any Indebtedness of the Company to any Restricted Subsidiary of the Company (other than pursuant to intercompany notes pledged under the Credit Facilities) is unsecured and subordinated, pursuant to a written agreement, to the Companys obligations under the Loan Documents and (b) if as of any date any Person other than a Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness (other than pledges of intercompany notes securing the Credit Facilities), it shall be deemed the incurrence of Indebtedness under this clause not constituting Permitted Indebtedness by the Company on such date;

(vii)                 Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, overdrafts, pooling arrangements and money market lines in the ordinary course of business;

(viii)                 Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers compensation or environmental claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(ix)                 Refinancing Indebtedness;

(x)                 Indebtedness arising from agreements of the Company or a subsidiary providing for indemnification, adjustment of purchase price, earn out or similar obligations, in each case, incurred in connection with the disposition of any business, assets or subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the subsidiary in connection with such disposition;

(xi)                 Obligations in respect of bankers acceptances, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided by the Company or any subsidiary of the Company in the ordinary course of business;

(xii)                 Guarantees by the Company or a Restricted Subsidiary of the Company of Indebtedness incurred by the Company or a Restricted Subsidiary of the Company so long as the incurrence of such Indebtedness by the Company or any such Restricted Subsidiary is otherwise permitted by the terms of this Agreement;

(xiii)                 Indebtedness of the Company or any subsidiary of the Company incurred in the ordinary course of business not to exceed, on or prior to the Extension Date, $100 million and, thereafter, $200 million in the aggregate at the date of incurrence, in each case, at any one time outstanding;

(A)           representing Capitalized Lease Obligations or

(B)           constituting Indebtedness incurred to finance the acquisition of, or cost of design, construction, installation or improvement of, property or assets of the Company or any Restricted Subsidiary of the Company used in the business of the Company or any Restricted Subsidiary of the Company; provided, however, that such Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired;

(xiv)               (i) the incurrence by the Company or a Restricted Subsidiary of the Company of Indebtedness pursuant to Asset Backed Credit Facilities secured by inventory not to exceed, in the aggregate for all such Indebtedness, $1.5 billion and (ii) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to the Company or any subsidiary of the Company (except for Standard Securitization Undertakings);

(xv)               Indebtedness of the Company or a Restricted Subsidiary of the Company to any of its subsidiaries incurred in connection with the purchase of accounts receivable and related assets by the Company or such Restricted Subsidiary from any such subsidiary which assets are subsequently conveyed by the Company or such Restricted Subsidiary to a Securitization Entity in a Qualified Securitization Transaction;

(xvi)               Guarantees by the Company or a Restricted Subsidiary of the Company of Indebtedness incurred by Qualified Joint Ventures not to exceed, on or prior to the Extension Date, $125 million and, thereafter, $250 million in the aggregate at any one time outstanding;

(xvii)              Indebtedness of a Person existing at the time that person becomes a Restricted Subsidiary of the Company or assumed in connection with an Asset Acquisition by the Company or a Restricted Subsidiary of the Company and not incurred in connection with or in anticipation of, such Person becoming a Restricted Subsidiary; provided that the holders of any such Indebtedness do not, at any time, have direct or indirect recourse to any property or assets of the Company or any Restricted Subsidiary other than the property or assets of such acquired Person; provided, further, that on the date of such acquisition and after giving pro forma effect thereto, either (a) the Company would have been able to incur at least $1.00 of additional Indebtedness pursuant to clause (b) of this Section 5.08 (assuming for this purpose that the Extension Date has occurred) or (b) the Consolidated Fixed Charge Coverage Ratio would be greater than or equal to the Consolidated Fixed Charge Coverage Ratio immediately prior to giving pro forma effect to such acquisition; providedfurther that Indebtedness incurred pursuant to this clause (xvii) on or prior to the Extension Date shall not exceed in the aggregate $125 million;

(xviii)             Contribution Indebtedness; and

(xix)                additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of (i) $750 million and (ii) 3% of Consolidated Net Tangible Assets of the Company at the date of incurrence, in each case, in the aggregate at any one time outstanding.

(d)           Notwithstanding the foregoing, Indebtedness incurred by Restricted Subsidiaries of the Company that are not Guarantors in accordance with Section 5.08(b) and clauses (ii), and (xvii) of Section 5.08(c) may not exceed $500 million in the aggregate at any one time outstanding.  For purposes of determining compliance with any restriction on the incurrence of Indebtedness in dollars where Indebtedness is denominated in a different currency, the amount of such Indebtedness will be the dollar Equivalent determined on the date of such determination, provided that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement (with respect to dollars) covering principal amounts payable on such Indebtedness, the amount of such Indebtedness expressed in dollars will be adjusted to take into account the effect of such agreement.  The principal amount of any Refinancing Indebtedness incurred in the same currency as the Indebtedness being Refinanced will be the dollar Equivalent of the Indebtedness Refinanced determined on the date such Indebtedness being Refinanced was initially incurred.  Notwithstanding any other provision of this covenant, for purposes of determining compliance with this Section 5.08, increases in Indebtedness solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that the Company or a Restricted Subsidiary of the Company may incur under this Section 5.08.

(e)              For purposes of determining any particular amount of Indebtedness under this Section 5.08:

(i)                   obligations with respect to letters of credit, guarantees or Liens, in each case supporting Indebtedness otherwise included in the determination of such particular amount, will not be included;

(ii)                  any Liens granted pursuant to the equal and ratable provisions referred to in Section 5.14 will not be treated as Indebtedness; and

(iii)                 accrual of interest, accrual of dividends, the accretion of accreted value, the obligation to pay commitment fees and the payment of interest in the form of additional Indebtedness will not be treated as Indebtedness.

(f)             For purposes of determining compliance with this Section 5.08, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xix) of paragraph (c) above, or is entitled to be incurred pursuant to paragraph (b) above, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence and, except with respect to Indebtedness incurred under clauses (ii), (xiv) and (xvi) of paragraph (c) above, reclassify such item of Indebtedness, in each case in any manner that complies with this Section 5.08.  Notwithstanding the foregoing, Indebtedness under the Senior Secured Credit Facilities up to the maximum amounts permitted under clause (ii) of paragraph (c) above (and any amounts incurred to Refinance such Indebtedness) will be deemed to have been incurred pursuant to clause (ii) of paragraph (c) above, Indebtedness pursuant to Asset Backed Credit Facilities up to the maximum amounts permitted under clause (xiv) (i) above will be deemed to have been incurred pursuant to clause (xiv) above and guarantees by the Company or any Restricted Subsidiaries of Indebtedness incurred by Qualified Joint Ventures up to the maximum amounts permitted under clause (xvi) of paragraph (c) above will be deemed to have been incurred pursuant to clause (xvi) of paragraph (c) above.  Indebtedness of the type described in clauses (ii), (xiv) or (xvi) of paragraph (c) above may be not be reclassified; provided that such Indebtedness may, in each case, be incurred in excess of such maximum amounts if otherwise permitted by this Section 5.08.

Section 5.09.       Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.  The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly make any Restricted Payment or immediately after giving effect thereto, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company, Borrower or any other Restricted Subsidiary of the Company; or (c) transfer any of its property or assets to the Company, Borrower or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of:

(i)       applicable law, rules, regulations and/or orders;

(ii)      the Loan Documents (including, without limitation, any Liens permitted by such Loan Documents), the indenture relating to the Permanent Securities permitted by Section 5.08(c)(i) (including, without limitation, any Liens permitted by this Agreement or the indenture relating to the Permanent Securities), provided that encumbrances or restrictions contained in such other indenture are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than those in this Agreement;

(iii)      customary non-assignment provisions of any contract or any lease governing a leasehold interest of the Company or any Restricted Subsidiary of the Company;

(iv)     any agreements existing at the time of any merger or consolidation with any Person or the acquisition of any Person or the properties or assets of such Person (including agreements governing Acquired Indebtedness), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person merged or consolidated with or so acquired or any subsidiary of such Person and as amended or modified; provided, however, that any such amendment or modification is no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions prior to such amendment or modification;

(v)      agreements existing on the Closing Date (after giving effect to the Acquisition) to the extent and in the manner such agreements are in effect on such date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, increases, supplements, refundings, replacements or refinancings are no more restrictive (as determined by the Board of Directors of the Company in their reasonable and good faith judgment) in any material respect, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements or instruments as in effect on the Closing Date;

(vi)     restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Agreement to any Person pending the closing of such sale;

(vii)    any agreement or instrument governing Capital Stock of any Person that is acquired and as amended or modified provided, however, that any such amendment or modification is no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions prior to such amendment or modification;

(viii)   Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

(ix)      Liens incurred in accordance with Section 5.14;

(x)       restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xi)      the Senior Secured Credit Facilities and any Asset Backed Credit Facilities as in effect on the Closing Date and as amended or modified, so long as such amendment or modification is not materially more restrictive, taken as a whole, as at the time of execution of such amendment or modification;

(xii)     customary restrictions in construction loans, purchase money obligations, Capitalized Lease Obligations, security agreements or mortgages securing Indebtedness of the Company or a Restricted Subsidiary of the Company to the extent such restrictions restrict the transfer of the property subject to such Capitalized Lease Obligations, security agreements or mortgages;

(xiii)    customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(xiv)    customary provisions in Hedging Obligations permitted under this Agreement and entered into in the ordinary course of business;

(xv)     contracts entered into in the ordinary course of business, not relating to Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary of the Company in any manner material to the Company or such Restricted Subsidiary;

(xvi)   encumbrances or restrictions imposed by indentures or other similar instruments governing other Indebtedness Incurred by the Company or any Restricted Subsidiary of the Company (and if such Indebtedness is guaranteed, by the guarantors of such Indebtedness) ranking equally with the Loans and the Exchange Notes (or any guarantee), provided that the encumbrances or restrictions imposed by such other indentures or instruments are not materially more restrictive taken as a whole than the encumbrances or restrictions imposed by this Agreement; and

(xvii)  encumbrances or restrictions imposed by Credit Facilities (other than the Senior Secured Credit Facilities); provided that the provisions relating to such encumbrances or restrictions contained in such Credit Facilities are no less favorable to the Company in any material respects (as determined by the Board of Directors of the Company in their reasonable and good faith judgment) than the provisions relating to such encumbrances or restrictions contained in the Senior Secured Credit Facilities as in effect on the Closing Date and as amended or modified, so long as such amendment or modification is not materially more restrictive, taken as a whole, as at the time of execution of such amendment or modification.

Section 5.10.  Change of Control.

(a)             Upon a Change of Control prior to the Initial Maturity Date, Borrower shall prepay each Lenders Loans and Loan Notes (including any Subsequent Initial Notes and Subsequent Extended Notes), without any premium, plus accrued and unpaid interest, if any, to the date of prepayment in accordance with the terms contemplated in this Section 5.10.

(b)             If a Change of Control shall occur on or after the Initial Maturity Date, Borrower shall notify the Administrative Agent thereof in writing (a Change of Control Notice) within two (2) Business Days after the occurrence thereof, which Change of Control Notice shall include (i) a brief description of such Change of Control (which identifies the parties giving rise to such Change of Control) and (ii) the designation of a Business Day not less than 15 days nor more than 30 days after the date of such Change of Control Notice as the Change of Control Purchase Date on which Borrower shall purchase each Loan of each Lender that elects, on or prior to the Notice Deadline (as defined below), to have such Loan purchased at a purchase price of 100% of principal amount of such Loan plus accrued and unpaid interest thereon to but excluding the Change of Control Purchase Date (the Change of Control Price).  The Administrative Agent shall promptly provide the Change of Control Notice to the Lenders.  Not less than five (5) Business Days prior to the Change of Control Purchase Date (the Notice Deadline), each Lender shall notify the Administrative Agent in writing whether or not such Lender would like Borrower to purchase such Lenders Loans, and any Lender that does not so notify the Administrative Agent on or prior to the Notice Deadline shall be deemed to have elected not to have its Loans so purchased.  On the Business Day prior to the Change of Control Purchase Date, the Administrative Agent shall notify Borrower of the aggregate principal amount of Loans that Lenders have requested Borrower to purchase pursuant to the immediately preceding sentence (the Purchased Loans).  Not later than 10 a.m., London time on the Change of Control Purchase Date, Borrower shall pay to the Administrative Agent the Change of Control Price for each Purchased Loan in immediately available funds in the currency in which such Purchased Loan was made, and the Administrative Agent shall promptly distribute the Change of Control Price to each Lender holding a Purchased Loan.

Section 5.11.  Limitation on Asset Sales.

(a)           The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i)       the Company or the applicable Restricted Subsidiary of the Company receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets that are sold or otherwise disposed of, as determined in good faith by the Companys Board of Directors;

(ii)      at least 75% of the consideration received by the Company or the applicable Restricted Subsidiary from the Asset Sale is in the form of cash or Cash Equivalents, and is received at the time of the Asset Sale (which shall be deemed to include other consideration converted to cash or Cash Equivalents within 90 days of such Asset Sale).  For the purposes of this provision, each of the following will be deemed to be cash:  the amount of any liabilities as shown in the Companys or such Restricted Subsidiarys most recent balance sheet (other than contingent liabilities and liabilities that are by their terms subordinated to the Loans or any guarantee thereof), that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(iii)     upon the consummation of an Asset Sale, the Company applies, or causes the applicable Restricted Subsidiary to apply, the Net Sale Proceeds relating to the Asset Sale within 365 days of having received the Net Sale Proceeds in accordance with paragraph (b) below.

(b)             The Company must apply the Net Sale Proceeds either:

(i)       to prepay any Indebtedness under the Senior Secured Credit Facilities or of a Restricted Subsidiary of the Company that is not a guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, and/or

(ii)      to make an investment in or expenditures for properties and assets (including Capital Stock of any entity) that will be used in a Permitted Business (Replacement Assets), and/or

(iii)     to make an acquisition of (A) assets of any Person or division or (B) Capital Stock of a Person that as a result of such acquisition becomes a Restricted Subsidiary of the Company, in either case, conducting a Permitted Business (Related Businesses).

(c)             Pending the final application of any such Net Sale Proceeds, the Company or any Restricted Subsidiary of the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Sale Proceeds in any manner that is not prohibited by the terms of this Agreement.

(d)             On the 366th day after an Asset Sale or any earlier date, if any, on which the Board of Directors of the Company or the Board of Directors of the applicable Restricted Subsidiary determines not to apply the Net Sale Proceeds in accordance with the preceding paragraph (b) (each, a Net Proceeds Offer Trigger Date), such aggregate amount of Net Sale Proceeds which have not been applied or contractually committed to be applied (and to the extent not subsequently applied, the Net Proceeds Offer Trigger Date related thereto shall be deemed to be the date of termination of such contractual commitment or any earlier date, if any, on which the Board of Directors of the Company or the Board of Directors of the applicable Restricted Subsidiary determines not to apply the Net Sale Proceeds in accordance with such contractual commitment) on or before such Net Proceeds Offer Trigger Date as permitted by the preceding paragraph (the Net Proceeds Amount) shall be applied by the Company or such Restricted Subsidiary to make an offer to repay or prepay (the Net Proceeds Offer) on a date that is not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from: (i) each of the Lenders and (ii) all holders of other Indebtedness that (x) is equal in right of payment with the Loans and (y) contains provisions requiring that an offer to purchase such other Indebtedness be made with the proceeds from the Asset Sale, on a pro rata basis, the maximum principal amount of Loans and other Indebtedness that may be purchased with the Net Proceeds Offer Amount.  Notwithstanding the foregoing, the obligation to apply the Net Proceeds Amount in accordance with Section 2.07 hereof shall be suspended until such time as the aggregate amount of the Net Proceeds Offer Amount is equal to or exceeds (i) until the later of (A) the Extension Date and (B) the first date on which there are no 2015 Notes outstanding, 20.0 million and (ii) thereafter, $100.0 million.  The offer price in any Net Proceeds Offer will be equal to 100% of the principal value of the Loans to be repaid or prepaid, plus any accrued and unpaid interest to the date of repayment or prepayment.

(e)           The following events will be deemed to constitute an Asset Sale and the Net Sale Proceeds for such Asset Sale must be applied in accordance with this Section 5.11:

              (i)in the event any non-cash consideration received by the Company or any Restricted Subsidiary of the Company in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), or

              (ii)in the event of the transfer of substantially all, but not all, of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a person in a transaction permitted under Section 5.19 and as a result thereof Borrower is no longer an obligor on the Loans, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this Section 5.11, and shall comply with the provisions of this Section 5.11with respect to such deemed sale as if it were an Asset Sale.  In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Sale Proceeds for purposes of this covenant.

(f)           Notwithstanding the provisions described in the preceding paragraphs (a)-(e), the Company and its Restricted Subsidiaries may consummate an Asset Sale without complying with such provisions to the extent

(i)                 the consideration for such Asset Sale constitutes Replacement Assets or Related Businesses; and

(ii)                 such Asset Sale is for fair market value.

(g)           Any consideration that does not constitute Replacement Assets or Related Businesses that is received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted under this paragraph will constitute Net Sale Proceeds and will be subject to the provisions described in the preceding paragraphs.

(h)           Each Net Proceeds Offer will be mailed to the Administrative Agent within 30 days following the Net Proceeds Offer Trigger Date, and shall comply with the procedures set forth in this Agreement.  Upon receiving notice of the Net Proceeds Offer, Lenders may elect to tender their Loans for repayment in whole or in part, in exchange for cash.  To the extent Lenders properly tender Loans in an amount exceeding the Net Proceeds Offer Amount, Loans of tendering Lenders will be repaid or prepaid on a pro rata basis (based on amounts tendered).  A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

(i)           After consummation of any Net Proceeds Offer, any Net Proceeds Offer Amount not applied to any such purchase may be used for any purpose permitted by the other provisions of the indenture, and the Net Proceeds Offer Amount shall be reset to zero.

Section 5.12.  Compliance with Environmental Laws.

(a)           The Company shall comply, and cause all lessees and other Persons occupying Real Property to comply, with all Environmental Laws and Environmental Permits applicable to its operations, facilities and Real Property, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; obtain and renew all material Environmental Permits applicable to its operations, facilities and Real Property; and conduct all responses required by, and in accordance with, Environmental Laws; provided that neither the Company nor any of its subsidiaries shall be required to undertake any response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b)           If a Default caused by reason of a breach of Section 3.08 or Section 5.12(a) shall have occurred and be continuing for more than 20 days without the Company commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, the Company shall provide to the Lenders within 45 days after such request, at the expense of the Company or Borrower, an environmental assessment report regarding the matters which are subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or response to address them.

Section 5.13.  Books and Records.  The Company shall maintain proper books of record and account, in which entries that are full, true and correct in all material respects and which reflect all material financial transactions and matters involving the assets and business of the Loan Parties or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 5.14.  Limitation on Liens.  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind upon any property or assets of the Company or any Restricted Subsidiary of the Company, now owned or hereafter acquired, which secures Pari Passu Indebtedness or Subordinated Indebtedness , other than Permitted Liens, unless such Indebtedness is incurred in accordance with this Agreement, and

(1)           if such Lien secures Pari Passu Indebtedness, the obligations or the Person granting such Lien under the Loan documents are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien, or

(2)           if such Lien secures Subordinated Indebtedness, any such Lien shall be subordinated to a Lien granted to the Finance Parties in the same collateral as that securing such Lien to the same extent as such Subordinated Indebtedness is subordinated to the Loans and until such time as such obligation is no longer secured by a Lien.

Section 5.15.  Additional Subsidiary Guarantees.  (a) The Company will cause (i) each Restricted Subsidiary of the Company that, after the Closing Date, guarantees the Senior Secured Credit Facilities (or any facility refinancing or replacing such facilities) or (ii) each Restricted Subsidiary of the Company that, after the Closing Date, guarantees any Public Indebtedness of the Company or any other Restricted Subsidiary of the Company to execute and deliver to the Administrative Agent an Accession Letter to which such Restricted Subsidiary will accede to this Agreement as a Guarantor.

(b)            Notwithstanding the foregoing, the Company shall not be obligated to cause any such Restricted Subsidiary to sign an Accession Letter to the extent that such signature would reasonably be expected to give rise to or result in:

(1)           any violation of applicable law, rule, regulation or order that cannot be avoided or otherwise prevented through measures reasonably available to the Company or such Restricted Subsidiary; or

(2)           any liability for the officers, directors or shareholders of such Restricted Subsidiary.

Section 5.16.  Conduct of Business.  None of the Company or any of its Restricted Subsidiaries (other than a Securitization Entity) will engage in any businesses other than a Permitted Business, except to such extent as would not be material to the Company and its subsidiaries taken as a whole.

Section 5.17.  Additional Collateral.  (a) The Company will cause (i) each Restricted Subsidiary of the Company that, after the Closing Date, provides security, directly or indirectly, under the Senior Secured Credit Facilities (or any facility refinancing or replacing such facilities) to pledge substantially all of its assets that secure the obligations under the Senior Secured Credit Facilities (or any facility refinancing or replacing such facilities) to secure the Loan Party Obligations hereunder on at least a second-ranking basis.

(a)            Notwithstanding the foregoing, the Company shall not be obligated to cause any such Restricted Subsidiary to provide such security to the extent that such security would reasonably be expected to give rise to or result in:

(1)           any violation of applicable law, rule, regulation or order that cannot be avoided or otherwise prevented through measures reasonably available to the Company or such Restricted Subsidiary; or

(2)           any liability for the officers, directors or shareholders of such Restricted Subsidiary.

Section 5.18.  Limitation on Additional Liens on the Collateral.  The Company shall not, and shall not permit any Restricted Subsidiary of the Company to incur any Liens with respect to the Collateral, and the Company shall not, and shall not permit any Restricted Subsidiary of the Company to, grant to any Person other than the Collateral Agent, for the benefit of the Secured Parties and the holders and the other beneficiaries described in the Security Documents, any Lien whatsoever in any of the Collateral, except that the Company and its Restricted Subsidiaries may incur Permitted Collateral Liens and the Collateral may be discharged and released in accordance with the Loan Documents; provided, however, that, except with respect to any discharge or release in accordance with the Loan Documents, the incurrence of Permitted Collateral Liens or any action expressly permitted by the Loan Documents, the security documents may not be amended, extended, renewed, restated, supplemented or otherwise modified or replaced, unless contemporaneously with any such action, the Company delivers to the Administrative Agent with a copy to the Lenders (on a non-reliance basis), either (a) a solvency opinion, in form and substance reasonably satisfactory to the Administrative Agent from an Independent Financial Advisor confirming the solvency of the Company and its Restricted Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, or (b) an opinion of counsel, in form and substance reasonably satisfactory to the Administrative Agent, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens created under the Security Documents, so amended, extended, renewed, restated, supplemented, modified or replaced are valid Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement.  In the event that the Company complies with the requirements of this Section 5.18, the Administrative Agent or the Collateral Agent, as the case may be, shall (subject to customary protections and indemnifications) consent to such amendments without the need for instructions from the Lenders.

Section 5.19.  Merger, Consolidation, and Sale of Assets.  (a) The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, transfer, or otherwise dispose of (or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Companys assets (determined on a consolidated basis for the Company and the Companys Restricted Subsidiaries) unless:

(i)       either (A) the Company shall be the surviving or continuing entity or (B) the Person (if other than the Company) formed by such consolidation or merger is an entity organized and validly existing under the laws of the United States, any State thereof, the District of Columbia or any state which was a member state of the European Union on December 31, 2003 or Canada or any province thereof (the Surviving Entity);

(ii)      the Surviving Entity, if any, expressly assumes by a joinder or other agreement in form and substance reasonably satisfactory to the Administrative Agent all rights and obligations of the Company under the Loan Document to which it is a party;

(iii)      immediately after giving effect to such transaction, including the assumption of the Loans, (I) the Company or the Surviving Entity is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 5.08(b) hereof (assuming for this purpose that the Extension Date has occurred) or (II) the Fixed Charge Coverage Ratio at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period will be equal to or greater than it was immediately before such transaction;

(iv)     immediately before and after giving effect to such transaction, including the assumption of the Loans, no Default or Event of Default occurred or exists; and

(v)      the Company or the Surviving Entity shall have delivered to the Lenders an officers certificate and an opinion of counsel, stating that all requirements under this Agreement for such a transaction have been satisfied, it being understood that such opinion of counsel may rely as to certain matters of fact on such officers certificate.

(b)           Each Guarantor (other than any guarantor whose guarantee is to be released in accordance with the terms of this Agreement in connection with any transaction complying with the provisions of Section 5.11 will not, and the Company will not cause or permit any other Guarantor to, consolidate with or merge with or into any Person other than Borrower or any other Guarantor unless:

(i)       the entity formed by or surviving any such consolidation or merger (if other than the guarantor) or to which such sale, lease, conveyance or other disposition shall have been made assumes by Accession Letter all of the obligations of the Guarantor on the guarantee;

(ii)      immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(iii)     either (I) at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, the Company will be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth under Section 5.08(b) (assuming for this purpose that the Extension Date has occurred)or (II) the Consolidated Fixed Charge Coverage Ratio at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period will be equal to or greater than it was immediately before such transaction.

Any merger or consolidation of a Guarantor with and into Borrower (with Borrower being the surviving entity) or another Guarantor need not comply with paragraph (a) of this Section 5.19.

(c)           Notwithstanding anything in this section to the contrary,

(i)       the Company or Borrower may (A) merge with an Affiliate that has no material assets or liabilities and that is incorporated or organized solely for the purpose of reincorporating or reorganizing the Company or Borrower, as the case may be, in any state of the United States, the District of Columbia or any state which was a member state of the European Union on December 31, 2003 and (B) may otherwise convert its legal form under the laws of its jurisdiction of organization, in each case, without complying with clause (iii) of the first paragraph of this covenant;

(ii)      any transaction characterized as a merger under applicable law where each of the constituent entities survives, will not be treated as a merger for purposes of this Section 5.19, but instead will be treated as

(A)           an Asset Sale, if the result of such transaction is the transfer of assets by the Company, Borrower or another Restricted Subsidiary of the Company, or

(B)           an Investment, if the result of such transaction is the acquisition of assets by the Company, Borrower or another Restricted Subsidiary of the Company,

(C)           neither Millennium Chemicals Inc. nor Millennium Holdings LLC nor any of their respective subsidiaries as of the Closing Date may be merged with or into the Company or any other Restricted Subsidiary of the Company (other than with or into Millennium Holdings LLC or any of its other subsidiaries as of the Closing Date).

Section 5.20.  [Reserved].

Section 5.21.  ERISA.

Promptly after any Loan Party or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would reasonably be expected to have a Material Adverse Effect, deliver to the Administrative Agent and each of the Lenders a certificate of a Responsible Officer setting forth details as to such occurrence and the action, if any, that the Loan Party or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Loan Party, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to any individual participants benefits) or the Plan administrator with respect thereto:  that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code (or Section 430 of the Code as amended by the Pension Protection Act of 2006) with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against a Loan Party or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified a Loan Party or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that a Loan Party or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that a Loan Party or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

Section 5.22.  Holding Company.  The Company shall not conduct, transact or otherwise engage in any business or operations other than (i) those incidental to its ownership of the Equity Interests of its subsidiaries, (ii) those incidental to the maintenance of its legal existence, (iii) the performance of the Loan Documents, the Senior Secured Credit Facilities and obligations related thereto the Security Documents to which it is a party the Existing Notes (only to the extent that the Company is a party thereto on the Closing Date), the Management Agreement, the Tax Sharing Agreement, the Acquisition Agreement, the Structured Financing and the other agreements contemplated by the Acquisition Agreement, (iv) any public offering of its common stock or any other issuance of its Equity Interests not prohibited by Article 5, (v) any transaction that the Company has entered into on or prior to the Closing Date, (iv) any public offering of its common stock or any other issuance of its Equity Interests not prohibited by Article 5, (v) any transaction that the Company and Basell Funding have entered into on or prior to the Closing Date, (vi) obligations of the Company under European Securitization Transactions (as defined in the Senior Secured Credit Facitlities) in effect on the Closing Date, (vii) performance guarantees made in the ordinary course of business, (viii) non-speculative hedging obligations, (ix) the making of loans or payments to its subsidiaries as permitted hereunder and under the Senior Secured Credit Facilities, (x) the provisions of administrative and management services to its subsidiaries of a type customarily provided by a holding company to its subsidiaries and employing employees whose services are required for the operation of the Company and its subsidiaries and other administrative and management services to holding companies of the Company, and (xi) rights under and liabilities incurred resulting from Taxes or loans being made to it, as the same are permitted hereunder.

Section 5.23.  Use of Proceeds of the Permanent Securities.  The Company and Borrower shall apply the Net Proceeds from the sale of the Permanent Securities to repay the Loans to the extent required by Section 2.07(b).

Section 5.24.  Exchange Notes.

(a)           Borrower shall, as promptly as practicable after being requested to do so by the Joint Lead Arrangers at any time on or after the Initial Maturity Date, (i) select a bank or trust company reasonably acceptable to the Lenders to act as Exchange Note Trustee, (ii) enter into the Exchange Note Indenture and the Exchange and Registration Rights Agreement substantially in the form of Exhibit E, and (iii) cause counsel to Borrower to deliver to the Administrative Agent an executed legal opinion in form and substance customary for a transaction of that type to be mutually agreed upon by Borrower and the Administrative Agent (including, without limitation, with respect to due authorization, execution and delivery; validity; and enforceability of the Exchange Documents and the Exchange and Registration Rights Agreement referred to in clause (ii) above).

(b)           Subject to the provisions of Section 2.01(b) and 2.06(g) Borrower shall, on the fifth Business Day following the written request (the Exchange Request) of the holder of any Loan (or beneficial owner of a portion thereof) at any time after the day that is five Business Days before the Initial Maturity Date:

(i)       execute and deliver, cause each other Loan Party to execute and deliver, and cause the Exchange Note Trustee to execute and deliver, the Exchange Note Indenture if such Exchange Note Indenture has not previously been executed and delivered; and

(ii)       execute and deliver to such holder or beneficial owner in accordance with the Exchange Note Indenture an Exchange Note bearing interest as set forth therein (which, at the election of such holder or beneficial owner, may be fixed at a rate not higher than the rate then applicable to such Loan) in exchange for such Loan dated the date of the issuance of such Exchange Note, payable to the order of such holder or owner, as the case may be, in the same currency and principal amount as such Loan (or portion thereof) being exchanged, subject to the succeeding paragraph.

The Exchange Request shall specify the principal amount of the Loans to be exchanged pursuant to this Section, which shall be (i) in integral multiples of 1,000,000 or the entire remaining aggregate principal amount of the Euro Loans of such Lender and (ii) with respect to Dollar Loans being exchanged, an integral multiple of $1,000,000 or the entire remaining aggregate principal amount of the Euro Loans of such Lender (the Exchange Note Amount).

Loans delivered to Borrower under this Section in exchange for Exchange Notes shall be canceled by Borrower, and the corresponding amount of the Loan deemed repaid and the Exchange Notes shall be governed by and construed in accordance with the terms of the Exchange Note Indenture.

The Exchange Note Trustee shall at all times be a corporation organized and doing business under the laws of the United States or the State of New York, in good standing and having its principal offices in the Borough of Manhattan, in The City of New York, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has a combined capital and surplus of not less than the Dollar Equivalent of $500,000,000.

(c)           The holders of such Exchange Notes shall have the registration rights with respect to such Exchange Notes described in Exhibit E.

ARTICLE 6

INFORMATION COVENANTS

Each of Borrower and the Company covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, Borrower and the Company shall:

Section 6.01.  Annual Financial Statements.  The Company shall deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, but in any event within ninety (90) days (one-hundred and twenty (120) days in the case of the fiscal year ended December 31, 2008) (or such earlier date on which the Company is required to make any public filing of such information) after the end of each fiscal year of the Company beginning with the 2007 fiscal year, a consolidated balance sheet of the Company and its subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on without material qualification (including any going concern or like qualification) by an independent registered public accounting firm of nationally recognized standing.

Notwithstanding the foregoing, the obligations to deliver financial statements pursuant to this Sections 6.01 will be satisfied with respect to financial information of the Company by furnishing (A) the applicable financial statements of the Company or (B) the Companys, as applicable, Form 10-K, filed with the SEC or prior to or in lieu of any such requirement to file with the SEC, such equivalent information is made public by the Company in compliance with such corresponding obligations under the Permanent Securities or the Exchange Notes; provided that, to the extent such information is in lieu of information required to be provided hereunder, such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any going concern or like qualification or material exception or any qualification or exception as to the scope of such audit.

Section 6.02.  Quarterly Financial Statements.  The Company shall deliver to the Administrative Agent for prompt further distribution to each Lender (as soon as available, but in any event within forty-five (45) days (sixty (60) days in the case of the first three fiscal quarters of 2008) (or such earlier date on which the Company is required to make any public filing of such information), after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows, each for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation and consistency by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Company and its subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (2) deliver to the Administrative Agent for each Lender, promptly, any other information, documents and other reports which the Company or any subsidiary is (when registered) required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act.

Notwithstanding the foregoing, the obligations to deliver financial statements pursuant to this Sections 6.02 will be satisfied with respect to financial information of the Company by furnishing (A) the applicable financial statements of the Company or (B) the Companys, as applicable, Form 10-Q, filed with the SEC or prior to or in lieu of any such requirement to file with the SEC, such equivalent information is made public by the Company in compliance with such corresponding obligations under the Permanent Securities or the Exchange Notes.

Section 6.03.  Parent Guarantor.  From and after the date on which an entity which (i) owns directly or indirectly 100% of the Equity Interests of the Company and (ii) does not hold any other assets other than its investment in the Company or any intermediate holding company and de minimis assets necessary to maintain its corporate existence (and any such intermediate holding company shall not hold any asset other than its investment in the Company and de minimis assets necessary to maintain its corporate existence), guarantees on a senior unconditional basis all of the obligations of the Company under this Agreement (the Parent Guarantor), all references to the Company in Sections 6.01 and 6.02 above shall be references to the Parent Guarantor.

Section 6.04.  Compliance Certificate.

(a)           The Company shall deliver to the Administrative Agent for prompt further distribution to each Lender:

(i)       no later than five (5) days after the delivery of the financial statements required by Sections 6.01 and 6.02, a duly completed Compliance Certificate substantially in the Form of Exhibit M signed by a Responsible Officer;

(ii)         together with the delivery of each Compliance Certificate delivered in connection with the delivery of financial statements required under Section 6.01 or 6.02 pursuant to clause (i) above, (A) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.07(b) and (B) a list of each Subsidiary of the Company that identifies each Subsidiary as a Restricted or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirming there has been no change since the date of the last such certificate; and

(iii)         promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

(b)           Upon request by the Administrative Agent, representatives of senior management of the Company reasonably agreed by the Administrative Agent and the Company shall give a presentation in each fiscal year of the Company to the Lenders within 30 days after the Company has delivered its financial statements pursuant to Section 6.01 about the business, financial performance and prospects of the Company and its subsidiaries, and such other matters as any Lender may (through the Administrative Agent) reasonably request.

Section 6.05.  Projections.  Deliver to the Administrative Agent for each Lender, promptly, and in any event no later than thirty (30) days after the end of each fiscal year of the Company, a consolidated budget for the following fiscal year prepared by the Company for approval by its Board of Directors, the following two fiscal years of the Company (including (A) a projected consolidated cashflow statement and profit and loss account of financial position of the Company and its subsidiaries as of the end of each such fiscal year, (B) in respect of each principal operating division of the Company and its subsidiaries, an income statement beginning with EBITDA by business group, and projected levels of the First Lien Senior Secured Leverage Ratio as of the end of each fiscal quarter in the first fiscal year of the period presented and (C) a summary of the material underlying assumptions applicable thereto) (collectively, the Projections).

Section 6.06.  [Reserved].

Section 6.07.  Information; Miscellaneous.  Documents required to be delivered pursuant to Sections 6.01 and 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company (or any direct or indirect parent of the Company) posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 6.07; or (ii) on which such documents are posted on the Companys behalf on IntraLinks/IntraAgency or another website identified in the notice provided pursuant to clause (z) immediately below, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (y) upon written request by the Administrative Agent or any Lender, the Company shall deliver paper copies of the information referred to in Sections 6.01, 6.02 or 6.04 as requested by the Administrative Agent or Lender (as applicable) and (z) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents.  Notwithstanding anything contained herein, in every instance Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.04 to the Administrative Agent; provided, however, that if such Compliance Certificate is first delivered by electronic means, the date of such delivery by electronic means shall constitute the date of delivery for purposes of compliance with Section 6.04.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, Company Materials) by posting the Company Materials on IntraLinks or another similar electronic system (the Platform) and (b) certain of the Lenders may be public-side Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a Public Lender).  The Company hereby agrees that it will identify that portion of the Company Materials that may be distributed to the Public Lenders and that (w) all such Company Materials shall be clearly and conspicuously marked PUBLIC which, at a minimum, shall mean that the word PUBLIC shall appear prominently on the first page thereof; (x) by marking Company Materials PUBLIC, the Company shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 11.16); (y) all Company Materials marked PUBLIC are permitted to be made available through a portion of the Platform designated Public Investor; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Company Materials that are not marked PUBLIC as being suitable only for posting on a portion of the Platform not designated Public Investor.

Section 6.08.  Notification of Default.  The Company shall promptly after a Responsible Officer of a Loan Party has obtained knowledge thereof, notify the Administrative Agent (i) of the occurrence of any Default; and (ii) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.  Each notice pursuant to this Section 6.08 shall be accompanied by a written statement of a Responsible Officer of the Company (x) that such notice is being delivered pursuant to Section 6.08(i) or (ii) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.

Section 6.09.  Inspection of Books and Records.  The Company shall permit representatives and independent contractors of the Administrative Agent or the Required Lender or, as provided in the second proviso below, any Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records as is reasonably specified, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of Borrower and at such reasonable times during normal business hours, upon reasonable advance notice to the Company; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.09 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year at Borrowers expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Companys independent public accountants.  Notwithstanding anything to the contrary in this Section 6.09, at all times during such visits and inspections to the Administrative Agent or any Lender (or their respective representatives or contractors) must comply with all applicable site regulations as the Company or its subsidiaries or any of their respective officers or employees may require by reasonable notice of the same.

Section 6.10.  Inspection Rights.  The Company shall permit representatives and independent contractors of the Administrative Agent or the Required Lenders or, as provided in the second proviso below, any Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records as is reasonably specified, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of Borrower and at such reasonable times during normal business hours, upon reasonable advance notice to the Company; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year at Borrowers expense; providedfurther that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Companys independent public accountants.  Notwithstanding anything to the contrary in this Section 6.10, at all times during such visits and inspections, the Administrative Agent or any Lender (or their respective representatives or contractors) must comply with all applicable site regulations as the Company or its subsidiaries or any of their respective officers or employees may require by reasonable notice of the same.

Section 6.11.  [Reserved].

Section 6.12.  Know Your Customer Checks.

(a)           If:
(i)       there is a Change in Law after the Closing Date.

(ii)       any change in the status of an Loan Party or the composition of the shareholders of Loan Party after the date of this Agreement; or

(iii)      a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Administrative Agent or any Lender (or, in the case of clause (iii) of this Section 6.12(a), any prospective new Lender) to comply with know your customer or similar identification procedures in circumstances where the necessary information is not already available to it, each Loan Party shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender, or on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in clause (iii) of this Section 6.12(a), any prospective new Lender to carry out and be reasonably satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(b)           Following the giving of any notice pursuant to clause (c) of this Section 6.12, if the accession of such Additional Guarantor obliges the Administrative Agent or any Lender to comply with know your customer or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender or on behalf of any prospective new Lender) in order for the Administrative Agent or such Lender or any prospective new Lender to carry out and be reasonably satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

Section 6.13.     No Personal Liability.  No director, officer or employee of the Company or any other member of the Group shall be personally liable for any statement made by it in any certificate or other document required to be delivered to any Finance Party pursuant to any Loan Documents.

Section 6.14.  Permanent Securities.

(a)           At any time and from time to time (but on not more than two occasions) during the period beginning on the 180th day after the Closing Date and ending on the first anniversary of the Closing Date, upon notice by the Joint Lead Arrangers to the Company stating that, in their opinion, market conditions are such that the conditions specified below can be satisfied (a Securities Notice), the Company shall (i) provide to the Joint Lead Arrangers as soon as reasonably practicable a complete printed preliminary offering memorandum usable in a customary high-yield road show relating to the issuance by Borrower of debt securities based upon the preliminary offering memorandum provided to the Joint Lead Arrangers by the Company on November 28, 2007 with appropriate updates (including, all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (each of which shall have undergone a SAS 100 review)) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act (with such deviations therefrom as may be mutually agreed by Borrower and the Joint Lead Arranger), and substantially all other data (including selected financial data) that the SEC would require in a registered offering and (ii) execute an offering of Securities in a Rule 144A/Regulation S offering or other private placement (a Securities Offering) upon such terms and conditions (including currencies) as may be specified in the Securities Notice, it being understood that:

(x)           the Securities will have economic terms, including ranking, guarantees, interest rate, yields and redemption prices, that are customary for recently issued Rule 144A high yield debt securities of issuers of a similar type and are no less favorable to Borrower and/or Parent (as defined in the Commitment Papers) than those generally available in the high yield debt capital markets to issuers of securities having a creditworthiness comparable to Borrower and/or Parent (as defined in the Commitment Papers), and all other arrangements with respect to such Securities will be customary taking into account prevailing market conditions; provided that (i) the maturity date of the Securities shall not be less than 8 years after the Closing Date, (ii) all or any portion of the Securities may be denominated in U.S. dollars or Euros, at the election of the Joint Lead Arrangers and (iii) the guarantee structure will be consistent with that provided under this Agreement; and

(y)           the per annum yield (on a weighted average basis) shall not exceed 12.00%; provided that if any tranche of the Securities is rated Caa1 or lower by Moodys or CCC+ or lower by S&P, then the maximum per annum yield on such tranche shall be increased by 0.50%.

(b)           The Company shall cause its senior management personnel to participate in a customary road show for the sale of the Permanent Securities.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01.  Events of Default.  An Event of Default occurs if:

(a)           Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)           Specific Covenants.  Borrower fails to perform or observe any term, covenant or agreement contained in Sections 5.01, 5.02, (solely with respect to the Company and Borrower), 5.06 - 5.09, 5.11, 5.14, 5.16, 5.19, 5.22 or Section 11.08; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 7.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days, or solely with respect to a failure to comply with Section 6.01 or 6.02, ten (10) Business Days, after notice thereof by the Administrative Agent to the Company or Borrower; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document that is an exhibit to a Loan Document (or any certification by a Responsible Officer expressly contemplated by this Agreement) shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  Any Loan Party or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness of not less than the Threshold Amount (any such Indebtedness, Threshold Indebtedness), or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, pre-paid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its Stated Maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02; or

(f)           Insolvency Proceedings, Etc.  Any of the Company, Borrower or any Material Subsidiary to the fullest extent permitted under applicable mandatory pro-visions of law institutes or consents to the institution of any proceeding under any Debtor Relief Law or files for the opening of insolvency proceedings or a third person files for the opening of insolvency proceedings, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee (not being a custodian), custodian, conservator, liquidator (not being a bewindvoerder), rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property under any applicable Debtor Relief Laws; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Any of the Company, Borrower or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of Borrower and the Restricted Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy, in each case, for the purposes of any subsidiary of the Company domiciled in the United Kingdom, ignoring the deeming provisions of Section 123(1)(a) of the Insolvency Act 1986; or

(h)           Judgments.  There is entered against any Loan Party or any Restricted Subsidiary one or more final judgments or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgments or orders shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)           Invalidity of Guarantees.  Any material portion of the Guarantees of the Loans, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 5.11 or 5.19) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Loan Party Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Security Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the payment Loan Party Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or it becomes unlawful for any Loan Party to perform any of its payment Loan Party Obligations under the Loan Documents; or

(j)           Security Documents.  Any Security Document or the Intercreditor Agreement after delivery thereof pursuant to Section 4.01 or 5.17 shall for any reason (other than pursuant to the terms hereof or thereof or solely as a result of acts or omissions of the Administrative Agent or any Lender) ceases to create a valid and perfected Lien, with the priority required by the Security Documents and th Intercreditor Agreement on and security interest in any material portion of the Collateral, subject to Liens permitted under Section 5.14, except (i) to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to (a) maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or (b) file Uniform Commercial Code continuation statements, (ii) as to Collateral consisting of Real Property to the extent that such losses are covered by a lenders title insurance policy and such insurer has not denied or failed to acknowledge coverage, or (iii) any of the Equity Interests of Borrower ceasing to be pledged pursuant to any Security Agreement free of Liens other than Liens created by such Security Agreement or any nonconsensual Liens arising solely by operation of Law; or

(k)           ERISA.  An ERISA Event or any similar event with respect to a Foreign Plan occurs which, together with all other ERISA Events (or similar events with respect to Foreign Plans) that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect.

Notwithstanding the foregoing, Events of Default under Section 7.01(e) and (h) shall not apply with respect to Millennium Holdings LLC or any Person that is a subsidiary of Millennium Holdings LLC as of the Closing Date (collectively, the Millennium Holdings Group) if, at the time of determination, (x) the event that would otherwise give rise to such an Event of Default is excluded from the corresponding provision in all other Threshold Indebtedness or would otherwise not give rise to an event of default thereunder in accordance with the terms of such Threshold Indebtedness and (y) the Millennium Holdings Group, taken as a whole, is not a Material Subsidiary.

Section 7.02.  Remedies.

(a)           If any Event of Default occurs and is continuing, the Administrative Agent, at the request of the Required Lenders, may declare the Loans to be terminated forthwith and the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Loans to be due and payable immediately.  Upon the effectiveness of such declaration, the Loans will immediately terminate and such principal, premium, interest and other obligations will be due and payable immediately, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived by Borrower.

(b)           Notwithstanding the foregoing, during the period from the Closing Date until the date that is 90 days after the Closing Date (the Clean-Up Period), a breach of any representation or warranty or a breach of any covenant or an Event of Default which arises solely with respect to Lyondell or any of its subsidiaries will be deemed not to be a breach of representation or warranty or a breach of covenant or an Event of Default (as the case may be) if, it would have been (if it were not for this provision) a breach of representation or warranty or a breach of covenant or an Event of Default only by reason of circumstances not known to the Company to exist on July 16, 2007 (or, if known, disclosed to the Administrative Agent on or prior to July 16, 2007) and relating  to Lyondell and its subsidiaries or any of them if and for so long as the circumstances giving rise to the relevant breach of representation or warranty or breach of covenant or Event of Default:

(i)       are not the result of any positive action taken by the Company or any of its subsidiaries (other than Lyondell and its subsidiaries);

(ii)       the Company notifies the Administrative Agent promptly upon becoming aware of the same; and

(iii)      reasonable efforts are being made to remedy the same;

provided that if the relevant circumstances are continuing at the end of the Clean-Up Period there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be.

Section 7.03.  Application of Funds on Enforcement.  After the exercise of remedies provided for in Section 7.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Loan Party Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the payment Loan Party Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 11.05(a) and amounts payable under Sections 2.10 through 2.16) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the payment Loan Party Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 11.05(a) and amounts payable under Sections 2.10 through 2.16), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the payment Loan Party Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the payment Loan Party Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other payment Loan Party Obligations of Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Loan Party Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the payment Loan Party Obligations have been paid in full, to Borrower or as otherwise required by Law.

ARTICLE 8

[RESERVED]

ARTICLE 9

GUARANTEE

Section 9.01.  The Guarantee.

Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at Stated Maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower (other than such Guarantor), and all other Loan Party Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the Guaranteed Obligations).  The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at Stated Maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 9.02.  Obligations Unconditional.

The obligations of the Guarantors under Section 9.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)       at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)       any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)      the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)     any Lien or security interest granted to, or in favor of, any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v)      the release of any other Guarantor pursuant to Section 9.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against Borrower or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 9.03.  Reinstatement.

The obligations of the Guarantors under this Article 9 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 9.04.  Subrogation; Subordination.

Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 9.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any Indebtedness of any Loan Party permitted pursuant to Section 5.08(c)(ii) or 5.08(c)(v) shall be subordinated to the Loan Party Obligations of such Loan Party in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 9.05.  Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 7.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 7.02) for purposes of Section 9.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 9.01.

Section 9.06.  Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article 9 constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 9.07.  Continuing Guarantee.

The guarantee in this Article 9 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 9.08.  General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 9.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 9.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 9.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 9.09.  Release of Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a Transferred Guarantor) to a Person or Persons, none of which is a Loan Party, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.05(b)) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Documents shall be automatically released, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 9.09 in accordance with the relevant provisions of the Security Documents.

Section 9.10.  Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Subsidiary Guarantors right of contribution shall be subject to the terms and conditions of Section 9.04.  The provisions of this Section 9.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 9.11.  Certain Dutch Matters.

(a)           Any obligation, guarantee or undertaking granted or assumed by a Person incorporated or organized under the laws of The Netherlands pursuant to this Agreement (including but not limited to this Article9) or any other Loan Document shall be deemed not to be undertaken or incurred by such Person to the extent that the same would constitute unlawful financial assistance within the meaning of Section 2:207c or 2:98c of the Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the Prohibition) and the provisions of this Agreement and the other Loan Documents shall be construed accordingly.  For the avoidance of doubt it is expressly acknowledged that the relevant Persons incorporated under the laws of The Netherlands will continue to guarantee and secure all such obligations which, if included, do not constitute a violation of the Prohibition.

(b)           Any amount which may be guaranteed by Basell Benelux B.V., Lyondell Chemie International B.V. or Lyondell Chemie Nederland B.V. shall not exceed the amount permitted to be guaranteed or otherwise incurred as Debt (as defined in the 2027 Notes) in accordance with the terms of the 2027 Notes after taking into account all other Debt of all Restricted Subsidiaries (as defined in the 2027 Notes), provided that such limitation on the amount guaranteed shall not operate so as to release Basell Benelux B.V., Lyondell Chemie International B.V. or Lyondell Chemie Nederland B.V. from their respective obligations under this Article 9 in excess of such amounts and further provided that upon the refinancing in full of the 2027 Notes, the limitations on guarantees which exist as a result of the provisions of the 2027 Notes shall be automatically removed from the date of such refinancing and, accordingly, this paragraph (b), restricting it as a Guarantor in this Agreement, shall cease to operate and have any force and effect from the date of such refinancing.  Additionally, the respective obligations of Basell Benelux B.V., Lyondell Chemie International B.V. and Lyondell Chemie Nederland B.V. under this Article 9 shall apply only insofar as required to guarantee the payment obligations of any Loan Party with respect to any proceeds of any Loan directly or indirectly made available by such Loan Party to Basell Benelux B.V., Lyondell Chemie International B.V. or Lyondell Chemie Nederland B.V. through intra-group loans or facilities and limited to the amount of such loans or facilities available to Basell Benelux B.V., Lyondell Chemie International B.V. or Lyondell Chemie Nederland B.V. as outstanding from time to time.

Section 9.12.  Guarantee Limitations.

(a)           To the extent that the guarantee created hereunder is granted by a Guarantor incorporated in Germany as a limited liability company (Gesellschaftmit beschrnkter Haftung) (each a German GmbH Guarantor) or established in Germany as a limited partnership (Kommanditgesellschaft) with a limited liability company (Gesellschaft mit beschrnkter Haftung) as general partner (a German GmbH & Co. KG Guarantor and, together with any German GmbH Guarantor hereinafter referred to as a German Guarantor) and secures debt other than debt of such German Guarantor itself or any of its subsidiaries, the following shall apply:

(i)       each German Guarantor guarantees the payment of all and any amounts which correspond to funds that have been borrowed under this Agreement and have been on-lent to, or otherwise passed on to, the relevant German Guarantor or any of its subsidiaries, to the extent that any such amount is still outstanding at the time the relevant demand is made against such German Guarantor; and

(ii)      each German Guarantor further guarantees the payment of any amount in excess of the amounts payable by the relevant German Guarantor pursuant to paragraph (a)(i) of this Section 9.12, its relevant liability is however limited as follows:

(A)             each Secured Party shall not be entitled to enforce the guarantee in an amount exceeding the amounts payable under paragraph (a)(i) of this Section 9.12 to the extent that the German Guarantor is able to demonstrate that the further enforcement of the guarantee exceeding the amounts payable under paragraph (a)(i) of this Section 9.12 has the effect of:

(1)
reducing the relevant German Guarantors or, where the German Guarantor is a German GmbH & Co. KG Guarantor, its general partners net assets (Nettovermgen) (the Net Assets) to an amount less than its or, where the German Guarantor is a German GmbH & Co. KG Guarantor, its general partners stated share capital (Stammkapital); or

(2)	(if the Net Assets are already an amount less than the stated share capital) causing such amount to be further reduced,

and thereby affecting the assets required for the obligatory preservation of its stated share capital according to 30, 31 German GmbH-Act (GmbH-Gesetz) (the GmbH-Act).

(B)           The value of the Net Assets shall be determined in accordance with GAAP consistently applied by the German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss according to 42 GmbH-Act, 242, 264 of the German Commercial Code (HGB)) in the previous years subject to applicable law, save that:

(1)
the amount of any increase of the stated share capital (Stammkapital) of the German Guarantor or, where the German Guarantor is a German GmbH & Co. KG Guarantor, its general partner, registered after the date of this Agreement without the prior written consent of the Administrative Agent shall be deducted from the relevant stated share capital; and

(2)	loans and other liabilities incurred in violation of the provisions of this Agreement shall be disregarded.

(C)           The limitations set out in paragraph (a)(ii) of this Section 9.12 shall only apply if and to the extent that within fifteen (15) Business Days following the demand against the relevant German Guarantor under the guarantee by the Administrative Agent, the managing director(s) on behalf of such German Guarantor have confirmed in writing to the Administrative Agent (x) to what extent the guarantee is an up-stream or cross-stream guarantee and (y) which amount of such cross-stream and/or upstream guarantee cannot be enforced (only if exceeding the amounts payable under paragraph (a)(i) of this Section 9.12) as it would cause the Net Assets of such Guarantor or, where the German Guarantor is a German GmbH & Co. KG Guarantor, its general partner to fall below its stated share capital (Stammkapital) or, if the Net Assets are already less than the stated share capital (Stammkapital) of such German Guarantor or, where the German Guarantor is a German GmbH & Co. KG Guarantor, its general partner, would cause such amount to be further reduced (the Management Determination).

(D)           If the Administrative Agent disagrees with the Management Determination, the Administrative Agent shall be entitled to enforce the guarantee up to an amount exceeding the amounts payable under paragraph (a)(i) of this Section 9.12 which is undisputed between itself and the relevant German Guarantor in accordance with the provisions of paragraph (a)(i) of this Section 9.12. In relation to the amount which is disputed, the Administrative Agent and such German Guarantor shall within 35 calendar days (or such longer period as has been agreed between the Company and the Administrative Agent for such purpose) from the date the Administrative Agent has contested the Management Determination request a determination by auditors of international standing and reputation of the amount of the available Net Assets (the Auditors Determination). The amount determined as the available Net Assets in the Auditors Determination shall be (except for manifest error) binding for all parties.  The costs of the Auditors Determination shall be borne by the Company.

(E)           The limitation set out in paragraph (a)[(ii)] of this Section 9.12 shall not apply if (x) the German Guarantor and/or, where the German Guarantor is a German GmbH & Co. KG Guarantor, its general partner has filed for insolvency or temporary insolvency proceedings have been commenced and/or (y) the Management Determination is not delivered within the time limit set out in this Section 9.12.

(F)           If:

(1)
and to the extent the guarantee is enforced without regard to the limitation set forth in paragraph (a)(ii) of this Section 9.12 because the Management Determination was not delivered within the relevant time frame; or

(2)	the amount of the available Net Assets pursuant to the Auditors Determination is lower than the amount stated in the Management Determination,

the Lenders shall repay to the relevant German Guarantor upon demand of the relevant German Guarantor the amount exceeding any amount to be paid under paragraph (a)(i) of this Section 9.12 if and to the extent already paid to the Lenders which is necessary to maintain its stated share capital (Stammkapital), calculated as of the date the demand under the guarantee was made and in accordance with paragraphs (a)(ii) of this Section 9.12, provided such demand is in written form addressed to the Administrative Agent on behalf of the Lenders and is submitted within six months (Ausschlussfrist) after the date the guarantee is enforced without regard to the limitation set forth in paragraph (a)(ii)(A) of this Section 9.12. If pursuant to the Auditors Determination the amount of the available Net Assets is higher than set out in the Management Determination the relevant German Guarantor shall pay such amount to the extent not already paid to the Lenders within five (5) Business Days after receipt of the Auditors Determination.

(G)           If the German Guarantor intends to demonstrate that the enforcement of the guarantee in an amount exceeding any amount to be paid under paragraph (a)(i) of this Section 9.12 has led to one of the effects referred to in paragraph (a)(ii) of this Section 9.12, then the German Guarantor and, where the German Guarantor is a German GmbH & Co. KG Guarantor, also its general partner shall realize at market value any and all of its assets that are shown in its balance sheet with a book value (Buchwert) that is in the opinion of the Administrative Agent significantly lower than their market value if such assets are not necessary for the relevant German Guarantors or, where the German Guarantor is a German GmbH & Co. KG Guarantor, its general partners business (nicht betriebsnotwendig), to the extent necessary to satisfy the amounts requested under this paragraph (a)(ii).

(H)           The limitation set out in paragraph (a)(ii) of this Section 9.12 does not affect the right of the Lenders to claim again any outstanding amount at a later point in time if and to the extent that paragraph (a)(ii) of this Section 9.12 would allow this at that later point.

(iii)         Notwithstanding the foregoing the Administrative Agent and the Lenders waive their rights to enforce the guarantee as set out below to the extent that and as long as such enforcement would be in violation of the prohibition of an intervention threatening the existence of that German Guarantor (Versto gegen das Verbot des existenzvernichtenden Eingriffs).

The limitation and waiver of enforcement of the guarantee set out in sub-paragraph (iii) of this Section 9.12 shall only apply:

(A)           if and to the extent that within 15 Business Days following the demand against the relevant German Guarantor under the guarantee by the Administrative Agent, the managing directors on behalf of such German Guarantor have confirmed and proved in writing to the Administrative Agent to what extent the guarantee cannot be enforced as it would cause a violation of the prohibition of an intervention threatening the existence of that German Guarantor (Verstogegen das Verbot des existenzvernichtenden Eingriffs), (the Management Determination of an Intervention Threatening the Existence of the German Guarantor); and

(B)           if the Administrative Agent disagrees with the Management Determination of an Intervention Threatening the Existence of the German Guarantor the proceedings set out in paragraph (a)(ii)(D) of this Section 9.12 shall apply mutatis mutandis.

This sub-paragraph (iii) shall apply mutatis mutandis if the guarantee is granted by a Guarantor incorporated as a limited liability partnership (GmbH & Co. KG) and secures debt other than debt of such Guarantor itself or any of its Subsidiaries.

(iv)          If the law is changed to the effect that Sections 30 German GmbH-Act is not applicable when a domination agreement (Beherrschungsvertrag) or a profit and loss pooling (Ergebnisabfhrungsvertrag) between the relevant German Guarantor and a borrower/guarantor (the Relevant Borrower/Guarantor) exists (directly, or indirectly through a chain of domination or profit and loss pooling agreements between the Relevant Borrower and its subsidiaries and the German Guarantor) then the limitations provided for in this Section 11.12 shall no longer apply to the extent that the Guarantee covers the obligations of the Relevant Borrower/Guarantor.

(b)           For the avoidance of doubt, nothing in this Agreement shall be interpreted as a restriction or limitation of (i) the enforcement of the guarantee to the extent such guarantee covering obligations owed by any of the respective German Guarantors direct or indirect subsidiaries or (ii) the enforcement of any claim of any Secured Party against Borrower (in such capacity) under this Agreement.

Section 9.13.  Guarantee Limitations in Respect of Millennium Chemicals Inc.

Any amount that may be guaranteed by Millennium Chemicals Inc or any of its subsidiaries, shall not exceed the amount permitted to be Incurred (as defined in the Millennium Indenture) as Funded Debt (as defined in the Millennium Indenture) as more fully set forth in Section 1009 of the Millennium Indenture; provided, however, that upon the refinancing in full of the Millennium Notes, this Section 9.13 shall cease to operate and have any force and effect as of the date of such refinancing.

Section 9.14.  Non-U.S. Guarantee Limitations.

This guarantee under this Agreement by any Loan Parties outside the United States does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Section 151 of the Companies Act 1985 or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant Loan Party and, with respect to any Loan Parties which accede to this Agreement by way of joinder after the Closing Date, is subject to any limitations set out in the joinder agreement in respect of this Agreement applicable to such Loan Parties.

Section 9.15.  Limitation on Guarantee by Additional Guarantors.

(a)           The guarantee of any Person which becomes a Loan Party pursuant to an appropriate joinder agreement in respect of this Agreement that is not a Loan Party domiciled in either the Grand Duchy of Luxembourg or Germany is subject to any limitations relating to that additional Loan Party set out in any such joinder agreement, including (to the extent applicable) certain restrictions under the 2027 Notes and the Millennium Indenture.

(b)           The guarantee of any Person which becomes a Loan Party pursuant to an appropriate joinder agreement in respect of this Agreement that is a Loan Party domiciled in The Netherlands shall be subject to the limitations set out in paragraph (a) of Section 9.11 and (to the extent applicable) certain restrictions under the 2027 Notes, in each case, as set out in such joinder agreement in form and substance satisfactory to the Administrative Agent (acting reasonably).

ARTICLE 10

THE AGENTS

Section 10.01.  Appointment.

(a)           In order to expedite the transactions contemplated by this Agreement, each of the Finance Parties (other than the Administrative Agent) hereby appoints Merrill Lynch Capital Corporation to act as Administrative Agent and each of the Finance Parties (other than the Collateral Agent) hereby appoints Citibank, N.A. to act as Collateral Agent.  Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes each Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to such Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (i) to receive on behalf of the Lenders all payments of principal of and interest on the Loans, and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (ii) to give notice on behalf of each of the Lenders of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with the performance of its duties as Administrative Agent hereunder; and (iii) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Company or Borrower pursuant to this Agreement as received by the Administrative Agent.  Without limiting the generality of the foregoing, each of the Agents is hereby expressly authorized to execute any and all other documents (including the Security Documents (and releases thereof) and the Intercreditor Agreement) with respect to the Collateral and in the name of and on behalf of the Lenders and the other Secured Parties as their attorney-in-fact (and each Lender appoints Citibank, N.A. as Agent as its and their attorney-in-fact for such purpose and such Agent is hereby released from the restrictions imposed by Section 181 of the German Civil Code (BGB)), as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

Each Lender hereby irrevocably appoints, designates, authorizes and releases from the restrictions on self-dealing (18A of the German Civil Code) the Collateral Agent (the Restricted Collateral Agent) to execute on its behalf, on behalf of the other Secured Parties, and on behalf of the holders of the Equistar Notes and the trustee under the Equistar Notes, security agreements, pledge agreements, mortgages and/or other collateral documents (the Equistar Restricted Collateral Documents) and to take such action on its and their behalf under the provisions of this Agreement and the Equistar Restricted Collateral Documents and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or the Equistar Restricted Collateral Documents, together with such powers as are reasonably incidental thereto, and the Restricted Collateral Agent accepts such assignment.  In addition, each Lender hereby irrevocably appoints, designates, authorizes and releases from the restrictions on self-dealing (18A of the German Civil Code) the Restricted Collateral Agent to execute on its behalf, on behalf of the other Secured Parties, and on behalf of the Arco Notes Secured Parties, the Restricted Security Agreement (as defined in the Senior Secured Credit Facilities) and to take such action on its and their behalf under the provisions of this Agreement and the Restricted Security Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or the Restricted Security Agreement, together with such powers as are reasonably incidental thereto, and the Restricted Collateral Agent accepts such assignment.

In the event that any party other than the Lenders and the Agents shall participate in all or any portion of the Collateral pursuant to any Security Document, all rights and remedies in respect of such Collateral shall be controlled by the Administrative Agent and the Collateral Agent as set forth in such Security Document.

(b)           Without limiting the provisions of this Article 10;

(i)                 each other Loan Party authorises and releases from the restrictions imposed by Section 181 of the German Civil Code each of the Administrative Agent or, as the case may be, the Collateral Agent and each of the Joint Lead Arrangers to agree, accept and sign on its behalf the terms of any reliance, release or engagement letter in relation to any Report or any other report or letter provided by any person in connection with the Transaction Documents or the transactions contemplated in them (including any net asset letter in connection with financial assistance procedures) and any replacement thereof); and

(ii)                 each Loan Party agrees to be bound by the terms of any reliance, release or engagement letter (in each case, in a form agreed by the Joint Lead Arrangers) in relation to any Report or any other report or letter provided by any person in connection with the Transaction Documents or the transactions contemplated in them (including any net asset letter in connection with financial assistance procedures and any replacement thereof).

(c)           Neither the Agents nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by Borrower or any other Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document.  The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements.  The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders.  Notwithstanding the foregoing, in the case of any enforcement against any Collateral or exercise of any remedies with respect thereto pursuant to any Security Document, the Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the requisite secured parties specified therein (whether or not the Required Lenders shall have consented to such action or inaction) and such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders.  Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons.  Neither the Agents nor any of their respective directors, officers, employees or agents shall have any responsibility to Borrower or any other Loan Party or any other party hereto on account of the failure, delay in performance or breach by, or as a result of information provided by, any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or Borrower or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith.  Each Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

Section 10.02.  Nature of Duties.  The Lenders hereby acknowledge that the Administrative Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.  The Lenders further acknowledge and agree that so long as the Administrative Agent shall make any determination to be made by it hereunder or under any other Loan Document in good faith, the Administrative Agent shall have no liability in respect of such determination to any Person.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.  Each Lender recognizes and agrees that, except for any functions or rights expressly specified herein, the Joint Lead Arrangers shall have no duties or responsibilities under this Agreement or any other Loan Document, or any fiduciary relationship with any Lender, and shall have no functions, responsibilities, duties, obligations or liabilities for acting as the Joint Lead Arrangers hereunder.

Section 10.03.  Resignation by the Agents.  Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Company.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Company (not to be unreasonably withheld or delayed).  If no successor shall have been so appointed by the Required Lenders and approved by the Company and shall have accepted such appointment within 45 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders with the consent of the Company (not to be unreasonably withheld or delayed), appoint a successor Administrative Agent which shall be a bank with an office in New York, New York and an office in London, England (or a bank having an Affiliate with such an office) having a combined capital and surplus having a Dollar Equivalent that is not less than $500.0 million or an Affiliate of any such bank.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After the Administrative Agents resignation hereunder, the provisions of this Article and Section 11.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

Section 10.04.  The Administrative Agent in Its Individual Capacity.  With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower, the Company or any of their respective subsidiaries or other Affiliates thereof as if it were not the Administrative Agent.

Section 10.05.  Indemnification.  Each Lender agrees (a) to reimburse the Agents, on demand, in the amount of its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans)) of any reasonable expenses incurred for the benefit of the Lenders by the Administrative Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by Borrower and (b) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Administrative Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by Borrower, provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or any of its directors, officers, employees or agents.

Section 10.06.  Lack of Reliance on Agents.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent and any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Section 10.07.  Collateral Agent under Italian Law.  The appointment of the Collateral Agent referred to under Section 10.01(a) above shall be regarded and construed, for the purposes of Italian law, as a mandato con rappresentanza, and accordingly the Collateral Agent shall act as the mandatario con rappresentanza of the Secured Parties and shall be fully entitled to, without limitation:

(a)           exercise in its name (in nome proprio) and in the name and on behalf (in nome e per conto) of the Secured Parties all rights, powers and discretion, execute all documents and take all actions which are expressed to be exercised, executed or taken by the Secured Parties under or in connection with any of the Security Documents governed by Italian law;

(b)           execute and perfect, in its name (in nome proprio) and in the name and on behalf (in nome e per conto) of the Secured Parties, any amendment agreement, deed of acknowledgement, supplemental deed, confirmation deed or any other document to be executed in connection with or under any Collateral Document governed by Italian law;

(c)           apply the proceeds of any enforcement and sale under the relevant Collateral Document governed by Italian law in accordance with the terms of the Intercreditor Agreement and the provisions of Italian law; and

(d)           take, in its name (in nome proprio) and in the name and on behalf (in nome e per conto) of the Secured Parties, any enforcement action in connection with any Collateral and in accordance with the enforcement procedures provided by Italian law and the provisions of the Security Documents governed by Italian law, provided that the Collateral Agent may delegate or authorise any Secured Party to take enforcement actions in compliance with the provisions of the other Loan Documents and the provisions of Italian law.

Section 10.08.  Release from Restrictions of Self Dealing.  With regard to any appointment, power or authority, granted herein, each Secured Party releases the Collateral Agent from the restrictions of self-dealing as contained in Section 181 German Civil Code or any similar law in any other jurisdiction.

Section 10.09.  Perpetuity Period.  The perpetuity period for trusts in this Agreement is 80 years.

ARTICLE 11

MISCELLANEOUS

Section 11.01.  Notices.

(a)           Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)       if to:

(A)           Borrower, to it at LyondellBasell Finance Company, c/o Lyondell Chemical Company, 1221 McKinney, Suite 700, Houston, Texas 77010, attention: Gareth Bahlmann (fax: +1 713 652 4598, email: gareth.bahlmann@lyondell.com),

(B)           the Company, to it at Basell AF S.C.A., c/o Basell Finance Company B.V., Hoeksteen 66, 2132 MS Hoofddorp, The Netherlands, attention: General Counsel (fax: +31 20 446 8609), and

(C)           to any other Loan Party, to the address set forth in such Loan Partys Accession Letter,

with, in any case,  a copy to Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London  E14 5DS, attention Scott Simpson (fax: +44 20 7519 7070), email: ssimpson@skadden.com).

(ii)         if to the Administrative Agent, to Merrill Lynch Capital Corporation, 250 Vesey Street, 22nd Floor, New York, New York  10080, attention: Don Burkitt (fax: +212 449 7750), (e-mail: don_burkitt@ml.com).

(iii)         if to the Collateral Agent, to Citibank, N.A., 388 Greenwich Street, New York, New York 10013, attention: David Jaffe (fax: +1 212 816 2613), (e-mail: david.jaffe@citi.com).

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  Each of the Administrative Agent, the Collateral Agent and Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c)           All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given o n the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent permitted by clause (b) of 11.01(c)) electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.01.

(d)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

Section 11.02.  Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.  Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.11, 2.12, 2.13 and 11.05) shall survive the payment in full of the principal and interest hereunder and the termination of the Commitments or this Agreement.

Section 11.03.  Binding Effect.  This Agreement shall become effective when it shall have been executed by Borrower, the Company, each other Loan Party and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Borrower, the Company, each other Loan Party, the Administrative Agent and each Lender and their respective permitted successors and assigns.

Section 11.04.  Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Loan Party without such consent shall be null and void) and (ii) subject to clause 11.04(b), no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of Section 11.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Subject to the conditions set forth in clause (b)(ii) of Section 11.04, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of each Lender (such consent not to be unreasonably withheld, delayed or conditioned); provided that, for the twelve month period commencing on the Closing Date, the consent of Borrower (which consent shall not be unreasonably withheld) shall be required with respect to any assignment that would result in the Joint Lead Arrangers, in the aggregate, holding less than 50.1% of the aggregate principal amount of the outstanding Loans.

(i)       Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lenders Commitment or Loans, the amount of the commitment or principal amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall (1) in the case of Euro Loans that are Initial Loans, be an integral multiple of 5.0 million and, in the case of Euro Loans that are Extended Loans, not less than 1.0 million (or such lesser amount constituting all of such Lenders Euro Loans), and (2) in the case of Dollar Loans that are Initial Loans, be an integral multiple of $5.0 million and, in the case of Extended Loans that are Dollar Loans, not less than $1.0 million (or such lesser amount constituting all of such Lenders Dollar Loans), in each case unless each of the Company and the Administrative Agent otherwise consent; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing or prior to the completion of the primary syndication of the Loans (as determined by the Joint Lead Arrangers);

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lenders rights and obligations under this Agreement, except that, subject to the other terms and conditions of this Section 11.04, any Lenders shall have the right to assign different amounts of Dollar Loans and Euro Loans; and

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

(ii)       Subject to acceptance and recording thereof pursuant to Section 11.04(b)(iv), from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lenders rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 11.05).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.04(c).

(iii)      The Administrative Agent, acting for this purpose as a nonfiduciary agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount and currency of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the Register).  The entries in the Register shall be conclusive, and Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv)     Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in Section 11.04(b) and any written consent to such assignment required by Section 11.04(b), the Administrative Agent acting for itself and, in any situation where the consent of the Company is not required, Borrower shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities (a Participant) in all or a portion of such Lenders rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lenders obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower, the Agents and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lenders rights and obligations under this Agreement.  Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (1) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.08(b) that affects such Participant and (2) no other agreement (oral or written) with respect to such participation which is inconsistent with the foregoing provisions of this sentence may exist between such Lender and such Participant.  Subject to Section 11.04(c)(i), Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.13, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.04(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14(c) as though it were a Lender.

(i)       A Participant shall not be entitled to receive any greater payment under Section 2.11, 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Companys prior written consent (which shall not be unreasonably withheld or delayed).  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 to the extent such Participant fails to comply with Section 2.13(e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)           In case of a transfer by way of novation:

(i)       in accordance with Articles 1278 to 1281 of the French Civil Code, the transferring Lender maintains all its rights and privileges arising under any Security Document governed by French law and any guarantee under this Agreement for the benefit of the transferee; and

(ii)         each party to this Agreement (other than the transferring Lender and the transferee) irrevocably authorizes the Administrative Agent to execute any document evidencing such transfer on its behalf.

Section 11.05.  Expenses; Indemnity.

(a)           Borrower agrees (i) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent and the Joint Lead Arrangers for all reasonable invoiced out-of-pocket costs and expenses and any taxes (other than Taxes indemnification for which is governed by Section 2.13 hereof) incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (ii) to pay or reimburse the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers and each Lender for all invoiced out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs of counsel to the Administrative Agent and the Collateral Agent).  The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other (reasonable, in the case of Section 11.05(a)(i)) out-of-pocket expenses incurred by any Agent.  The agreements in this Section 11.05(a) shall survive the termination of this Agreement and repayment of all other Loan Party Obligations.  All amounts due under this Section 11.05(a) shall be paid promptly after receipt by Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.  If any Loan Party fails to pay when due any costs, expenses, taxes or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

(b)           Whether or not the transactions contemplated hereby are consummated, Borrower shall indemnify and hold harmless each Joint Lead Arranger, Agent-Related Person, each Lender and their respective Affiliates, and directors, officers, partners, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact of each of the foregoing (collectively, the Indemnitees) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but not including Taxes indemnification for which is governed by Section 2.13 hereof) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability related in any way to the Loan Parties or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the Indemnified Liabilities), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, partner, employee, agent or attorney-in-fact of such Indemnitee, as determined by the final judgment of a court of competent jurisdiction.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or Borrower or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.05(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, any Loan Partys directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated.  All amounts due under this Section 11.05(b) shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 11.05(b).  The agreements in this Section 11.05(b) shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all the other Loan Party Obligations.  This Section 11.05(b) shall not apply with respect to any Taxes (including, without limitation, Indemnified Taxes or any Other Taxes indemnifiable under Section 2.13) other than Taxes that represent liabilities, obligations, losses, damages, etc. arising from any non-Tax claim.

Section 11.06.  Right of Set-off.  In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (the Administrative Agent and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Company and Borrower, any such notice being waived by the Company and Borrower (on its own behalf and on behalf of each Loan Party and each of its subsidiaries) to the fullest extent permitted by applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates, the Administrative Agent or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their subsidiaries against any and all Loan Party Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Loan Party Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness.  Each Lender agrees promptly to notify Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.06 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have.

Section 11.07.  Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 11.08.  Waivers; Amendments.

(a)           No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Borrower, the Company or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on Borrower, the Company or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) as set forth in Section 11.08(c) or 11.08(d)(ii) or (ii)(A) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders, (B) in the case of any other Loan Document (other than any Security Document), pursuant to an agreement or agreements in writing entered into by each party thereto and consented to by the Required Lenders, and (C) in the case of any Security Document, pursuant to an agreement or agreements in writing entered into by the relevant Collateral Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(1)           decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, or change the currency of payment of, any Loan, without the prior written consent of each Lender directly affected thereby,

(2)           increase or extend the Commitment of any Lender or decrease the fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants or Defaults or Events of Default or mandatory prepayments (other than with respect to a Permanent Securities Prepayment Event) shall not constitute an increase of the Commitments of any Lender),

(3)           extend any date on which payment of interest on any Loan is due, without the prior written consent of each Lender adversely affected thereby,

(4)           amend or modify the provisions of Section 2.14(c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(5)           amend or modify the provisions of this Section or the definition of the terms Required Lenders or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby,

(6)           amend, modify or waive any provision in the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all Holders of Exchange Notes, in each case without the consent of each Lender directly affected thereby,

(7)           restrict the right of any Lender to exchange Initial Loans for Extended Loans on the Initial Maturity Date, or Extended Loans for Exchange Notes, amend the rate of such exchange or amend the terms of the Exchange Notes in any manner that requires (or would, if the Exchange Notes were outstanding, require) the approval of all Holders of Exchange Notes, in each case without the consent of each Lender directly affected thereby,

(8)           release all or substantially all the Collateral or release any Loan Party from its obligations under the Security Documents (except pursuant to the terms thereof and of this Agreement), without the prior written consent of each Lender; or

(9)           other than as permitted by this Agreement, release any Guarantor from its obligations under this Agreement, or limit its liability in respect of thereof, without the prior written consent of each Lender, provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c)           Without the consent of either Joint Lead Arranger or any Lender, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d)           Notwithstanding the foregoing, this Agreement may be amended by the Administrative Agent and Borrower to correct any typographical or similar error or cure ambiguities or other defects.

(e)           Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 11.08 and any consent by any Lender pursuant to this Section 11.08 shall bind any assignee of such Lender.

Section 11.09.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the Charges), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the Maximum Rate) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

Section 11.10.  Entire Agreement.  This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 11.11.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

Section 11.12.  Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 11.13.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 11.03.  Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

Section 11.14.  Headings.  Article and Section headings and the table of contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 11.15.  Jurisdiction; Consent to Service of Process.

(a)           Each of Borrower, the Company and each other Loan Party and each Agent and Lender hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Borrower, the Company or any other Loan Party or their properties in the courts of any jurisdiction.

(b)           Each of Borrower, the Company and each other Loan Party and each Agent and Lender, hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each of the Company and each other Loan Party other than U.S. Guarantors, hereby irrevocably and unconditionally appoints Borrower with an office on the date hereof at LyondellBasell Finance Company, c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and its successors hereunder (the Process Agent), as its agent to receive on behalf of each of the Company and each other Loan Party other than U.S. Guarantors, and their property of all writs, claims, process, and summonses in any action or proceeding brought against it in the State of New York.  Such service may be made by mailing or delivering a copy of such process to the Company and each other Loan Party other than U.S. Guarantors, as the case may be, in care of the Process Agent at the address specified above for the Process Agent, and each of the Company and each other Loan Party other than U.S. Guarantors,  hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  Failure by the Process Agent to give notice to the Company or any other Loan Party other than U.S. Guarantors, as applicable, or failure of the Company, or any other Loan Party other than U.S. Guarantors, as applicable, to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent, the Company, or any other Loan Party other than U.S. Guarantors, or of any judgment based thereon.  Each of the Company and each other Loan Party other than U.S. Guarantors, covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such.  Each of the Company and each other Loan Party other than U.S. Guarantors,  further covenants and agrees to maintain at all times an agent with offices in New York City to act as its Process Agent.  Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

Section 11.16.  Confidentiality.

(a)           Each of the Lenders and the Administrative Agent agrees that it shall maintain in confidence any information relating to Borrower, the Company, Lyondell, their subsidiaries furnished to it by or on behalf of Borrower, the Company or the other Loan Parties (other than information that (i) has become generally available to the public other than as a result of a disclosure by such party, (ii) has been independently developed by such Lender or the Administrative Agent without violating this Section 11.16 or (iii) was available to such Lender or the Administrative Agent from a third party having, to such Persons knowledge, no obligations of confidentiality to Borrower, the Company or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 11.16), except:  (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to Governmental Authorities or the National Association of Insurance Commissioners, (C) to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 11.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 11.16) and (F) to any direct or indirect contractual counterparty in any hedging obligation or such contractual counterpartys professional advisor, so long as, in the case of disclosure pursuant to clauses (E) and (F) above, such Person agrees to be bound by the provisions of this Section) 11.16.

(b)           Neither the Administrative Agent, any Lender, any of their respective affiliates nor any Loan Party provide accounting, tax or legal advice.

Section 11.17.  Conversion of Currencies.

(a)           If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)           The obligations of Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the Applicable Creditor) shall, notwithstanding any judgment in a currency (the Judgment Currency) other than the currency in which such sum is stated to be due hereunder (the Agreement Currency), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of Borrower contained in this Section 11.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 11.18.  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that:  (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Joint Lead Arrangers are arms-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent and each Joint Lead Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Joint Lead Arranger has any obligation to any of the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of each Loan Party and their respective Affiliates, and no Agent or Joint Lead Arranger has any obligation to disclose any of such interests to the Loan Parties or their respective Affiliates.  To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Agents and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.19.  Patriot Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Patriot Act.

Section 11.20.  Joint Lead Arrangers Bookrunners and Global Coordinators

. None of the Persons identified on the facing page or signature pages of this Agreement as a Joint Lead Arranger, "Bookrunner or Transaction Coordinator shall have any right, power, obligation, liability, responsibility or duty under this Agreement or in connection with any Loan Document or the transactions contemplated thereby.  Without limiting the foregoing, none of the Persons so identified shall have or be deemed to have any fiduciary relationship with any Secured Party.  Each Secured Party acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into the Loan Documents or in taking or not taking action hereunder or thereunder and waives to the fullest extent permitted by law all claims it may have against the Persons so identified under or in connection with the Loan Documents and the transactions contemplated thereby.

Section 11.21.  Collateral and Guarantee Matters.

(a)           Subject to the Intercreditor Agreement, Liens on the Collateral will be automatically and unconditionally released:

(1)           upon an Asset Sale which, at the time the Collateral is transferred, is made in accordance with the provisions of Section 5.11;

(2)           in accordance with the Security Documents and the Intercreditor Agreement (as in effect on the Closing Date or as amended, supplemented or otherwise modified after the Closing Date to the extent such amendment, supplement or modification is permitted underthis Agreement) upon the occurrence of a securities enforcement sale;

(3)           if the Collateral is an asset of a Restricted Subsidiary of the Company (or a subsidiary of such Restricted Subsidiary) that is to be designated as an Unrestricted Subsidiary, upon designation of the Restricted Subsidiary of the Company as an Unrestricted Subsidiary in compliance with the terms of this Agreement;

(4)           upon the full and final payment by or on behalf of Borrower under this Agreement and the Loans;

(5)           if the Collateral is shares of a subsidiary of the Company, upon a consolidation, merger or sale, conveyance or transfer of all or substantially all of the assets of such subsidiary in accordance with the terms of this Agreement; or

(6)           to the extent the Collateral is released from the Liens securing the Senior Secured Credit Facilities and is not otherwise securing Indebtedness outstanding under any Refinancing except for inventory and/or accounts receivables which secure Asset Backed Credit Facilities or a Qualified Securitization Transaction permitted by this Agreement.

to the extent the Collateral is released from the Liens securing the Senior Secured Credit Facilities and is not otherwise securing Indebtedness outstanding under any Refinancing except for inventory and/or accounts receivables which secure Asset Backed Credit Facilities or a Qualified Securitization Transaction permitted by this Agreement.

(b)           (i)              In this Section 11.21(b):

(A)           Collateral Agent Claim shall mean any amount which a Loan Party owes to the Collateral Agent under this Clause; and

(B)           Secured Party Claim shall mean any amount which a Loan Party owes to a Secured Party under or in connection with the Loan Documents.

(ii)         Unless expressly provided to the contrary in any Loan Document, the Collateral Agent holds:

(A)           any security created by a Collateral Document governed by Luxembourg law;

(B)           the benefit of any Collateral Agent Claims; and

(C)           any proceeds of security,

for the benefit, and as the property, of the Secured Parties and so that they are not available to the personal creditors of the Collateral Agent.

(iii)         The Collateral Agent will separately identify in its records the property rights referred to in paragraph (ii) above.

(iv)         Paragraphs (ii) to (iii) above do not apply to any security created by a Collateral Document governed by Dutch law.

(v)           Each Loan Party must pay the Collateral Agent, as an independent and separate creditor, an amount equal to each Secured Party Claim on its due date.

(vi)         The Collateral Agent may enforce performance of any Collateral Agent Claim in its own name as an independent and separate right.  This includes any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceeding.

(vii)          Each Secured Party must, at the request of the Collateral Agent, perform any act required in connection with the enforcement of any Collateral Agent Claim.  This includes joining in any proceedings as co-claimant with the Collateral Agent.

(viii)        Unless the Collateral Agent fails to enforce a Collateral Agent Claim within a reasonable time after its due date, a Secured Party may not take any action to enforce the corresponding Secured Party Claim unless it is requested to do so by the Collateral Agent.

(ix)          Discharge by a Loan Party of a Secured Party Claim will discharge the corresponding Collateral Agent Claim in the same amount.

(x)           Discharge by a Loan Party of a Collateral Agent Claim will discharge the corresponding Secured Party Claim in the same amount.

(xi)          The aggregate amount of the Collateral Agent Claims will never exceed the aggregate amount of Secured Party Claims.

(xii)         A defect affecting a Collateral Agent Claim against a Loan Party will not affect any Secured Party Claim.

(xiii)        A defect affecting a Collateral Agent Claim against a Loan Party will not affect any Callateral Agent Claim.

(xiv)        Each Collateral Agent Claim is created on the understanding that and provided that the Collateral Agent will:

(A)           share the benefit, including in particular the proceeds of the Collateral Agent Claim, with the other Secured Parties; and

(B)           pay those proceeds to the Secured Parties,

in accordance with the Intercreditor Agreement.

(xv)         Each Party agrees that the Collateral Agent:

(A)           will be the joint and several creditor (together with the relevant Secured Party) of each and every obligation of each Loan Party towards each Secured Party under this Agreement; and

(B)           will have its own independent right to demand performance by each Loan Party of those obligations.

(xvi)        Discharge by a Loan Party of any obligation owed to the Collateral Agent or another Secured Party shall, to the same extent, discharge the corresponding obligation owing to the other.

(xvii)       Without limiting or affecting the Collateral Agent's rights against each Secured Party (whether under this paragraph or under any other provision of the Loan Documents), the Collateral Agent agrees with each other Secured Party (on a several and divided basis) that, subject to the paragraph below, it will not exercise its rights as a joint and several creditor with a Loan Party except in accordance with the Intercreditor Agreement.

(xviii)      Nothing in this paragraph (b) shall in any way limit the Collateral Agent's right to act in the protection or preservation of rights under or to enforce any Collateral Document as contemplated by this Agreement and/or the relevant Collateral Document (or to do any act reasonably incidental to any of the above).

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first written above.

LYONDELLBASELL FINANCE COMPANY, as Borrower

By:	/s/ Bruce Dresbach
Name: Bruce Dresbach
Title: Authorized Representative

[Signature Page Bridge Agreement]

BASELL AF S.C.A., as the Company

By:	/s/ Bruce Dresbach
Name: Bruce Dresbach
Title: Authorized Representative

[Signature Page Bridge Agreement]

GUARANTORS

BASELL ASIA PACIFIC LIMITED
BASELL BAYREUTH CHEMIE GMBH
BASELL CANADA INC.
BASELL EUROPE HOLDINGS B.V.
BASELL FINANCE & TRADING COMPANY B.V.
BASELL FINANCE COMPANY B.V.
BASELL FINANCE USA INC.
BASELL FUNDING S.A.R.L.
BASELL GERMANY HOLDINGS GMBH
BASELL HOLDINGS B.V.
BASELL INTERNATIONAL HOLDINGS B.V.
BASELL POLYOLEFINE GMBH
LBI ACQUISITION LLC
LBIH LLC
LYONDELLBASELL FINANCE COMPANY
LYONDELLBASELL NETHERLANDS HOLDINGS B.V.,
as Guarantors

By:	/s/ Bruce Dresbach
	Name:	Bruce Dresbach
	Title:	Authorized Representative

[Signature Page Bridge Agreement]

BASELL NORTH AMERICA INC. BASELL POLYOLEFINS UK LIMITED BASELL SALES & MARKETING COMPANY B.V. BASELL UK HOLDINGS LIMITED BASELL USA INC. NELL ACQUISITION (US) LLC, as Guarantors

By:	/s/ Francesco Svelto
Name: Francesco Svelto
Title: Authorized Representative

LYONDELL LP4 INC. LYONDELL (PELICAN) PETROCHEMICAL L.P.1, INC. LYONDELL PETROCHEMICAL L.P. INC. LYONDELL REFINING COMPANY LLC LYONDELL REFINING I LLC, as Guarantors

By:	/s/ Gerald A. O'Brien
Name: Gerald A. O'Brien
Title: Authorized Representative

[Signature Page Bridge Agreement]

EQUISTAR CHEMICALS, LP
HOUSTON REFINING LP
LYONDELL CHEMICAL COMPANY
LYONDELL CHEMICALNEDERLAND, LTD.
LYONDELL CHEMICAL PRODUCTS EUROPE LLC
LYONDELL CHEMICAL TECHNOLOGY, L.P.
LYONDELL CHEMICAL TECHNOLOGY 1 INC.
LYONDELL CHEMICAL TECHNOLOGY MANAGEMENT, INC.
LYONDELL CHIMIE FRANCE LLC
LYONDELL-EQUISTAR HOLDINGS PARTNERS
LYONDELL EUROPE HOLDINGS INC.
LYONDELL HOUSTON REFINERY INC.
LYONDELL LP3 GP, LLC
LYONDELL LP3 PARTNERS, LP
MILLENNIUM AMERICA HOLDINGS INC.
MILLENNIUM AMERICA INC.
MILLENNIUM CHEMICALS INC.
MILLENNIUM PETROCHEMICALS INC.
MILLENNIUM PETROCHEMICALS GP LLC
MILLENNIUM PETROCHEMICALS PARTNERS, LP
MILLENNIUM SPECIALTY CHEMICALS INC.
MILLENNIUM US OP CO LLC
MILLENNIUM WORLDWIDE HOLDINGS I INC.
as Guarantors

By:	/s/ Karen A. Twitchell
Name: Karen A. Twitchell
Title: Authorized Representative

[Signature Page Bridge Agreement]

GOLDMAN SACHS CREDIT PARTNERS L.P., as Joint Lead Arranger and Lender

By:	/s/ Michael Marsh
Name: Michael Marsh
Title: Vice President

[Signature Page Bridge Agreement]

CITIGROUP GLOBAL MARKETS IN., as Joint Lead Arranger

By:	/s/ Edward Crook
Name: Edward Crook
Title: Managing Director

[Signature Page Bridge Agreement]

ABN AMRO INCORPORATED,
as Joint Lead Arranger

By:	/s/ David Kanter
Name: David Kanter
Title: Managing Director

[Signature Page Bridge Agreement]

UBS SECURITIES LLC,
as Joint Lead Arranger

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

[Signature Page Bridge Agreement]

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arranger and Transaction Coordinator

By:	/s/ Anand Melvani
Name: Anand Melvani
Title: Managing Director

[Signature Page Bridge Agreement]

MERRILL LYNCH CAPITAL CORPORATION,
as Administrative Agent and Lender

By:	/s/ Anand Melvani
Name: Anand Melvani
Title: VP

[Signature Page Bridge Agreement]

CITIBANK, N.A., as Collateral Agent and Lender

By:	/s/ Edward Crook
Name: Edward Crook
Title: Vice President

[Signature Page Bridge Agreement]

ABN AMRO BANK, N.V.,
as Lender

By:	/s/ Erwin deJong
Name: Erwin deJong
Title: Executive Director

By:	/s/ Marko Kremer
Name: Marko Kremer
Title: Assistant Director

[Signature Page Bridge Agreement]

UBS LOAN FINANCE LLC,
as Lender

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

[Signature Page Bridge Agreement]

SCHEDULE 1.01(c)

GUARANTORS1

1.	Basell Asia Pacific Limited
2.	Basell Bayreuth Chemie GmbH
3.	Basell Canada Inc.
4.	Basell Europe Holdings B.V.
5.	Basell Finance & Trading Company B.V.
6.	Basell Finance Company B.V.
7.	Basell Finance USA Inc.*
8.	Basell Funding S.ár.l.
9.	Basell Germany Holdings GmbH
10.	Basell Holdings B.V.
11.	Basell International Holdings B.V.
12.	Basell North America Inc.*
13.	Basell Polyolefine GmbH
14.	Basell Polyolefins UK Limited
15.	Basell Sales & Marketing Company B.V.
16.	Basell UK Holdings Limited
17.	Basell USA Inc.*
18.	Equistar Chemicals, LP
19.	Houston Refining LP
20.	LBI Acquisition LLC*
21.	LBIH LLC*
22.	Lyondell Chemical Company (formerly BIL Acquisition Holdings Limited)*
23.	Lyondell Chemical Nederland, Ltd.*
24.	Lyondell Chemical Products Europe LLC*
25.	Lyondell Chemical Technology 1 Inc.*
26.	Lyondell Chemical Technology Management, Inc.*
27.	Lyondell Chemical Technology, L.P.*
28.	Lyondell Chimie France LLC*
29.	Lyondell Equistar Holdings Partners*
30.	Lyondell Europe Holdings Inc.*
31.	Lyondell Houston Refinery Inc.*
32.	Lyondell LP3 GP, LLC*
33.	Lyondell LP3 Partners, LP*
34.	Lyondell LP4 Inc.*
35.	Lyondell (Pelican) Petrochemical L.P.1, Inc.*
36.	Lyondell Petrochemical L.P. Inc.*
37.	Lyondell Refining Company LLC*
38.	Lyondell Refining I LLC*
39.	LyondellBasell Finance Company*
40.	LyondellBasell Industries AF S.C.A.*
41.	LyondellBasell Netherlands Holdings B.V.*
42.	Millennium America Holdings Inc.*
43.	Millennium America Inc.*
44.	Millennium Chemicals Inc. *
45.	Millennium Petrochemicals GP LLC*
46.	Millennium Petrochemicals Inc.*
47.	Millennium Petrochemicals Partners, LP*
48.	Millennium Specialty Chemicals Inc.*
49.	Millennium US Op Co, LLC*
50.	Millennium Worldwide Holdings I Inc.*
51.	Nell Acquisition (US) LLC*

[1] Entities marked with an asterisk are U.S. entities.

SCHEDULE 1.01(f)

MORTGAGED PROPERTIES

Real Property - Domestic

Entity of Record	Address
Lyondell Chemical Company	Bayport Choate Plant, 10801 Choate Road, Pasadena, Texas 77507
Lyondell Chemical Company	Channelview Chemical Complex (South) 2502 Sheldon Road, Channelview, Texas 77530
Equistar Chemicals, LP	Bayport Underwood Plant, 5761 Underwood Drive, Pasadena, Texas 77507
Equistar Chemicals, LP	Equistar Chemicals (North) 8280 Sheldon Road, Channelview, Texas 77530
Equistar Chemicals, LP	12 miles south of Alvin on FM 2917, Alvin, Texas 77512
Equistar Chemicals, LP	2 Miles West of FM 2917 on FM 2004, Alvin, Texas 77501
Equistar Chemicals, LP	3400 Anamosa Road, Clinton, Iowa 52732
Equistar Chemicals, LP	1501 McKinzie Road, Corpus Christi, Texas 78410
Equistar Chemicals, LP	1515 Miller Cut-Off Road, La Porte, Texas 77571
Equistar Chemicals, LP	US Highway 60, 13 miles south of Bay City, Bay City, Texas 77414
Equistar Chemicals, LP	8805 N. Tabler Road, Morris, Illinois 60450
Equistar Chemicals, LP	Old Bloomington Highway, Victoria, Texas 77902
Equistar Chemicals, LP	11530 Northlake Drive, Cincinnati, Ohio 45249
Houston Refining LP	12000 Lawndale, Houston, Texas 77017
Basell USA Inc.	Jackson Plant, 1035 Bendix Drive, Jackson, Madison County, TN 38301
Basell USA Inc.	Bayport Plant, 12001 Bay Area Blvd., Pasadena, TX 77507
Basell USA Inc.	Lake Charles Plant, 14101 Highway 108 South, Westlake, Louisiana 70669
Basell USA Inc.	Section 23, Township 10 South, Range 12 West, Vinton, Calcasieu Parish, Louisiana
Basell USA Inc.	340 Meadow Road Edison, NJ 08817

Real Property - International

Basell Polyolefins UK Limited	Mount Farm Industrial Estate on the North East Side of Saxon Street, Bletchley, UK
Basell Polyolefins UK Limited	Land and Buildings Lying to the South of Manchester Road, Carrington, UK
Basell Polyolefine GmbH	Brühler Str. 60, 50389 Wesseling, Germany
Basell Bayreuth Chemie GmbH	Bindlacher Str., Bayreuth, Germany